     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1997

                                               REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                            PRIME HOSPITALITY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          7011                         22-2640625
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                            ------------------------

      700 ROUTE 46 EAST, FAIRFIELD, NEW JERSEY 07007-2700, (201) 882-1010
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             JOSEPH BERNADINO, ESQ.

              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                            PRIME HOSPITALITY CORP.
                               700 ROUTE 46 EAST
                        FAIRFIELD, NEW JERSEY 07007-2700
                                 (201) 882-1010
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                with a copy to:
                              WILLIAM N. DYE, ESQ.
                            WILLKIE FARR & GALLAGHER
                              ONE CITICORP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 821-8000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.  [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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
=========================================================================================================
                                                                        PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF           AMOUNT TO BE   PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
     SECURITIES TO BE REGISTERED         REGISTERED     OFFERING PRICE   OFFERING PRICE  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
9 3/4% Senior Subordinated Notes Due
  2007...............................   $200,000,000         100%         $200,000,000       $60,607
=========================================================================================================

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 2, 1997
PROSPECTUS

                         [PRIME HOSPITALITY CORP. LOGO]

     OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF 9 3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2007 FOR EACH $1,000 IN PRINCIPAL AMOUNT OF OUTSTANDING
               9 3/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2007
                            ------------------------

    Prime Hospitality Corp., a Delaware company (the "Company"), hereby offers to exchange (the "Exchange Offer") up to $200,000,000 in aggregate principal amount of its 9 3/4% Series B Senior Subordinated Notes Due 2007 (the "Exchange Notes") for up to $200,000,000 in aggregate principal amount of its outstanding 9 3/4% Series A Senior Subordinated Notes Due 2007 issued and sold in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "Original Notes" and, together with the Exchange Notes, the "Notes").

    The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof (except as provided below) and (ii) the Exchange Notes will be issued without any covenant of the Company regarding registration. The Exchange Notes will be issued under the indenture governing the Original Notes. The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. None of the Company's subsidiaries is presently required to guarantee the Notes, although under certain future circumstances, the Company may be required to cause one or more Restricted Subsidiaries (as defined) to guarantee the Notes on a subordinated basis. As of March 31, 1997, the Company had approximately $155.0 million of Senior Debt outstanding, and, in addition, subsidiaries of the Company had approximately $21.8 million of Indebtedness (as defined) outstanding. Upon a Change of Control (as defined), each holder of the Notes will have the right to require the Company to repurchase all or a portion of such holder's Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The Company's ability to repurchase the Notes may be limited by, among other things, the Company's financial resources at the time of repurchase. For a complete description of the terms of the Exchange Notes, including provisions relating to the ability of the Company and its Restricted Subsidiaries to create indebtedness that is senior or pari passu to the Exchange Notes, see "Description of Notes." There will be no cash proceeds to the Company from the Exchange Offer.

    The Notes bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes.

    The Original Notes were originally issued and sold on March 26, 1997 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act (the "Initial Offering"). Accordingly, the Original Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission") issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Compay or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that, for a period not to exceed 180 days after the Exchange Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    The Original Notes and the Exchange Notes constitute new issues of securities with no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Original Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Original Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Notes except under certain limited circumstances. (See "Original Notes Registration Rights.") No assurance can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on         , 1997, unless extended (the
"Expiration Date"). The date of acceptance for exchange of the Original Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Original Notes. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.
                            ------------------------

     SEE "RISK FACTORS" ON PAGE 12 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                    CRIMINAL
                                    OFFENSE.
                            ------------------------

                 The date of this Prospectus is          , 1997

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

     Certain statements in this Prospectus under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions; industry trends; expansion and construction costs; competition; changes in business strategy or development plans; availability, terms and deployment of capital; availability of qualified personnel; changes in, or the failure or inability to comply with, government regulation, including, without limitation, environmental regulations; and other factors referenced in this Prospectus. See "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
SUMMARY........................................     1
RISK FACTORS...................................    12
  Consequences of Failure to Exchange..........    12
  Substantial Leverage and Debt Service
  Obligations..................................    12
  Subordination of Notes; Asset Encumbrance....    13
  AmeriSuites Expansion Risks..................    14
  Risks of the Lodging Industry; Competition...    14
  Hotel Acquisition Risks......................    15
  Geographic Concentration of Hotels...........    15
  Employment and Other Government Regulation...    16
  Environmental Regulation.....................    16
  Importance of Franchisor Relationships.......    16
  Dependence on Key Employees..................    16
  Change of Control............................    17
  Absence of Public Market for the Notes.......    17
USE OF PROCEEDS................................    18
THE EXCHANGE OFFER.............................    19
  Purpose of the Exchange Offer................    19
  Terms of the Exchange........................    19
  Expiration Date; Extensions; Termination;
    Amendments.................................    20
  How to Tender................................    20
  Terms and Conditions of the Letter of
  Transmittal..................................    22
  Withdrawal Rights............................    23
  Acceptance of Original Notes for Exchange;
    Delivery of Exchange Notes.................    23
  Conditions to the Exchange Offer.............    23
  Exchange Agent...............................    24
  Solicitation of Tenders; Expenses............    24
  Appraisal Rights.............................    25
  Federal Income Tax Consequences..............    25
  Other........................................    25
CAPITALIZATION.................................    26
RECENT SELECTED CONSOLIDATED FINANCIAL AND
  OTHER DATA...................................    27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................    30
SELECTED CONSOLIDATED FINANCIAL DATA OF THE
  COMPANY AND ITS PREDECESSOR..................    40
BUSINESS.......................................    41
  The Company..................................    41
  Operating Performance and Internal Growth....    42
  AmeriSuites Expansion........................    42
  Industry Overview............................    43
  Prime's Lodging Operations...................    45

                                                  PAGE
                                                  ----
  Operations...................................    51
  Refurbishment Program........................    52
  Mortgages and Notes Receivable...............    53
  Management Agreements........................    53
  Franchise Agreements.........................    53
  Litigation...................................    54
MANAGEMENT.....................................    55
  Directors and Executive Officers.............    55
DESCRIPTION OF CERTAIN
  INDEBTEDNESS.................................    57
  Revolving Credit Facility....................    57
  9 1/4% First Mortgage Notes due 2006.........    57
  Other Secured Debt...........................    57
  7% Convertible Subordinated Notes due 2002...    58
DESCRIPTION OF NOTES...........................    59
  General......................................    59
  Principal, Maturity and Interest.............    59
  Optional Redemption..........................    60
  Mandatory Redemption.........................    60
  Subordination................................    60
  Repurchase at the Option of Holders..........    61
  Selection and Notice.........................    63
  Certain Covenants............................    64
  Subsidiary Guarantees........................    69
  Reports......................................    70
  Events of Default and Remedies...............    71
  No Personal Liability of Directors, Officers,
    Employees and Stockholders.................    72
  Legal Defeasance and Covenant Defeasance.....    72
  Satisfaction and Discharge...................    73
  Transfer and Exchange........................    74
  Amendment, Supplement and Waiver.............    74
  Concerning the Trustee.......................    75
  Additional Information.......................    75
  Certain Definitions..........................    75
ORIGINAL NOTES REGISTRATION RIGHTS.............    85
PLAN OF DISTRIBUTION...........................    86
BOOK ENTRY, DELIVERY AND FORM..................    88
LEGAL MATTERS..................................    90
EXPERTS........................................    90
AVAILABLE INFORMATION..........................    90
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE....................................    90
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....   F-1

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference in this Prospectus. Unless the context indicates or requires otherwise, references in this Prospectus to the "Company" or "Prime" are to Prime Hospitality Corp. and its subsidiaries. EBITDA represents earnings before extraordinary items, interest expense, provision for income taxes and depreciation and amortization and excludes interest income on cash investments and other income. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Hotel EBITDA represents EBITDA generated from the operations of owned hotels. Hotel EBITDA excludes management fee income, interest income from mortgages and notes receivable, general and administrative expenses and other revenues and expenses which do not directly relate to operations of owned hotels. EBITDA and Hotel EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered as alternatives to net income as an indicator of the Company's operating performance or as alternatives to cash flows as a measure of liquidity. Unless otherwise indicated, hotel and room count data is as of March 31, 1997 and industry data is based on reports of Smith Travel Research.

                                  THE COMPANY

     Prime is a leading national hotel company, with a portfolio of 107 hotels containing 15,287 rooms located in 25 states and the U.S. Virgin Islands (the "Portfolio"). Prime controls two high-quality hotel brands -- AmeriSuites(R) and Wellesley Inns(R) -- as well as a portfolio of upscale full-service hotels. One of the country's largest hotel owner/operators, Prime has positioned itself to benefit significantly from favorable lodging industry fundamentals that have prevailed in recent years. From 1994 to 1996, the Company's EBITDA has grown at a compound annual rate of 44.0%, from $42.8 million in 1994 to $88.8 million in 1996, while recurring net income has grown at a compound annual rate of 48.7%, from $12.8 million to $28.3 million over the same period.

     The Company's strategy is to capitalize on two lodging industry trends: (i) favorable industry fundamentals, which are producing strong earnings growth due to the operating leverage inherent in hotel ownership and (ii) growing consumer preferences for newer all-suite accommodations with strong brand identities. Reflecting this strategy, the Company owns and operates 94 of the 107 hotels in the Portfolio (the "Owned Hotels") and holds financial or equity interests in 8 of the remaining 13 hotels managed by the Company for third parties (the "Managed Hotels"). Furthermore, more than 85% of the Company's capital spending in 1995 and 1996 was dedicated to the growth of the Company's proprietary AmeriSuites and Wellesley Inns brands. Through its focus on hotel equity ownership, the Company is benefiting from the operating leverage inherent in the lodging industry. Through its development of proprietary brands, the Company is positioning itself to generate additional revenue not dependent on investment in real estate.

     Prime's Portfolio is modern and well-maintained, with an average hotel age of approximately 11 years. Over the past three years, the Company has achieved rapid growth in the Portfolio, from 5,092 owned rooms at January 1, 1994 to 12,610 owned rooms at March 31, 1997. At the same time, the Company has focused on brand development, with the number of Owned Hotels operated under Prime's proprietary AmeriSuites and Wellesley Inns brands increasing from 19 of the 41 Owned Hotels at January 1, 1994 to 69 of the 94 Owned Hotels at March 31, 1997.

     The Company's hotels serve three major lodging industry segments: the all-suites segment, under the Company's proprietary AmeriSuites brand; the upscale full-service segment, under major national franchises; and the limited-service segment, primarily under the Company's proprietary Wellesley Inns brand.

     All-Suites: Prime owns and operates 41 all-suite hotels under the AmeriSuites brand name, and currently has another 45 AmeriSuites under development, including 27 under construction. AmeriSuites are upper mid-price, all-suite hotels containing approximately 128 suites and located primarily near suburban commercial centers, corporate office parks and other travel destinations, with close proximity to dining, shopping and entertainment amenities. Since January 1, 1995, AmeriSuites has been one of the fastest growing domestic hotel chains, expanding from 13 hotels to 41 hotels at March 31, 1997, an increase of 215%. In 1996, AmeriSuites contributed approximately $26.0 million, or 28.6%, of the Company's Hotel EBITDA, a percentage which the Company believes will increase significantly in 1997.

     Full-Service: Prime operates 31 upscale full-service hotels with food service and banquet facilities under franchise agreements with national hotel brands such as Marriott, Radisson, Sheraton, Crowne Plaza, Holiday Inn and Ramada. In 1996, the Company's full-service hotels contributed approximately $44.5 million, or 48.9%, of the Company's Hotel EBITDA.

     Limited-Service: Prime operates 35 limited-service hotels, 28 of which are Wellesley Inns. The Company owns all of the Wellesley Inns, which compete primarily in the mid-price segment with hotels such as Hampton Inns and La Quinta Inns. The remaining seven limited-service hotels are operated under franchise agreements with well-known national chains. In accordance with its brand development strategy, the Company expects to divest a number of these seven hotels within the next several years. In 1996, the Company's limited-service hotels contributed approximately $20.5 million, or 22.5%, of the Company's Hotel EBITDA.

OPERATING PERFORMANCE AND INTERNAL GROWTH

     Prime seeks to achieve internal growth through the use of sophisticated operating, marketing and financial systems at its hotels. Prime has demonstrated its ability to operate its hotels effectively in each of its three segments, achieving revenue per available room ("REVPAR") increases in 1996 at its comparable AmeriSuites, full-service and limited-service hotels of 11.7%, 15.8% and 5.2%, respectively, versus 1995 results. Management believes that: (i) the AmeriSuites chain is positioned to benefit from increased critical mass and name recognition resulting from the chain's rapid growth, expanded marketing initiatives and product improvements; (ii) the upscale full-service segment, located principally in the Northeast, is positioned to benefit from strong regional and segment fundamentals, including significant barriers to entry; and
(iii) the Company's Wellesley Inns are positioned to benefit from a $9.0 million renovation and reimaging program which was completed in March 1997.

     The Company's emphasis on efficient operations has increased operating margins, thus translating its top-line REVPAR growth into increased earnings for each of its three industry segments. In 1996, gross operating profit increased by 17.0%, 25.9% and 10.4%, respectively, for comparable AmeriSuites, full-service and limited-service hotels, versus 1995 results. The Company expects to further improve its operating performance in 1997 through the implementation of a new proprietary yield management system, an enhanced central reservations system serving the AmeriSuites and Wellesley Inns chains, digital telecommunications conversions, improved telephone call accounting systems and significant increases in employee training programs.

AMERISUITES EXPANSION

     Prime's external growth focuses on the accelerated expansion of its AmeriSuites brand through the construction of new AmeriSuites hotels. The Company believes that AmeriSuites, which offers an excellent guest experience and desirable suite accommodations at mid-scale prices, is well-positioned to become a preeminent brand in the rapidly growing all-suites segment. Prime plans to have 69 AmeriSuites open by the end of 1997 and 100 AmeriSuites open by the end of 1998. At present, 41 AmeriSuites are open, with an additional 45 hotels under development, including 27 under construction. At these levels, the Company believes that it is approaching the critical mass necessary to begin development of franchising programs, which would further leverage the value of its proprietary brands.

     AmeriSuites are positioned in the upper mid-price segment of the lodging industry, competing predominantly with other mid-price and upscale brands such as Courtyard by Marriott and Holiday Inn. The Company markets AmeriSuites as "America's All-Suite Hotel," emphasizing superior price/value relative to traditional mid-price hotels by focusing on the chain's spacious suites, upscale facilities and attractive amenity package. The Company is committed to the expansion of the AmeriSuites brand for the following reasons:

     - ATTRACTIVE INVESTMENT RETURNS: AmeriSuites have generated strong investment returns, due to moderate development costs and high operating profit margins. In 1996, AmeriSuites which were in operation for at least one year generated an average EBITDA of $1.26 million, representing an average unleveraged 18.1% return on total invested capital. In approving new AmeriSuites for development, the Company seeks a projected unleveraged return on total invested capital of 14% to 16% per year (although actual results may vary significantly from projected results).

     - RAPID STABILIZATION: Due to the attractiveness of the AmeriSuites product, careful market analysis and extensive pre-opening sales and marketing efforts, new AmeriSuites have rapidly attained high revenue and profit levels. In 1996, the new AmeriSuites hotels which were open for at least three months but less than 18 months achieved REVPAR levels which were within 8% of the REVPAR levels achieved by stabilized AmeriSuites hotels which were in operation for more than 18 months.

     - BROAD CUSTOMER APPEAL: The AmeriSuites concept offers the benefits of an all-suite hotel at a price that appeals to a wide variety of customers. Business travelers are attracted to the specially designed business suites, fully-equipped business centers, meeting rooms, convenient locations and in-room features, including computer data ports and voice mail. Leisure travelers enjoy the exercise room, complimentary continental breakfast, living room sleeper sofa and heated swimming pool. In addition, the layout of the AmeriSuites room, each of which includes a kitchenette, appeals to the fast-growing extended-stay market segment. The Company believes AmeriSuites offers a level of amenities and services exceeding those typically found in extended-stay hotels.

     - FAST GROWING, FRAGMENTED MARKET: The all-suites segment has seen above-market demand growth in recent years. From 1992 through 1996, demand for all-suite hotels grew at more than triple the rate of demand growth experienced by the lodging industry as a whole, and exceeded all-suites supply growth by 17.7%. Given the fast-growing demand for all-suite accommodations and the absence of a dominant competitor in the mid-price all-suites market, Prime believes that it can establish AmeriSuites as a preeminent brand in this market while continuing to generate attractive returns.

     - FAVORABLE OPERATING OUTLOOK: Management expects the AmeriSuites chain to continue its strong performance, due principally to the following factors:

          Increased critical mass: AmeriSuites' historical performance improvements have been achieved despite the lack of an extensive chain infrastructure. With more than three times the number of hotels from January 1995 levels, 28 additional properties expected to be added during 1997 and the addition of an enhanced central reservations system, AmeriSuites' referral network, name recognition and marketing initiatives have continued to strengthen. In 1997, Prime plans to double its AmeriSuites national brand advertising expenditures to further enhance the chain's market profile.

          Upside opportunities vs. key competitors: The Company believes it is well-positioned to capitalize on the superior price/value characteristics of the AmeriSuites brand as the chain expands. Despite significant product advantages over its older, more established non-suite competitors, AmeriSuites, as a recently established brand in the early stages of development, has historically generated comparatively lower REVPAR levels. For example, in 1996 the 296-hotel Courtyard by Marriott chain, a principal competitor of AmeriSuites, generated an average REVPAR more than 20% higher than that of AmeriSuites, which management attributes to Courtyard's more fully developed marketing programs and brand recognition. Management believes that the growing AmeriSuites infrastructure, consisting of elements such as improved frequency programs, an enhanced central reservations system, increased advertising and marketing programs and the increased visibility from the doubling of the chain's number of hotels in the past year will permit AmeriSuites to achieve critical mass and outperform its older, more established competitors.

          Impact of product enhancements: Prime continually seeks to refine and enhance the AmeriSuites product to improve guest satisfaction and economic returns. In 1996, the Company introduced a larger, more upscale lobby and arrival area, standardized indoor pools in Northern climates and introduced a new concept for business travelers: Taking Care of Business Suites ("TCB Suites"). TCB Suites comprise approximately 20% of AmeriSuites rooms and are included in every hotel, offering guests a well equipped in-suite office environment with the residential atmosphere typical of the chain's suites. Management believes that these and other product improvements will continue to enhance operating performance.

     Prime believes that it will have access to sufficient resources to implement its planned expansion of the AmeriSuites brand, including capital from the following sources: (i) net proceeds from the Initial Offering; (ii) borrowings under the Company's $100 million revolving credit facility (the "Revolving Credit Facility"); and (iii) internally generated free cash flow from hotel operations. With a significant hotel asset base, Prime also expects to seek additional debt or equity financing or enter into sale/leaseback agreements with respect to certain of its properties.

INDUSTRY OVERVIEW

     The lodging industry as a whole has experienced five consecutive years in which the growth in room demand has exceeded the growth in supply. In 1996, industry-wide percentage growth in demand for hotel rooms exceeded industry-wide percentage growth in supply of hotel rooms by 34.8% (3.1% versus 2.3%). The excess of demand growth over supply growth in the past several years has led to industry-wide increases in occupancy percentages and average daily rate ("ADR"), with occupancy rising to 65.7% in 1996 from 65.1% in 1995, and average daily rate ADR increasing 6.7% in 1996 over 1995 levels. Historical industry performance, however, may not be indicative of future results

                            ------------------------

     The Company is a Delaware corporation incorporated in 1985. The principal office of the Company is located at 700 Route 46 East, Fairfield, New Jersey 07007-2700 and its telephone number is (201) 882-1010.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company is offering to exchange (the "Exchange
                             Offer") up to $200,000,000 aggregate principal amount of 9 3/4% Series B Senior Subordinated Notes due 2007 (the "Exchange Notes") for up to $200,000,000 aggregate principal amount of its outstanding 9 3/4% Series A Senior Subordinated Notes due 2007 issued and sold in reliance upon an exemption from registration under the Securities Act (the "Original Notes"). The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof except as provided herein (see "The Exchange Offer -- Terms of the Exchange" and
                             "-- Terms and Conditions of the Letter of Transmittal") and (ii) the Exchange Notes will be issued without any covenant regarding registration under the Securities Act.

                             Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) broker-dealers who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes.

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on               , 1997 unless
                             extended (the "Expiration Date").

Exchange Date..............  The first date of acceptance for exchange for the
                             Original Notes will be the first business day following the Expiration Date.

Conditions to the Exchange
  Offer....................  The obligation of the Company to consummate the
                             Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to the
                             Expiration Date. Any Original Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering
  Original Notes...........  See "The Exchange Offer -- How to Tender."

Federal Income Tax
  Consequences.............  The exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

Effect on Holders of
Original Notes.............  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement (the "Registration Rights Agreement") dated as of March 26, 1997 between the Company and BT Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Montgomery Securities and Smith Barney Inc., as initial purchasers (the "Initial Purchasers"), and, accordingly, the holders of the Original Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. See "Original Notes Registration Rights." Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture dated as of March 26, 1997, between the Company and First Bank National Association, as Trustee (the "Trustee"), relating to the Original Notes and the Exchange Notes (the "Indenture"). All untendered, and tendered but unaccepted, Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk
                             Factors -- Consequences of Failure to Exchange."

                               TERMS OF THE NOTES

     The Exchange Offer applies to $200,000,000 aggregate principal amount of the Original Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes for which they may be exchanged except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of Notes."

Notes Offered..............  $200,000,000 aggregate principal amount of 9 3/4%
                             Senior Subordinated Notes due 2007.

Issuer.....................  Prime Hospitality Corp.

Maturity Date..............  April 1, 2007.

Interest Rate and
  Payment Dates............  Interest on the Notes will accrue from the respective dates of issuance and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 1997, at the rate of 9 3/4% per annum.

Ranking....................  The Notes are general unsecured obligations of the
                             Company, subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. The Notes rank pari passu with any present and future senior subordinated indebtedness of the Company and rank senior to all other subordinated indebtedness of the Company. None of the Company's Subsidiaries (as defined) is presently required to guarantee the Notes, although under certain future circumstances, the Company may be required to cause one or more Restricted Subsidiaries (as defined) to guarantee the Notes on a subordinated basis. As of March 31, 1997, the Company had approximately $155.0 million of Senior Debt outstanding, and, in addition, Subsidiaries of the Company had approximately $21.8 million of Indebtedness (as defined) outstanding. See "Description of Notes -- Certain Covenants," "-- Subsidiary Guarantees" and "Description of Certain Indebtedness."

Optional Redemption........  The Notes will be redeemable, in whole or in part, at the option of the Company on or after April 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. In addition, prior to April 1, 2000, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after any such redemption. See "Description of Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control (as defined) each holder of the Notes will have the right to require the Company to purchase such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The Revolving Credit Facility prohibits the purchase of Notes by the Company in the event of a Change of Control, unless and until such time as the Indebtedness under the Revolving Credit Facility is repaid in full. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

Certain Covenants..........  The Indenture contains certain covenants that, subject to certain exceptions, limit the ability of the Company and its Subsidiaries to incur Indebtedness and issue Disqualified Stock (as defined) or, in the case of Subsidiaries, preferred stock, and limit the ability of the Company and its Restricted Subsidiaries to pay dividends or other distributions, repurchase Equity Interests and subordinated Indebtedness, or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the Notes, make investments, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. See "Description of Notes -- Certain Covenants" and "-- Repurchase at the Option of Holders -- Asset Sales."

     For additional information regarding the Notes, see "Description of Notes."

                       ORIGINAL NOTES REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement, the Company agreed (i) to file a registration statement (the "Exchange Offer Registration Statement") on or prior to 30 days after the Issuance Date of the Original Notes with respect to the Exchange Offer, (ii) to use its best efforts to cause such Registration Statement to be declared effective under the Securities Act within 135 days after the Issuance Date and (iii) upon the Exchange Offer Registration Statement being declared effective, to offer the Exchange Notes in exchange for surrender of the Original Notes. In certain circumstances, the Company will be required to provide a shelf registration statement (the "Shelf Registration Statement) to cover resales of the Original Notes by the holders thereof. If the Company does not comply with its obligation under the Registration Rights Agreement, it will be required to pay Liquidated Damages to holders of the Original Notes under certain circumstances. See "Original Notes Registration Rights."

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. The net proceeds from the sale of the Original Notes were approximately $193.5 million after deducting the Initial Purchasers' discount and estimated expenses related to the Initial Offering. The net proceeds from the Initial Offering are being used as part of the financing of the Company's AmeriSuites expansion and were used to repay certain indebtedness. The Company plans to have 69 AmeriSuites open by the end of 1997 and 100 AmeriSuites open by the end of 1998. See "Use of Proceeds."

                                  RISK FACTORS

     See "Risk Factors" for a description of certain factors that should be considered by participants in the Exchange Offer.

              SUMMARY RECENT CONSOLIDATED FINANCIAL AND OTHER DATA

     The table below presents summary recent consolidated financial and other data derived from the Company's historical consolidated financial statements as of and for the years ended December 31, 1994, 1995 and 1996. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, related notes and other financial information included and incorporated by reference in this Prospectus.

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE,
                                                                   RATIO AND HOTEL DATA)
INCOME STATEMENT DATA(1):
  Total revenues...........................................  $134,303     $205,628     $268,868
  Costs and expenses:
     Direct hotel operating expenses.......................    66,620      116,565      145,419
     Occupancy and other operating.........................     9,799       11,763       16,833
     General and administrative............................    15,089       15,515       17,813
     Depreciation and amortization.........................     9,427       15,974       25,884
     Other expense.........................................        --        2,200           --
                                                             --------     --------     --------
          Total costs and expenses.........................   100,935      162,017      205,949
                                                             --------     --------     --------
  Operating income.........................................    33,368       43,611       62,919
  Interest expense.........................................   (13,993)     (21,603)     (20,312)
  Net income:
     Income from recurring operations......................    12,805       17,442       28,330
     Other income -- non-recurring(2)......................     5,453           23        2,584
                                                             --------     --------     --------
     Income before extraordinary items.....................    18,258       17,465       30,914
     Extraordinary items(3)................................       172          104          202
                                                             --------     --------     --------
  Net income...............................................  $ 18,430     $ 17,569     $ 31,116
                                                             ========     ========     ========
  Fully diluted earnings per common share(4):
     Income from recurring operations......................  $   0.40     $   0.54     $   0.74
     Other income -- non-recurring.........................      0.17           --         0.06
                                                             --------     --------     --------
     Income before extraordinary items.....................      0.57         0.54         0.80
     Extraordinary items...................................      0.01           --           --
                                                             --------     --------     --------
  Fully diluted earnings per common share..................  $   0.58     $   0.54     $   0.80
                                                             ========     ========     ========
OTHER DATA:
  EBITDA(5)................................................  $ 42,795     $ 59,585     $ 88,803
  Net cash provided by operating activities................    28,334       38,628       65,936
  Net cash used in investing activities....................   (33,910)     (88,704)    (240,957)
  Net cash provided by (used in) financing activities......   (23,469)      87,085      141,485
  Ratio of EBITDA to interest expense(5)(6)................     3.06x        2.76x        4.37x
  Ratio of earnings to fixed charges(7)....................     2.78x        2.02x        2.44x
HOTEL DATA(8):
  All-suites:
     Number of locations...................................        12           19           35
     Number of rooms.......................................     1,494        2,319        4,348
     REVPAR(9).............................................  $  39.50     $  43.98     $  47.28
  Full-service(8):
     Number of locations...................................        30           31           31
     Number of rooms.......................................     6,002        6,151        6,151
     REVPAR(9).............................................  $  51.27     $  53.21     $  60.77

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
  Limited-service:
     Number of locations...................................        38           38           38
     Number of rooms.......................................     3,943        3,943        3,943
     REVPAR(9).............................................  $  34.67     $  37.54     $  38.87

                                                                          DECEMBER 31, 1996
                                                                     ----------------------------
                                                                      ACTUAL      AS ADJUSTED(10)
                                                                     --------     ---------------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents and marketable securities..............  $ 16,235        $ 107,369
  Property, equipment and leasehold improvements, net..............   695,253          758,353
  Mortgages and notes receivable, net of current portion...........    24,195           24,195
  Total assets.....................................................   786,098          946,832
  Current portion of debt..........................................     3,419            3,023
  Long-term debt, net of current portion...........................   298,875          460,005
  Total stockholders' equity.......................................   419,895          419,895

---------------
 (1) In December 1994, the Company acquired ownership of the Marriott's Frenchman's Reef Beach Resort (the "Frenchman's Reef") as a result of the restructuring of a mortgage note receivable, which was secured by the hotel. This transaction has not had a material impact on operating income but has affected revenue and operating margins significantly. For the year ended December 31, 1994, the Company recorded revenues related to the Frenchman's Reef in the form of interest income and management fees with no corresponding operating expenses. For the years ended December 31, 1995 and 1996, the Company recorded the operating revenues and operating expenses related to this hotel.

 (2) Other income -- non-recurring consists primarily of income and expenses related to asset sales and other property transactions and is not considered part of the Company's recurring operations.

 (3) Extraordinary items consist of gains on discharges of indebtedness, net of income taxes of $120,000 in 1994, $70,000 in 1995 and $135,000 in 1996.

 (4) Fully diluted earnings per common share, in addition to the adjustments for primary earnings per common share, reflects the elimination of interest expense and the issuance of additional common shares from the assumed conversion of the 7% Convertible Subordinated Notes due 2002 from their issuance in April 1995.

 (5) EBITDA represents earnings before extraordinary items, interest expense, provision for income taxes and depreciation and amortization and excludes interest income on cash investments and other income. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

 (6) The interest expense for the Company, as adjusted to give effect to the Initial Offering and the use of certain proceeds thereof to repay debt, for 1996 was $36.4 million, based on the interest rate on the Notes of 9 3/4% per annum. See "Use of Proceeds." The ratio of EBITDA to interest expense for 1996 as so adjusted was 2.44x.

 (7) Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes, fixed charges and extraordinary items. Fixed charges consist of interest expense, including amounts capitalized and the amortization of deferred financing fees, and that portion of rental expense representative of interest (deemed to be one third of rental expense).

 (8) Hotel data represents operating data for the hotels in the Portfolio at December 31, 1996. For purposes of showing operating trends, the results of the Frenchman's Reef have been excluded from Hotel data due to the effect of hurricane damage on the hotel's operations. For a discussion of the Frenchman's Reef, see "Business -- Prime's Lodging Operations."

 (9) "REVPAR" means revenue per available room, which is equal to total room revenue divided by the number of rooms available for sale.

(10) As adjusted to reflect additional borrowings of $63.1 million under the Revolving Credit Facility through March 31, 1997 (which were utilized for AmeriSuites development), the Initial Offering and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

     The following table sets forth for the five years ended December 31, 1996, operating data for the Owned Hotels (hotels owned or leased by Prime) in the Portfolio at December 31, 1996. Operating data for the Owned Hotels built or acquired during the period are presented from the dates such hotels commenced operations or became Owned Hotels. For purposes of showing operating trends, the results of the Frenchman's Reef have been excluded from the table due to the effect of hurricane damage on the hotel's operations. For purposes of showing operating trends, the results of 25 Owned Hotels that were managed by the Company prior to their acquisition by the Company during the period are presented as if they had been Owned Hotels from the dates the Company began managing the hotels.

                                                         YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------------
                                        1992         1993         1994         1995         1996
                                       -------     --------     --------     --------     --------
                                              (DOLLARS IN THOUSANDS, EXCEPT ADR AND REVPAR)
Number of locations..................       55           59           66           74           90
Number of rooms......................    7,087        7,576        8,642        9,616       11,645
Occupancy............................     69.2%        71.4%        69.9%        69.6%        69.6%
ADR(1)...............................  $ 56.04     $  57.11     $  60.59     $  64.26     $  70.39
REVPAR...............................  $ 38.75     $  40.77     $  42.35     $  44.70     $  48.97
Room revenues........................  $98,485     $108,810     $121,691     $146,539     $184,606
Gross operating profit(2)............  $47,212     $ 52,629     $ 61,520     $ 74,424     $ 97,152
Gross operating profit
  percentage(2)......................    34.42%       35.34%       37.46%       39.02%       41.91%

---------------
(1) "ADR" means average daily rate, which is equal to total room revenue divided by number of occupied rooms.

(2) Gross operating profit is defined as total hotel revenues less direct hotel operating expenses, including room, food and beverage and selling and general expenses.

     For operating data with respect to the Managed Hotels (hotels managed for third parties) in the Portfolio at December 31, 1996, see "Business -- Prime's Lodging Operations."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, before tendering their Original Notes for the Exchange Notes offered hereby, holders of Original Notes should consider carefully the following factors, which may be generally applicable to the Original Notes as well as the Exchange Notes. This Offering Memorandum contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Original Notes under the Securities Act. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the original Notes not tendered could be adversely affected. See "The Exchange Offer" and "Original Notes Registration Rights."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS

     As of March 31, 1997, as adjusted to reflect additional borrowings of $63.1 million under the Revolving Credit Facility since December 31, 1996, the Initial Offering and the application of a portion of the net proceeds therefrom to repay Indebtedness, the Company's total consolidated Indebtedness (including current portion) would have been $463.0 million. The Company expects it will incur additional Indebtedness, which may include secured Indebtedness, in connection with the implementation of its growth strategy. See "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Certain Capital Stock."

     The degree to which the Company is leveraged, as well as its rent expense, could have important consequences, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its Indebtedness and rent expense, thereby reducing the funds available to the Company for its operation; (iii) in addition to the Notes, certain other agreements governing the Company's Indebtedness, including the Revolving Credit Facility and the 9 1/4% First Mortgage Notes due 2006 (the "First Mortgage Notes"), contain financial and other restrictive covenants, including those restricting the incurrence of additional Indebtedness, the creation of liens, the payment of dividends and sales of assets; (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or in its business. The Company's ability to satisfy its obligations, including the Notes, will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control. There can be no assurance that the Company's operating cash flow will be sufficient to meet its debt service requirements or to repay the Notes at maturity or that the Company will be able to refinance the Notes or other indebtedness at maturity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBORDINATION OF NOTES; ASSET ENCUMBRANCE

     At March 31, 1997, after giving effect to the Initial Offering and the application of the net proceeds therefrom, the Company had approximately $155.0 million of Senior Debt outstanding, and, in addition, Subsidiaries of the Company had approximately $21.8 million of Indebtedness outstanding. The Indenture permits the Company to incur additional Senior Debt, subject to certain conditions. The Notes are subordinated in right of payment to all existing and future Senior Debt, including the principal, premium (if any) and interest with respect to the Senior Debt under the Revolving Credit Facility and the First Mortgage Notes.

     The Company may not pay principal of, premium (if any) on, or interest on, the Notes, or repurchase or redeem or otherwise retire any Notes, if any default occurs and is continuing in the payment when due of any Senior Debt (except that Holders of Notes may receive Permitted Junior Securities (as defined in the Indenture) and payments made from the trust described under "Description of Notes -- Legal Defeasance and Covenant Defeasance" and " -- Satisfaction and Discharge"). In addition, if any other event of default exists with respect to Designated Senior Debt (as defined in the Indenture) and certain other conditions are satisfied, the Company may not make any payments on the Notes for up to 179 days (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "Description of Notes -- Legal Defeasance and Covenant Defeasance" and " -- Satisfaction and Discharge"). Upon any payment or distribution of the assets of the Company in connection with a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company, the holders of Senior Debt will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment. See "Description of Notes -- Subordination."

     The Notes are also unsecured and thus, in effect, rank junior to any secured Indebtedness of the Company. The Indebtedness outstanding under the Revolving Credit Facility and the First Mortgage Notes is secured by certain of the Company's hotels, with recourse to the Company. The Revolving Credit Facility and the First Mortgage Notes include certain covenants that, among other things, restrict: (i) the making of investments, loans and advances and the paying of dividends, payments of certain indebtedness and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other that liens created pursuant to the Revolving Credit Facility and the First Mortgage Notes and certain permitted liens; (iv) mergers, consolidations and sales of all or a substantial part of the Company's business or property; and (v) the sale of assets. The Revolving Credit Facility also requires the Company to maintain certain financial ratios, including interest coverage and leverage ratios, and to maintain a minimum level of stockholders' equity and market capitalization. The ability of the Company to comply with these and other provisions may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the Revolving Credit Facility and the First Mortgage Notes, in which case the lenders and the trustee, respectively, or their successors or assignees, could elect to declare the entire principal amount under the Revolving Credit Facility and the First Mortgage Notes, together with accrued interest, to be due and payable, and the Company could be prohibited from making payments of interest and principal on the Notes until the default is cured or all Senior Debt is paid or satisfied in full. If the Company were unable to repay such amounts, such lenders and the trustee, respectively, could proceed against their collateral. If the Indebtedness under the Revolving Credit Facility or the First Mortgage Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such Indebtedness and the other Indebtedness of the Company, including the Notes. See "Description of Notes -- Subordination."

     For purposes of the Indenture, the Company's Subsidiaries (as defined) are divided into two categories -- Restricted Subsidiaries, which generally are subject to the restrictive covenants set forth in the Indenture, and Unrestricted Subsidiaries, which generally are not. As of March 31, 1997, after giving effect to the Initial Offering and the application of net proceeds therefrom, Subsidiaries of the Company had approximately $21.8 million of Indebtedness outstanding, to which the Notes are effectively subordinated. Under certain future circumstances, the Company may be required to cause one or more Restricted Subsidiaries to guarantee the Notes, although none of the Company's Restricted Subsidiaries is presently required to guarantee the Notes. Any such guarantee will be subordinated on the same basis to Senior Debt of the Restricted Subsidiary providing such guarantee as the Notes are subordinated to Senior Debt of the

Company. Any such guarantee may also be subject to challenge under applicable fraudulent conveyance or other bankruptcy laws. See "Description of Notes -- Subsidiary Guarantees."

AMERISUITES EXPANSION RISKS

     The Company is committed to expanding its AmeriSuites hotel brand to meet growing demand in the all-suite hotel segment. The Company will be required to expend significant management and financial resources to expand the AmeriSuites hotel brand and develop brand name identification. The Company competes with other companies in the all-suites segment, some of which have greater brand recognition and financial resources than the Company. As a result, there is no assurance that the Company can successfully expand the AmeriSuites hotel brand or compete effectively with these other franchises. The Company will be expanding into hotel markets where it does not currently operate. There can be no assurance that the Company will anticipate all of the changing demands that expanding operations will impose on its management and management information system or its reservation service. The failure to adapt its systems and procedures could have a material adverse effect on the Company's business.

     The expansion of the AmeriSuites brand will require significant capital. The Company believes that the proceeds of the Initial Offering, the availability under the Revolving Credit Facility and cash flow from operations will be sufficient to fund the near term growth of AmeriSuites. However, there can be no assurance that the Company will be able to obtain financing to fund the growth of AmeriSuites beyond the near term. If the Company is unable to obtain additional financing, the growth prospects for AmeriSuites and the financial results of the Company would be adversely affected.

     The Company's growth strategy of developing new AmeriSuites hotels will subject the Company to pre-opening and pre-stabilization costs. As the Company opens additional AmeriSuites hotels, such costs may adversely affect the Company's results of operations. Newly opened hotels historically begin with lower occupancy and room rates that improve over time. While the Company has in the past successfully opened new AmeriSuites hotels, there can be no assurance that the Company will be able to continue to do so successfully. Construction of hotels involves certain risks, including the possibility of construction cost overruns and delays, site acquisition cost and availability, uncertainties as to market potential, market deterioration after commencement of the development and possible unavailability of financing on favorable terms. Although the Company seeks to manage its construction activities so as to minimize such risks, there can be no assurance that the AmeriSuites expansion will perform in accordance with the Company's expectations.

     The opening of the new AmeriSuites hotels will be contingent upon, among other things, receipt of all required licenses, permits and authorizations. The scope of the approvals required for a new hotel is extensive, including, without limitation, state and local land-use permits, building and zoning permits and health and safety permits. In addition, unexpected changes or concessions required by local, regulatory and state authorities could involve significant additional costs and could delay or prevent the completion of construction or the opening of a new AmeriSuites hotel. There can be no assurance that the necessary permits, licenses and approvals for the construction and operation of the new AmeriSuites hotels will be obtained, or that such permits, licenses and approvals will be obtained within the anticipated time frame.

     Of the Company's 41 AmeriSuites, 19, or 46.3%, have been open less than one year and 28, or 68.3%, have been open less than two years. Consequently, the results achieved by these hotels to date may not be indicative of future results for these hotels or for other new hotels. Although the revenue and profitability of the AmeriSuites have improved as the hotels have matured, there can be no assurance that future hotels will experience similar results.

RISKS OF THE LODGING INDUSTRY; COMPETITION

     The Company's business is subject to all of the risks inherent in the lodging industry. These risks include, among other things, adverse effects of general and local economic conditions, changes in local market conditions, oversupply of hotel space, a reduction in local demand for hotel rooms, changes in travel patterns, changes in governmental regulations that influence or determine wages, prices or construction costs, changes in interest rates, the availability of credit and changes in real estate taxes and other operating expenses. The Company's ownership of real property, including hotels, is substantial. Real estate values are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole. Due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues and profits.

     The lodging industry is highly competitive. During the 1980s, construction of lodging facilities in the United States resulted in an excess supply of available rooms. This oversupply had an adverse effect on occupancy levels and room rates in the industry, although the oversupply has since largely been absorbed. Competitive factors in the industry include reasonableness of room rates, quality of accommodations, brand recognition, service levels and convenience of locations. The Company's hotels generally operate in areas that contain numerous other competitors. There can be no assurance that demographic, economic or other changes in markets will not adversely affect the convenience or desirability of the sites in which the Company's hotels are located. Furthermore, there can be no assurance that, in the markets in which the Company's hotels operate, competing hotels will not pose greater competition for guests than presently exists, or that new hotels will not enter such locales. See "Business -- Industry Overview."

HOTEL ACQUISITION RISKS

     The Company from time to time makes selective acquisitions of hotels with repositioning potential, notably in the full-service segment and in locations where the Company presently operates. There can be no assurance that hotel acquisitions can be consummated successfully or that acquired hotels can be operated profitably or integrated successfully into the Company's operations. Hotel acquisition entails certain risks that the acquired hotels could be subject to unanticipated business uncertainties or legal liabilities.

GEOGRAPHIC CONCENTRATION OF HOTELS

     Many of the Company's hotels open or under development are located in Florida, New Jersey, New York, Georgia, Texas and Illinois, and such geographic concentration exposes the Company's operating results to events or conditions which specifically affect those areas, such as local and regional economic, weather and other conditions. Adverse developments which specifically affect those areas may have a material adverse effect on the results of operations of the Company. While the Company's AmeriSuites expansion is expected to reduce these risks, the Company will remain subject to certain risks associated with geographic concentration.

     In addition, the Company owns the Marriott's Frenchman's Reef Beach Resort (the "Frenchman's Reef") in St. Thomas, U.S. Virgin Islands. The Company obtained ownership and control of this hotel in December 1994 pursuant to the restructuring of a note receivable. The Frenchman's Reef accounted for approximately 12.9% of the Company's EBITDA for the year ended December 31, 1996. The Frenchman's Reef's operating results have been adversely affected in recent years by hurricanes and a disruption in airline service. As a resort hotel primarily operated for leisure travelers, operating results at the Frenchman's Reef also are subject to adverse developments in general economic conditions and changes in travel patterns. Adverse developments with respect to the Frenchman's Reef may have a material adverse effect on the results of operations of the Company.

     In September 1995, the Frenchman's Reef suffered hurricane damage when Hurricane Marilyn struck the U.S. Virgin Islands. The Company and its insurance carrier settled the Company's property and business interruption insurance claim for $25.0 million. Due to this insurance coverage, the Company's liquidity was affected only to the extent of its insurance deductibles, for which the Company provided a reserve of $2.2 million in 1995. In July 1996, Hurricane Bertha struck the island and caused further damage to the hotel. The Company is currently reviewing its claim for property damage with its insurance carrier and is in the process of preparing a claim under its business interruption insurance with respect to the damage caused by Hurricane Bertha. Although the Company has continued to operate the hotel, the impact of the hurricanes has caused operating profits to decline. The Company is currently underway with plans to refurbish and upgrade the Frenchman's Reef. The Company estimates that the cost of refurbishment will be approximately $30.0 million. Due to the extent of the renovations and the additional damage caused by Hurricane Bertha, the

Company closed the hotel in April 1997 and plans to reopen the hotel in December 1997, although there can be no assurance that the Frenchman's Reef will reopen at such time or that the cost of refurbishment will not exceed the Company's estimate. The Company does not believe the closing of the Frenchman's Reef will have a material impact on its cash flow due to the seasonality of the hotel's operations and its business interruption insurance coverage.

EMPLOYMENT AND OTHER GOVERNMENT REGULATION

     The lodging industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverage (such as health and liquor license laws) and building and zoning requirements. Also, the Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permits requirements. The failure to obtain or retain liquor licenses or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company. Both at the federal and state level, there are proposals under consideration to increase the minimum wage and introduce a system of mandated health insurance. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes its hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. These and other initiatives could adversely affect the Company as well as the lodging industry in general.

ENVIRONMENTAL REGULATION

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. In connection with the ownership or operation of hotels, the Company may be potentially liable for any such costs. Although the Company is currently not aware of any material environmental claims pending or threatened against it, no assurance can be given that a material environmental claim will not be asserted against the Company or against the Company and its Managed Hotels. The cost of defending against claims of liability or of remediating a contaminated property could have a material adverse effect on the results of operations of the Company.

IMPORTANCE OF FRANCHISOR RELATIONSHIPS

     The Company currently enjoys good relationships with its major franchisors, Marriott, Radisson, Sheraton, Crowne Plaza, Holiday Inn, Ramada and Howard Johnson, and the Company has no reason to believe that such relationships will not continue. However, under the applicable franchise agreements, the franchisor can terminate the agreement if, among other things, its quality standards are not maintained or if payments due are not made in a timely fashion. If any of the franchise agreements were terminated by the franchisor, the Company could explore entering into a franchise agreement with another franchisor. There can be no assurance, however, that a desirable replacement relationship would be available.

DEPENDENCE ON KEY EMPLOYEES

     The Company is dependent on its President, Chief Executive Officer and Chairman of the Board, David A. Simon, its Executive Vice President and Chief Financial Officer, John M. Elwood, its Executive Vice President of Operations, Paul H. Hower, and on certain other key members of its executive management staff, the loss of whose services could have a material adverse effect on the Company's business and future operations. See "Management."

CHANGE OF CONTROL

     A Change of Control (as defined) could require the Company to refinance substantial amounts of indebtedness. Upon the occurrence of a Change of Control, the holders of the Notes would be entitled to require the Company to purchase the Notes at a purchase price equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The Change of Control may also constitute a change of control or event of default under other Indebtedness of the Company, including the Revolving Credit Facility and the indenture with respect to the First Mortgage Notes. The Revolving Credit Facility prohibits the purchase of the Notes by the Company in the event of a Change of Control, unless and until such time as the Indebtedness under the Revolving Credit Facility is repaid in full, and the First Mortgage Notes indenture requires that the Company offer to purchase the First Mortgage Notes in the event of a change of control (as defined therein). The Company's failure to purchase the Notes would result in a default under the Indenture, the Revolving Credit Facility and the First Mortgage Notes indenture. The inability to repay the Indebtedness under the Revolving Credit Facility and the First Mortgage Notes indenture, if accelerated, would also constitute an event of default under the Indenture, which could have adverse consequences to the Company and the holders of the Notes. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Revolving Credit Facility, the Notes and the First Mortgage Notes. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of holders of Exchange Notes to sell their Exchange Notes or (iii) the price at which the holders of Exchange Notes would be able to sell their Exchange Notes. If such a market were to exist, the Exchange Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and the financial performance of the Company and its subsidiaries. The Company has been advised by the Initial Purchasers that they presently intend to make a market in the Exchange Notes. However, they are not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. The net proceeds from the sale of the Original Notes were approximately $193.5 million after deducting the Initial Purchasers' discount and estimated expenses related to the Initial Offering. The net proceeds from the Initial Offering are being used as part of the financing of the Company's AmeriSuites expansion and were used to repay amounts outstanding under the Revolving Credit Facility and certain other secured indebtedness. The Company plans to have 69 AmeriSuites open by the end of 1997 and 100 AmeriSuites open by the end of 1998.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Original Notes were originally issued and sold on March 26, 1997. Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A of the Securities Act. Pursuant to the Registration Rights Agreement, the Company agreed (i) to file a registration statement (the "Exchange Offer Registration Statement") on or prior to 30 days after the Issuance Date of the Original Notes with respect to the Exchange Offer, (ii) to use its best efforts to cause such Registration Statement to be declared effective under the Securities Act within 135 days after the Issuance Date and (iii) upon the Exchange Offer Registration Statement being declared effective, to offer the Exchange Notes in exchange for surrender of the Original Notes. In certain circumstances, the Company will be required to provide a shelf registration statement (the "Shelf Registration Statement) to cover resales of the Original Notes by the holders thereof. If the Company does not comply with its obligation under the Registration Rights Agreement, it will be required to pay Liquidated Damages to holders of the Original Notes under certain circumstances. See "Original Notes Registration Rights."

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the Registration Rights Agreement.

TERMS OF THE EXCHANGE

     The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Original Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof, and the holders of the Exchange Notes (as well as remaining holders of any Original Notes) will not be entitled to registration rights under the Registration Rights Agreement. See "Original Notes Registration Rights." The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) broker-dealers who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Original Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that, for a period not to exceed 180 days after the Exchange Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tendering holders of Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer.

     The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer expires on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on                     , 1997, unless
the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to First Bank National Association (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The initial Exchange Date will be the first business day following the Expiration Date. The Issuers expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Original Notes on the Exchange Date.

     If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Original Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

HOW TO TENDER

     The tender to the Company of Original Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     General Procedures.  A holder of an Original Note may tender the same by
(i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Original Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Original Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Original Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program (an "Eligible Program") within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Original Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Original Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact such holder promptly and instruct such holder to tender Original Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Original Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide its taxpayer identification number (social security number or employer identification number) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.

     Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Original Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Original Notes are registered and, if possible, the certificate numbers of the Original Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Original Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this Prospectus and the related Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Original Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Notes (or a timely Book-Entry Confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Original Notes for exchange (the "Transferor") exchanges, assigns and transfers the Original Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Original Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The Transferor further agrees that acceptance of any tendered Original Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Original Notes, the Transferor certifies (a) that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Original Notes acquired directly from the Company or an affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) that it is an

"affiliate" (as so defined) of the Company or of the initial purchasers in the original offering of the Original Notes, and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

WITHDRAWAL RIGHTS

     Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Notes to be withdrawn, the certificate numbers of Original Notes to be withdrawn, the principal amount of Original Notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such Original Notes exchanged, and the name of the registered holder of such Original Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Original Notes being withdrawn. The Exchange Agent will return the properly withdrawn Original Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Original Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving Exchange Notes from the Company and causing the Original Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Original Notes will be made by the Exchange Agent promptly after acceptance of the tendered Original Notes. Original Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,
(ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange

Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the sole judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by them with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in their sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Original Notes tendered and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act").

EXCHANGE AGENT

     First Bank National Association has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $250,000.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

     HOLDERS OF ORIGINAL NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement. Holders of the Original Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Notes." All untendered Original Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

     The Company may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Original Notes which are not tendered in the Exchange Offer.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company as of December 31, 1996 and as adjusted to give effect to the Initial Offering and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and notes thereto included and incorporated by reference in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                          DECEMBER 31, 1996
                                                                     ---------------------------
                                                                      ACTUAL      AS ADJUSTED(1)
                                                                     --------     --------------
                                                                           (IN THOUSANDS)
Current portion of debt(2).........................................  $  3,419        $  3,023
                                                                     ========        ========
Long-term debt:
  Revolving Credit Facility(3).....................................    12,500              --
  9 1/4% First Mortgage Notes due 2006.............................   120,000         120,000
  Secured Debt, less current portion(2)............................    80,125          53,755
  9 3/4% Senior Subordinated Notes due 2007........................        --         200,000
  7% Convertible Subordinated Notes due 2002.......................    86,250          86,250
                                                                     --------        --------
          Total long-term debt.....................................   298,875         460,005
Stockholders' equity:
  Preferred stock, par value $.10 per share; 20,000,000 shares
     authorized; none issued.......................................        --              --
  Common stock, par value $.01 per share; 75,000,000 shares
     authorized; 39,822,144 shares issued and outstanding..........       398             398
  Capital in excess of par value...................................   338,825         338,825
  Retained earnings................................................    80,672          80,672
                                                                     --------        --------
          Total stockholders' equity...............................   419,895         419,895
                                                                     --------        --------
          Total capitalization.....................................  $718,770        $879,900
                                                                     ========        ========

---------------
(1) As adjusted to reflect additional borrowings of $63.1 million under the Revolving Credit Facility through March 31, 1997, the Initial Offering and the application of the net proceeds therefrom.

(2) See Note 8 of Notes to Consolidated Financial Statements as to interest rates and maturities on long-term debt, including current portion.

(3) The Revolving Credit Facility provides for availability of funds up to the lesser of $100.0 million and a borrowing base determined under the agreement. As of March 31, 1997, the Company had no borrowings under the Revolving Credit Facility and had borrowing availability of $100.0 million.

             RECENT SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The table below presents recent selected consolidated financial and other data derived from the Company's historical consolidated financial statements as of and for the years ended December 31, 1994, 1995 and 1996. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Financial Data of the Company and its Predecessor" and the Consolidated Financial Statements, related notes and other financial information included and incorporated by reference in this Prospectus.

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                           DATA)
INCOME STATEMENT DATA(1):
  Revenues:
     Lodging.............................................    $ 88,753     $146,184     $198,947
     Food and beverage...................................      18,090       37,955       41,437
     Management and other fees...........................      10,021        8,115        6,729
     Interest on mortgages and notes receivable..........      15,867       11,895        6,090
     Business interruption insurance.....................          --           --       13,562
     Rental and other....................................       1,572        1,479        2,103
                                                             --------     --------     --------
          Total revenues.................................     134,303      205,628      268,868
                                                             --------     --------     --------
  Costs and expenses:
     Direct hotel operating expenses:
       Lodging...........................................      25,490       38,383       51,577
       Food and beverage.................................      13,886       28,429       32,053
       Selling and general...............................      27,244       49,753       61,789
     Occupancy and other operating.......................       9,799       11,763       16,833
     General and administrative..........................      15,089       15,515       17,813
     Depreciation and amortization.......................       9,427       15,974       25,884
     Other expense.......................................          --        2,200           --
                                                             --------     --------     --------
          Total costs and expenses.......................     100,935      162,017      205,949
                                                             --------     --------     --------
  Operating income.......................................      33,368       43,611       62,919
  Investment income......................................       1,966        4,861        4,610
  Interest expense.......................................     (13,993)     (21,603)     (20,312)
  Other income...........................................       9,089        2,239        4,306
                                                             --------     --------     --------
  Income before income taxes and extraordinary items.....      30,430       29,108       51,523
  Provision for income taxes.............................      12,172       11,643       20,609
                                                             --------     --------     --------
  Income before extraordinary items......................      18,258       17,465       30,914
  Extraordinary items(2).................................         172          104          202
                                                             --------     --------     --------
  Net income.............................................    $ 18,430     $ 17,569     $ 31,116
                                                             ========     ========     ========
  Earnings per common share(3):
     Primary:
       Income before extraordinary items.................    $   0.57     $   0.54     $   0.85
       Extraordinary items...............................        0.01           --           --
                                                             --------     --------     --------
     Earnings per common share...........................    $   0.58     $   0.54         0.85
                                                             ========     ========     ========
     Fully diluted:
       Income before extraordinary items.................    $   0.57     $   0.54     $   0.80
       Extraordinary items...............................        0.01           --           --
                                                             --------     --------     --------
     Earnings per common share...........................    $   0.58     $   0.54     $   0.80
                                                             ========     ========     ========

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                          1994           1995           1996
                                                        --------       --------       ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT HOTEL
                                                                         DATA)
OTHER DATA:
EBITDA(4).............................................  $ 42,795       $ 59,585       $  88,803
Net cash provided by operating activities.............    28,334         38,628          65,936
Net cash used in investing activities.................   (33,910)       (88,704)       (240,957)
Net cash provided by (used in) financing activities...   (23,469)        87,085         141,485
Ratio of EBITDA to interest expense (4)(5)............      3.06x          2.76x           4.37x
Ratio of earnings to fixed charges(6).................      2.78x          2.02x           2.44x

HOTEL DATA(7):
All-suites:
  Number of locations.................................        12             19              35
  Number of rooms.....................................     1,494          2,319           4,348
  REVPAR..............................................  $  39.50       $  43.98       $   47.28
Full-service(7):
  Number of locations.................................        30             31              31
  Number of rooms.....................................     6,002          6,151           6,151
  REVPAR..............................................  $  51.27       $  53.21       $   60.77
Limited-service:
  Number of locations.................................        38             38              38
  Number of rooms.....................................     3,943          3,943           3,943
  REVPAR..............................................  $  34.67       $  37.54       $   38.87

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                           1994           1995           1996
                                                         --------       --------       --------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents and marketable               $ 13,641       $ 61,462       $ 16,235
     securities........................................
  Property, equipment and leasehold improvements,         299,291        398,201        695,253
     net...............................................
  Mortgages and notes receivable, net of current           81,260         64,962         24,195
     portion...........................................
  Total assets.........................................   434,932        573,241        786,098
  Current portion of debt..............................     5,284          5,731          3,419
  Long-term debt, net of current portion...............   178,545        276,920        298,875
  Total stockholders' equity...........................   204,065        232,916        419,895

---------------
(1) In December 1994, the Company acquired ownership of the Frenchman's Reef as a result of the restructuring of a mortgage note receivable, which was secured by the hotel. This transaction has not had a material impact on operating income but has affected revenue and operating margins significantly. For the year ended December 31, 1994, the Company recorded revenues related to the Frenchman's Reef in the form of interest income and management fees with no corresponding operating expenses. For the years ended December 31, 1995 and 1996, the Company recorded the operating revenues and operating expenses related to this hotel.

(2) Extraordinary items consist of gains on discharges of indebtedness, net of income taxes of $120,000 in 1994, $70,000 in 1995 and $135,000 in 1996.

(3) Primary earnings per common share was computed based on the weighted average number of common shares and common share equivalents (dilutive stock options and warrants) outstanding during each period. The weighted average number of common shares used in computing primary earnings per common share was 32,022,000, 32,461,000 and 36,501,000 for the years ended December 31, 1994,
    1995 and 1996 respectively. Fully diluted earnings per common share, in addition to the adjustments for primary earnings per common share, reflects the elimination of interest expense and the issuance of additional common shares from the assumed conversion of the 7% Convertible Subordinated Notes due 2002 from their issuance in April 1995. The weighted average number of common shares used in computing fully diluted earnings per common share was 37,423,000 and 43,794,000 for the years ended December 31, 1995 and 1996, respectively.

(4) EBITDA represents earnings before extraordinary items, interest expense, provision for income taxes and depreciation and amortization and excludes interest income on cash investments and other income. EBITDA is used by the Company for the purpose of analyzing its operating performance, leverage and liquidity. Such data are not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity.

(5) The interest expense for the Company, as adjusted to give effect to the Initial Offering and the use of certain proceeds thereof to repay debt, for 1996 was $36.4 million, based on the interest rate on the Notes of 9 3/4% per annum. See "Use of Proceeds." The ratio of EBITDA to interest expense for 1996 as so adjusted was 2.44x.

(6) Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes, fixed charges and extraordinary items. Fixed charges consist of interest expense, including amounts capitalized and the amortization of deferred financing fees, and that portion of rental expense representative of interest (deemed to be one third of rental expense).

(7) Hotel data represents operating data for the hotels in the Portfolio at December 31, 1996. For purposes of showing operating trends, the results of the Frenchman's Reef have been excluded from Hotel data due to the effect of hurricane damage on the hotel's operations. For a discussion of the Frenchman's Reef, see "Business -- Prime's Lodging Operations."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is a leading hotel owner/operator which, as of March 31, 1997, owned or leased 94 hotels and managed 13 hotels for third parties. The Company has a financial interest in the form of mortgages or profit participations (primarily incentive management fees) in 8 of the Managed Hotels. The Company consolidates the results of operations of its Owned Hotels and records management fees (including incentive management fees) and interest income, where applicable, on the Managed Hotels.

     The Company's strategy is to capitalize on two lodging industry trends: (i) favorable industry fundamentals, which are producing strong earnings growth due to the operating leverage inherent in hotel ownership and (ii) growing consumer preferences for newer all-suite accommodations with strong brand identities. Through its focus on hotel equity ownership, the Company is benefiting from the operating leverage inherent in the lodging industry. Through its development of proprietary brands, the Company is positioning itself to generate additional revenue not dependent on investment in real estate. The Company seeks to achieve internal growth through the use of sophisticated operating, marketing and financial systems at its hotels. The Company's external growth focuses on the accelerated expansion of its proprietary AmeriSuites brand through new construction. Although future results of operations may be adversely affected in the short term by the costs associated with the construction and acquisition of new hotels, it is expected that this impact will be offset, after an initial period, by revenues generated by such new hotels.

     In 1996, earnings from recurring operations increased by 62.4%, reflecting a 12.0% REVPAR increase at comparable hotels, the addition of 44 hotels primarily through acquisition or construction over the past two years and the impact of increased operating leverage. The Company's EBITDA increased by $29.2 million, or 49.1%, from $59.6 million in 1995 to $88.8 million in 1996, and Hotel EBITDA increased by $35.1 million, or 62.9%, from $55.8 million in 1995 to $90.9 million in 1996. EBITDA represents earnings before interest, taxes, depreciation and amortization. Hotel EBITDA represents EBITDA generated from the operations of Owned Hotels. Hotel EBITDA excludes management fee income, interest income from mortgages and notes receivable, general and administrative expenses and other revenues and expenses which do not directly relate to the operations of Owned Hotels. The Company's hotels operate in three segments of the industry: the all-suites segment, under the Company's proprietary AmeriSuites brand; the upscale full-service segment, under major national franchises; and the midprice limited-service segment, primarily under the Company's proprietary Wellesley Inns brand. The following table illustrates the Hotel EBITDA contribution from each segment (in thousands):

                                                        1995                        1996
                                               -----------------------     -----------------------
                                               AMOUNT      % OF TOTAL      AMOUNT      % OF TOTAL
                                               -------     -----------     -------     -----------
    All-suites...............................  $13,663         24.5%       $25,987         28.6%
    Full-service.............................   30,286          54.3        44,460          48.9
    Limited-service..........................   11,840          21.2        20,452          22.5
                                               -------        ------       -------        ------
              Total..........................  $55,789        100.0%       $90,899        100.0%
                                               =======        ======       =======        ======

     Hotel EBITDA for 1996 reflects the shifting mix in the Company's hotel portfolio toward its proprietary brand AmeriSuites and the acquisition of 16 Wellesley Inns in March 1996.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996
COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     The following table presents the components of operating income, operating expense margins and other data for the Company and the Company's comparable Owned Hotels for the years ended December 31, 1995 and 1996. The results of the four hotels divested during 1995 and 1996 are not material to an understanding of the results of the Company's operations in such periods and, therefore, are not separately discussed.

                                                                              COMPARABLE OWNED
                                                          TOTAL                   HOTELS(1)
                                                  ---------------------     ---------------------
                                                    1995         1996         1995         1996
                                                  --------     --------     --------     --------
                                                       (IN THOUSANDS, EXCEPT ADR AND REVPAR)
INCOME STATEMENT DATA:
Revenues:
  Lodging.......................................  $146,184     $198,947     $110,565     $124,164
  Food and Beverage.............................    37,955       41,437       25,867       28,636
  Management and Other Fees.....................     8,115        6,729
  Interest on Mortgages and Notes Receivable....    11,895        6,090
  Business Interruption Insurance...............        --       13,562
  Rental and Other..............................     1,479        2,103
                                                  --------     --------
          Total Revenues........................   205,628      268,868
Direct Hotel Operating Expenses:
  Lodging.......................................    38,383       51,577       29,877       31,731
  Food and Beverage.............................    28,429       32,053       19,296       21,090
  Selling and General...........................    49,753       61,789       34,938       37,352
Occupancy and Other Operating...................    11,763       16,833
General and Administrative......................    15,515       17,813
Depreciation and Amortization...................    15,974       25,884
Other Expense...................................     2,200           --
Operating Income................................    43,611       62,919

OPERATING EXPENSE MARGINS:
Direct Hotel Operating Expenses:
  Lodging, as a percentage of lodging revenue...      26.3%        25.9%        27.0%        25.6%
  Food and Beverage, as a percentage of food and
     beverage revenue...........................      74.9%        77.4%        74.6%        73.6%
  Selling and General, as a percentage of
     lodging and food and beverage revenue......      27.0%        25.7%        25.6%        24.4%
Occupancy and Other Operating, as a percentage
  of
  lodging and food and beverage revenue.........       6.4%         7.0%
General and Administrative, as a percentage of
  total revenue.................................       7.5%         6.6%

OTHER DATA(1):
Occupancy.......................................      69.0%        69.7%        69.9%        71.9%
ADR.............................................  $  65.77     $  70.22     $  65.40     $  71.14
REVPAR..........................................  $  45.41     $  48.95     $  45.68     $  51.16
Gross Operating Profit..........................  $ 67,574     $ 94,965     $ 52,321     $ 62,627

---------------
(1) For purposes of showing operating trends, the results of the Frenchman's Reef, which were impacted by hurricane damage, and four hotels disposed of in 1995 and 1996 have been excluded from the Other Data section of the table. Comparable Owned Hotels refers to 46 Owned Hotels that were owned or leased by the Company during all of 1995 and 1996 (excluding the Frenchman's
    Reef).

     Lodging revenues, which include room revenues and other related revenues such as telephone and vending, increased by $52.7 million, or 36.1%, from $146.2 million in 1995 to $198.9 million in 1996. Lodging revenues increased due to incremental revenues of $52.6 million from the 44 new hotels added during 1995 and 1996 and higher revenues for comparable Owned Hotels, which increased by $13.6 million, or 12.3%, in 1996 as compared to 1995. The revenue gains were offset by a decrease of $13.8 million at the Frenchman's Reef attributable to hurricane-related damage.

     The Company operates in three major segments of the industry: all-suites, full-service and limited-service. The following table sets forth the growth in REVPAR at the comparable Owned Hotels for 1996, as compared to 1995, by industry segment:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1996
                                                               -----------------
                All-suites...................................         11.7%
                Full-service.................................         15.8%
                Limited-service..............................          5.2%
                          Total..............................         12.0%

     The REVPAR growth at comparable Owned Hotels reflects strong results in each of the Company's industry segments. The REVPAR increases reflect the results of several repositionings and continued favorable industry trends in the full-service segment, and growing recognition of the AmeriSuites brand in the fast-growing all-suites segment. The improvements in REVPAR were generated by increases in ADR, which rose by 8.8% and gains in occupancy of 2.9%.

     Food and beverage revenues increased by $3.4 million, or 9.2%, from $38.0 million in 1995 to $41.4 million in 1996. The increase was primarily due to the strong growth at comparable hotels and additional revenues from four new hotels in 1996. The increases were partially offset by lower food and beverage revenues at the Frenchman's Reef, which declined by $5.1 million due to the hurricane damage. Food and beverage revenues for comparable Owned Hotels increased by $2.8 million, or 10.7%, due to increased banquet business.

     Management and other fees consist of base and incentive fees earned under management agreements, fees for additional services rendered to Managed Hotels and sales commissions earned by the Company's national sales group, Market Segments, Inc. ("MSI"). Management and other fees decreased by $1.4 million, or 17.1%, from $8.1 million in 1995 to $6.7 million in 1996, primarily due to the conversions of Managed Hotels into Owned Hotels. Partially offsetting these decreased management fees were increased base and incentive management fees associated with the remaining Managed Hotels and increased revenues generated by MSI.

     Interest on mortgages and notes receivable primarily relate to mortgages secured by certain Managed Hotels. Interest on mortgages and notes receivable decreased by $5.8 million, or 48.8%, from $11.9 million in 1995 to $6.1 million in 1996, primarily due to conversions of notes receivable into operating hotel assets or cash in 1995 and 1996.

     Business interruption insurance revenue of $13.6 million in 1996 is based on the settlement of the Company's claim related to the hurricane damage caused by Hurricane Marilyn in September 1995 at the Frenchman's Reef. The Company is currently preparing a claim under its business interruption insurance with respect to Hurricane Bertha, which caused damage to the hotel in July 1996.

     Direct lodging expenses increased by $13.2 million, or 34.4%, from $38.4 million in 1995 to $51.6 million in 1996, due primarily to the addition of new hotels. Direct lodging expenses, as a percentage of lodging revenue, decreased from 26.3% in 1995 to 25.9% in 1996. This decrease was primarily due to increases in ADR which had minimal corresponding increases in expenses. For comparable Owned Hotels, direct lodging expenses as a percentage of lodging revenues decreased from 27.0% in 1995 to 25.6% in 1996.

     Direct food and beverage expenses increased by $3.7 million, or 12.7%, from $28.4 million in 1995 to $32.1 million in 1996, due to the increased revenues at comparable hotels and the addition of four full-service hotels in 1996. As a percentage of food and beverage revenues, direct food and beverage expenses increased from 74.9% in 1995 to 77.4% in 1996, due to lower margins at the Frenchman's Reef attributable to the hurricane damage. For comparable Owned Hotels, direct food and beverage expenses as a percentage of food and beverage revenue decreased from 74.6% in 1995 to 73.6% in 1996, primarily due to the higher margins associated with the increased banquet business.

     Direct hotel selling and general expenses consist primarily of hotel expenses for Owned Hotels which are not specifically allocated to rooms or food and beverage activities, such as administration, selling and advertising, utilities, repairs and maintenance. Direct hotel selling and general expenses increased by $12.0 million, or 24.2%, from $49.8 million in 1995 to $61.8 million in 1996, due primarily to the addition of new hotels. As a percentage of hotel revenues (defined as lodging and food and beverage revenues), direct hotel selling and general expenses decreased from 27.0% in 1995 to 25.7% in 1996 due primarily to the impact of the increases in ADR. For comparable Owned Hotels, direct selling and general expenses as a percentage of revenues decreased from 25.6% in 1995 to 24.4% in 1996 due primarily to the ADR increases.

     Occupancy and other operating expenses consist primarily of insurance, real estate and other taxes and rent expense. Occupancy and other operating expenses increased by $5.0 million, or 43.1%, from $11.8 million in 1995 to $16.8 million in 1996 due to the addition of new hotels, including several leased hotels. Occupancy and other operating expenses as a percentage of hotel revenues increased from 6.4% in 1995 to 7.0% in 1996 due to rent expense associated with the new leased hotels.

     General and administrative expenses consist primarily of centralized management expenses such as operations management, sales and marketing, finance and hotel support services associated with operating both the Owned Hotels and Managed Hotels and general corporate expenses. General and administrative expenses increased by $2.3 million, or 14.8%, from $15.5 million in 1995 to $17.8 million in 1996, due to increased advertising, personnel and training costs associated with opening the new AmeriSuites hotels. As a percentage of total revenues, general and administrative expenses decreased from 7.5% in 1995 to 6.6% in 1996 due to operating leverage.

     Depreciation and amortization expense increased by $9.9 million, or 62.0%, from $16.0 million in 1995 to $25.9 million in 1996, due to the impact of new hotel properties and refurbishment efforts at several hotels.

     Other expense of $2.2 million for 1995 consisted of a reserve for insurance deductibles related to hurricane damage caused by Hurricane Marilyn at the Frenchman's Reef hotel in St. Thomas, U.S. Virgin Islands.

     Investment income decreased by $251,000, or 5.2%, from $4.9 million in 1995 to $4.6 million in 1996, due to lower weighted average cash balances in 1996.

     Interest expense decreased by $1.3 million, or 6.0%, from $21.6 million in 1995 to $20.3 million in 1996, primarily due to capitalized interest related to new AmeriSuites construction. Capitalized interest increased by $4.9 million from $2.6 million in 1995 to $7.5 million in 1996. The decrease in interest expense was partially offset by interest associated with higher average borrowings in 1996.

     Other income consists of items which are not part of the Company's recurring operations. For 1996, other income consisted of gains on the sales of land and hotel properties of $2.5 million and a gain on the settlement of a note receivable of $1.8 million. Other income for 1995 consisted of a gain on the settlement of a note receivable of $822,000 and gains on property sales of $1.4 million.

     Pretax extraordinary gains of approximately $174,000 and $337,000 for 1995 and 1996 relate to the retirement of debt.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995
COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

     The following table presents the components of operating income, operating expense margins and other data for the Company and the Company's comparable Owned Hotels for the years ended December 31, 1995 and 1994. The results of the four hotels divested during 1994 and 1995 are not material to an understanding of the results of the Company's operations in such periods and, therefore, are not separately discussed.

                                                                              COMPARABLE OWNED
                                                          TOTAL                   HOTELS(1)
                                                  ---------------------     ---------------------
                                                    1994         1995         1994         1995
                                                  --------     --------     --------     --------
                                                       (IN THOUSANDS, EXCEPT ADR AND REVPAR)
INCOME STATEMENT DATA:
Revenues:
  Lodging.......................................  $ 88,753     $146,184     $ 76,604     $ 83,190
  Food and Beverage.............................    18,090       37,955       13,601       13,299
  Management and Other Fees.....................    10,021        8,115
  Interest on Mortgages and Notes Receivable....    15,867       11,895
  Rental and Other..............................     1,572        1,479
                                                  --------     --------
          Total Revenues........................   134,303      205,628
Direct Hotel Operating Expenses:
  Lodging.......................................    25,490       38,383       20,722       21,908
  Food and Beverage.............................    13,886       28,429       10,634       10,467
  Selling and General...........................    27,244       49,753       23,009       24,338
Occupancy and Other Operating...................     9,799       11,763
General and Administrative......................    15,089       15,515
Depreciation and Amortization...................     9,427       15,974
Other Expense...................................        --        2,200
Operating Income................................    33,368       43,611

OPERATING EXPENSE MARGINS:
Direct Hotel Operating Expenses:
  Lodging, as a percentage of lodging revenue...      28.7%        26.3%        27.1%        26.3%
  Food and Beverage, as a percentage of food and
     beverage revenue...........................      76.8%        74.9%        78.2%        78.7%
  Selling and General, as a percentage of
     lodging and food and beverage revenue......      25.5%        27.0%        25.5%        25.2%
Occupancy and Other Operating, as a percentage
  of
  lodging and food and beverage revenue.........       9.2%         6.4%
General and Administrative, as a percentage of
     total revenue..............................      11.2%         7.5%

OTHER DATA:
Occupancy.......................................      68.0%        69.2%        70.4%        72.3%
ADR.............................................  $  60.36     $  73.28     $  59.92     $  63.97
REVPAR..........................................  $  41.04     $  50.71     $  42.21     $  46.22
Gross Operating Profit..........................  $ 40,223     $ 67,605     $ 35,824     $ 39,926

---------------

(1) For purposes of this discussion of results of operations, comparable Owned Hotels refers to the 37 Owned Hotels that were owned or leased by the Company during all of 1994 and 1995.

     Lodging revenues, which include room revenues and other related revenues such as telephone and vending, increased by $57.4 million, or 64.7%, from $88.8 million in 1994 to $146.2 million in 1995. The increase was due to $52.1 million of lodging revenues generated by the conversion of the Company's interest in the Frenchman's Reef from a mortgage note receivable to a hotel asset and the 19 new hotels added during 1994 and 1995, with the balance coming from growth in revenues at comparable Owned Hotels. Lodging revenues for comparable Owned Hotels increased by $6.6 million, or 8.6%, in 1995 as compared to 1994.

     The Company operates in three major segments of the industry: all-suites, full-service and limited-service. The following table sets forth the growth in REVPAR at the comparable Owned Hotels for 1995, as compared to 1994, by industry segment:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1995
                                                               -----------------
                All-suites...................................         11.9%
                Full-service.................................          8.7%
                Limited-service..............................          9.2%
                          Total..............................          9.5%

     The REVPAR growth at comparable Owned Hotels reflects strong results in each of the Company's industry segments. Repositioning efforts at both full-service and limited-service hotels also contributed to the REVPAR increases. The improvements in REVPAR were generated by increases in ADR, which rose by 6.8% and gains in occupancy of 2.7%.

     Food and beverage revenues increased by $19.9 million, or 109.8%, from $18.1 million in 1994 to $38.0 million in 1995. The increase was primarily due to the additional food and beverage operations related to the Frenchman's Reef and six other full-service hotels acquired since January 1, 1994. Food and beverage revenues for comparable Owned Hotels decreased by $302,000 in 1995 compared to 1994. The decrease was primarily due to decreased banquet business and lower beverage revenues at the Company's sports lounges.

     Management and other fees consist of base and incentive fees earned under management agreements, fees for additional services rendered to Managed Hotels and sales commissions earned by the Company's national sales group, MSI. Management and other fees decreased by $1.9 million, or 19.0%, from $10.0 million in 1994 to $8.1 million in 1995. The decrease was primarily due to the loss of management fees on five Managed Hotels acquired by the Company during 1994 and 1995 and six additional hotels which were sold by a third party hotel owner in 1994. Partially offsetting these decreased management fees were increased base and incentive management fees associated with the remaining Managed Hotels and increased revenues generated by MSI.

     Interest on mortgages and notes receivable primarily relate to mortgages secured by certain Managed Hotels. Interest on mortgages and notes receivable decreased by $4.0 million, or 25.0%, from $15.9 million in 1994 to $11.9 million in 1995, primarily due to the Company's conversion of a $50.0 million note receivable secured by the Frenchman's Reef into an operating hotel asset in December 1994. Partially offsetting the decrease was interest income related to the purchase of $17.4 million of first mortgages secured by two hotels for $12.7 million in June 1995.

     Direct lodging expenses increased by $12.9 million, or 50.6%, from $25.5 million in 1994 to $38.4 million in 1995, due primarily to the addition of new hotels. Direct lodging expenses, as a percentage of lodging revenue, decreased from 28.7% in 1994 to 26.3% in 1995. This decrease was primarily due to increases in ADR which had minimal corresponding increases in expenses. For comparable Owned Hotels, direct lodging expenses as a percentage of lodging revenues decreased from 27.1% in 1994 to 26.3% in 1995.

     Direct food and beverage expenses increased by $14.5 million, or 104.7%, from $13.9 million in 1994 to $28.4 million in 1995, primarily due to the addition of seven new full-service hotels. As a percentage of food and beverage revenues, direct food and beverage expenses decreased from 76.8% in 1994 to 74.9% in 1995. The decrease was primarily due to increased revenues in higher margin areas such as banquet departments at the new hotels. For comparable Owned Hotels, direct food and beverage expenses as a percentage of food and beverage revenue increased slightly from 78.2% in 1994 to 78.7% in 1995.

     Direct hotel selling and general expenses consist primarily of hotel expenses for Owned Hotels which are not specifically allocated to rooms or food and beverage activities, such as administration, selling and advertising, utilities, repairs and maintenance. Direct hotel selling and general expenses increased by $22.6 million, or 82.6%, from $27.2 million in 1994 to $49.8 million in 1995, due primarily to the addition of new hotels. As a percentage of hotel revenues (defined as lodging and food and beverage revenues), direct hotel selling and general expenses increased from 25.5% in 1994 to 27.0% in 1995 due to the addition of new full-service properties which generally require higher levels of unallocated expenses. For comparable Owned Hotels, direct selling and general expenses as a percentage of revenues decreased slightly from 25.5% in 1994 to 25.2% in 1995.

     Occupancy and other operating expenses consist primarily of insurance, real estate and other taxes and rent expense. Occupancy and other operating expenses increased by $2.0 million, or 20.0%, from $9.8 million in 1994 to $11.8 million in 1995 as the additional costs associated with the new hotels were offset by real estate tax refunds of approximately $600,000 during the year. As a percentage of hotel revenues, occupancy and other operating expenses decreased from 9.2% in 1994 to 6.4% in 1995, primarily due to operating leverage.

     General and administrative expenses consist primarily of centralized management expenses such as operations management, sales and marketing, finance and hotel support services associated with operating both the Owned Hotels and Managed Hotels and general corporate expenses. General and administrative expenses increased by $426,000, or 2.8%, from $15.1 million in 1994 to $15.5 million in 1995, due to ordinary inflationary increases which were partially offset by central office payroll reductions. As a percentage of total revenues, general and administrative expenses decreased from 11.2% in 1994 to 7.5% in 1995 due to operating leverage.

     Other expense of $2.2 million for the year ended December 31, 1995 consists of a reserve for insurance deductibles related to damage caused by Hurricane Marilyn at the Frenchman's Reef.

     Depreciation and amortization expense increased by $6.6 million, or 69.4%, from $9.4 million in 1994 to $16.0 million in 1995, due to the impact of new hotel properties acquired in the past year and refurbishment efforts at several hotels.

     Interest expense increased by $7.6 million, or 54.4%, from $14.0 million in 1994 to $21.6 million in 1995, primarily due to new mortgage borrowings of $39.0 million incurred in February 1995 and $86.3 million of 7% Convertible Subordinated Notes due 2002 (the "Convertible Notes") issued in April 1995. Investment income increased by $2.9 million from $2.0 million in 1994 to $4.9 million in 1995 primarily due to higher average cash balances generated by the new borrowings.

     Other income consists of items which are not part of the Company's recurring operations. For the year ended December 31, 1995, other income consisted of a gain on the settlement of a note receivable of $822,000 and gains on the sale of land parcels of $1.4 million. Other income for the year ended December 31, 1994 consisted primarily of a gain on the settlement of the Rose and Cohen note receivable of $6.4 million, gains on property sales of $1.1 million and rebates of prior years' insurance premiums of $1.6 million.

     Pretax extraordinary gains of approximately $174,000 for the year ended December 31, 1995 relate to the retirement of secured notes with a face value of $22.2 million. Pretax extraordinary gains of approximately $292,000 for the year ended December 31, 1994 relate to the retirement of debt with a face value of $8.3 million.

LIQUIDITY AND CAPITAL RESOURCES

     Prime's external growth focuses on the accelerated expansion of its AmeriSuites brand through new construction. As of March 31, 1997, Prime had 41 AmeriSuites in operation and plans to have 69 AmeriSuites hotels open by the end of 1997 and 100 AmeriSuites open by the end of 1998.

     Prime believes that it will have access to sufficient resources to implement its planned expansion of the AmeriSuites brand, including capital from the following sources: (i) net proceeds from the Initial Offering; (ii) borrowings under the Company's $100 million Revolving Credit Facility; and (iii) internally generated free cash flow from hotel operations. With a significant hotel asset base, Prime also expects to seek additional debt or equity financing or enter into sale/leaseback agreements with respect to certain of its properties.

     The Company's major sources of cash for 1996 were net proceeds of approximately $115.5 million from the issuance of the $120.0 million First Mortgage Notes in January 1996, gross borrowings under the Revolving Credit Facility of $52.5 million, net proceeds of $141.4 million from the issuance of
8.3 million shares of Common Stock and cash flow from operations of $65.9 million. The Company's major uses of cash during the period were capital expenditures relating primarily to acquisitions and development of $286.5 million and debt repayments of $184.7 million, including repayments of $40.0 million under the Revolving Credit Facility.

     Cash flow from operations was $65.9 million in 1996 as compared to $38.6 million in 1995. Cash flow from operations was positively impacted by the utilization of net operating loss carryforwards ("NOLs") and other tax basis differences of $11.8 million in 1996 and $9.5 million in 1995, respectively. At December 31, 1996, the Company had federal NOLs relating to its predecessor, Prime Motor Inns, Inc. ("PMI"), of approximately $90.7 million which are subject to annual utilization limitations and expire beginning in 2005 and continuing through 2007.

     Common Stock. On August 2, 1996, the Company sold 8.3 million shares of Common Stock at a price of $18 per share. The Company utilized the net proceeds from the offering of approximately $141.4 million to fund AmeriSuites development, to reduce indebtedness of $40.0 million under the Revolving Credit Facility and to repay certain other indebtedness of $26.7 million, thereby increasing availability for further AmeriSuites development.

     Debt. On June 28, 1996, the Company established a Revolving Credit Facility with a group of financial institutions providing for availability of funds up to the lesser of $100.0 million or a borrowing base determined under the agreement. The Revolving Credit Facility is secured by certain of the Company's hotels with recourse to the Company. Additional hotels may be added or substituted subject to the approval of the lenders. The Revolving Credit Facility bears interest at LIBOR plus 2.25% and is available through June 2001. The Revolving Credit Facility contains covenants requiring the Company to maintain certain financial ratios and also contains covenants which limit the incurrence and payment of debt, liens, dividend payments, stock repurchases, certain investments, transactions with affiliates, asset sales, mergers and consolidations and any change of control of the Company. The aggregate amount of the Revolving Credit Facility will be reduced to $87.0 million on June 28, 1999 and $75.0 million on June 28, 2000. On June 28, 1996, the Company borrowed $40.0 million under the Revolving Credit Facility and the proceeds were used to retire $20.0 million of interim financing with the remainder utilized principally for the development of AmeriSuites hotels. On August 5, 1996, the Company repaid the full amount of this borrowing under the Revolving Credit Facility with the proceeds from the issuance of Common Stock. As of December 31, 1996, the Company had borrowed $12.5 million under the Revolving Credit Facility. The Company borrowed an additional $63.1 million through March 31, 1997 and subsequently retired all borrowings under the Revolving Credit Facility with a portion of the net proceeds from the Initial Offering. As of March 31, 1997, the Company had $100.0 million available under the Revolving Credit Facility.

     On August 2, 1996, the Company prepaid in full $26.7 million of debt secured by 10 hotels with the proceeds from the issuance of Common Stock. The loans were due in February 2000 and bore interest at LIBOR plus 4.25%. The hotels formerly used as collateral for this debt were added to the collateral for the Revolving Credit Facility.

     In May 1996, the Company borrowed $20.0 million from a financial institution with interest at LIBOR plus 2.25%. Proceeds were utilized for the development of AmeriSuites hotels. The borrowing was subsequently repaid with the proceeds from the Revolving Credit Facility.

     In January 1996, the Company issued $120.0 million of 9 1/4% First Mortgage Notes due 2006. Interest on the First Mortgage Notes is payable semi-annually on January 15 and July 15. The Notes are secured by 15 hotels and contain certain covenants including limitations on the incurrence of debt, liens, dividend payments, certain investments, transactions with affiliates, asset sales and mergers and consolidations. The Notes are redeemable, in whole or in part, at the option of the Company on or after January 15, 2001 at premiums to principal which decline on each anniversary date thereafter. The Company utilized a portion of the proceeds to pay down approximately $51.6 million of indebtedness, with the remainder of the proceeds used to finance the purchase of the Wellesley Inns described below and the development of AmeriSuites hotels.

     During 1996, the Company prepaid and retired $1.4 million of its 10% Senior Secured Notes resulting in pre-tax extraordinary gains of $151,000. The Company also retired $2.4 million of mortgage debt in conjunction with the sale of a hotel which resulted in a pre-tax extraordinary gain of $186,000.

     In March 1997, the Company retired all of its 10% Senior Secured Notes with a portion of the net proceeds from the Initial Offering.

     As of December 31, 1996, the Company had $13.9 million of debt related to the Frenchman's Reef which was originally scheduled to mature in December 1996. The Company and the lender entered into an agreement to extend the maturity of the loan to January 1998. The amended loan bore interest at the same rate currently in effect and principal payments were waived until maturity. All other terms and conditions of the loan remained in effect. The Company repaid this debt with a portion of the net proceeds of the Initial Offering. The Company is currently in negotiation to obtain new financing in connection with the refurbishment plans at the Frenchman's Reef.

     In October 1996, the Company entered into a six-month interest rate contract with a major financial institution to hedge its interest rate exposure on the anticipated financing of its development program in 1997. Under the agreement, the Company effectively fixed interest rates for approximately seven years at a Treasury yield of 6.4% on a $98.4 million notional principal amount.

     Capital Investments. The Company's capital spending in 1996 was focused on the development of its AmeriSuites hotel chain and the consolidation of ownership of its Wellesley Inns chain. In 1996, the Company spent $184.6 million on new construction and $69.4 million on acquisitions funded primarily by existing cash balances, internally generated cash flow, the issuance of Common Stock and proceeds from borrowings under the Revolving Credit Facility and the issuance of the First Mortgage Notes.

     The Company intends to rapidly expand its AmeriSuites chain through new construction. The Company has opened 22 new AmeriSuites hotels since January 1, 1996 bringing the total to 41 hotels as of March 31, 1997. The Company plans to have 69 AmeriSuites open by the end of 1997 and 100 AmeriSuites open by the end of 1998. As of March 31, 1997, the Company had 45 AmeriSuites hotels under development, including 27 under construction. The Company expects to spend a total of approximately $300 million on development of new AmeriSuites hotels in each of 1997 and 1998.

     On March 6, 1996, the Company acquired 18 hotels consisting of 16 Wellesley Inns and two other limited service hotels for approximately $65.1 million in cash. Subsequently, the Company sold two of the Wellesley Inns, which were converted to another brand affiliation, and the two other limited-service hotels, which were not consistent with the Company's strategy, for aggregate proceeds of $11.4 million. The acquisition enabled the Company to establish full control over its proprietary Wellesley Inns brand with all 28 Wellesley Inns owned and operated by the Company. In order to ensure consistent quality and enhance the value of its brand, the Company refurbished five of these acquired hotels in 1996 and completed the renovation of nine other acquired Wellesley Inns hotels in March 1997 at a total renovation cost for 1996 and 1997 of approximately $9.0 million.

     In September 1996, the Company acquired the Ramada Plaza Suite Hotel in Secaucus, NJ, which was repositioned as a Radisson Suite Hotel. The acquisition price of $16.5 million included the assumption of $12.2 million of debt. In February 1997, the Company acquired a Holiday Inn in Monroe Township, NJ for $11.2 million in cash. The Company may from time to time acquire full-service hotels having operating synergies with other Company hotels, although no such acquisitions are currently pending.

     During 1996, the Company spent approximately $30.8 million on capital improvements at its Owned Hotels, of which approximately $16.8 million related to refurbishments and repositionings of recently acquired hotels. In 1996, the Company completed the refurbishment and repositioning of the Hasbrouck Heights, NJ, Crowne Plaza, the Las Vegas St. Tropez Hotel and five of the recently acquired Wellesley Inns. The Company intends to spend approximately $7.0 million in 1997 relating to the refurbishing of nine other recently acquired Wellesley Inns and the Monroe Township Holiday Inn.

     In September 1995, the Frenchman's Reef in St. Thomas U.S. Virgin Islands suffered damage when Hurricane Marilyn struck the island. The Company and its insurance carrier settled the Company's property and business interruption insurance claim with respect to Hurricane Marilyn for $25.0 million. In July 1996, the Company received the final installment under its settlement, bringing the net proceeds to $22.8 million, net of deductibles, for which the Company provided a reserve of $2.2 million in 1995. The Company utilized all insurance proceeds to reduce the Frenchman's Reef mortgage loan to $13.9 million. In addition, in July 1996, Hurricane Bertha struck the island and caused further damage to the hotel. The Company is currently reviewing its claim for property damage with its insurance carrier and is in the process of preparing a claim under its business interruption insurance.

     The Company is currently underway with plans to refurbish and upgrade the Frenchman's Reef. In addition to hurricane-related renovations, the plan provides for structural enhancements, redesigned guestrooms, increased banquet and meeting space and new landscaping. The Company estimates that the cost of refurbishment will be approximately $30.0 million. The Company has continued to operate the hotel. However, due to the extent of the renovations and the additional damage caused by Hurricane Bertha, the Company closed the hotel in April 1997 and plans to reopen the hotel in December 1997, although there can be no assurance that the Frenchman's Reef will reopen at such time or that the cost of refurbishment will not exceed the Company's estimate. The Company does not believe the closing of the Frenchman's Reef will have a material impact on its cash flow due to the seasonality of the hotel's operations and its business interruption insurance coverage.

     In order to facilitate future tax-free exchanges of hotel properties, the Company from time to time enters into arrangements with an unaffiliated third party pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. As of March 31, 1997, the Company had advanced approximately $27.3 million to such third party, which advances are classified as property, equipment and leasehold improvements.

     Asset Realizations. The Company has pursued a strategy of converting mortgage notes receivable and other assets into cash or operating hotel assets. The Company has also sold certain hotel assets which are not consistent with the Company's development strategy. During 1996, the Company received $7.9 million in cash in settlement of notes receivable and $13.0 million in cash on sales of properties resulting in gains of $4.3 million. In 1996, the Company obtained control of the 210-room Howard Johnson Hotel in Cocoa Beach, FL and the 204-room Radisson Hotel in Fairfield, NJ by converting its mortgage notes receivable into operating hotel assets. Through March 31, 1997, the Company received $15.1 million in cash from the sale of four hotels, including the Cocoa Beach Howard Johnson Hotel.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                       OF THE COMPANY AND ITS PREDECESSOR

     The Company is the successor in interest to the Company's predecessor, Prime Motor Inns, Inc. ("PMI"), which emerged from chapter 11 reorganization on July 31, 1992 (the "Effective Date"). PMI had filed for protection under chapter 11 of the United States Bankruptcy Code in September 1990. The Company implemented "fresh start" reporting pursuant to the Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" of the American Institute of Certified Public Accountants, as of the Effective Date. Accordingly, the consolidated financial statements of the Company are not comparable in all material respects to any such financial statement as of any date or for any period prior to the Effective Date. Subsequent to the Effective Date, the Company changed its fiscal year end from June 30 to December 31. The table below presents selected consolidated financial data derived from: (i) the Company's historical financial statements for the years ended December 31, 1993, 1994, 1995 and 1996, (ii) the Company's historical financial statements as of and for the five-month period ended December 31, 1992, (iii) the Company's "fresh start" balance sheet as of the Effective Date and (iv) the historical consolidated financial statements of PMI for the one month ended July 31, 1992 and for the year ended June 30, 1992. This data should be read in conjunction with the Consolidated Financial Statements, related notes and other financial information included and incorporated by reference in this Prospectus.

                                                                                      POST-REORGANIZATION
                                        PRE-REORGANIZATION     ------------------------------------------------------------------
                                      ----------------------               AS OF AND
                                      AS OF AND     FOR THE                 FOR THE
                                       FOR THE     ONE MONTH              FIVE MONTHS         AS OF AND FOR THE YEAR ENDED
                                      YEAR ENDED     ENDED      AS OF        ENDED                    DECEMBER 31,
                                       JUNE 30,    JULY 31,    JULY 31,    DEC. 31,     -----------------------------------------
                                       1992(1)      1992(1)    1992(1)       1992         1993       1994       1995       1996
                                      ----------   ---------   --------   -----------   --------   --------   --------   --------
                                          (IN THOUSANDS)                                             (IN THOUSANDS)
Statement of operations data:
  Total revenues....................  $ 134,190    $  8,793          --    $  41,334    $108,860   $134,303   $205,628   $268,868
  Valuation writedowns and
    reserves........................    (62,123)    (13,000)         --           --          --         --         --         --
Reorganization items................    (23,194)      1,796          --           --          --         --         --         --
Other income........................         --          --          --           --       3,809      9,089      2,239      4,306
Income (loss) from continuing
  operations before extraordinary
  items(2)..........................    (71,965)    (10,274)         --        1,393       8,175     18,258     17,465     30,914
Extraordinary items-gains on
  discharge of indebtedness (net of
  income taxes).....................         --     249,600          --           --       3,989        172        104        202
Net income (loss)...................    (71,965)    239,326          --        1,393      12,164     18,430     17,569     31,116
Balance sheet data:
Total assets........................  $ 554,118          --    $468,650    $ 403,314    $410,685   $434,932   $573,241   $786,098
Long-term debt, net of current
  portion...........................      8,921          --     204,438      192,913     168,618    178,545    276,920    298,875
Stockholders' equity (deficiency)...   (229,292)         --     135,600      137,782     171,364    204,065    232,916    419,895

---------------
(1) PMI filed for chapter 11 bankruptcy protection on September 18, 1990, at which time it owned or managed 141 hotels. During its approximately two-year reorganization, PMI restructured its assets, operations and capital structure. On the Effective Date, the Company emerged from chapter 11 reorganization with 75 Owned Hotels or Managed Hotels, $135.6 million of stockholders' equity and $266.4 million of total debt.

(2) Approximately $2.3 million and $28.0 million of contractual interest expense during the one month ended July 31, 1992 and for the fiscal year ended June 30, 1992, respectively, was not accrued and was not paid due to the chapter 11 proceeding.

                                    BUSINESS

THE COMPANY

     Prime is a leading national hotel company, with a portfolio of 107 hotels containing 15,287 rooms located in 25 states and the U.S. Virgin Islands (the "Portfolio"). Prime controls two high-quality hotel brands -- AmeriSuites(R) and Wellesley Inns(R) -- as well as a portfolio of upscale full-service hotels. One of the country's largest hotel owner/operators, Prime has positioned itself to benefit significantly from favorable lodging industry fundamentals that have prevailed in recent years. From 1994 to 1996, the Company's EBITDA has grown at a compound annual rate of 44.0%, from $42.8 million in 1994 to $88.8 million in 1996, while recurring net income has grown at a compound annual rate of 48.7%, from $12.8 million to $28.3 million over the same period.

     The Company's strategy is to capitalize on two lodging industry trends: (i) favorable industry fundamentals, which are producing strong earnings growth due to the operating leverage inherent in hotel ownership and (ii) growing consumer preferences for newer all-suite accommodations with strong brand identities. Reflecting this strategy, the Company owns and operates 94 of the 107 hotels in the Portfolio and holds financial or equity interests in 8 of the remaining 13 hotels managed by the Company for third parties. Furthermore, more than 85% of the Company's capital spending in 1995 and 1996 was dedicated to the growth of the Company's proprietary AmeriSuites and Wellesley Inns brands. Through its focus on hotel equity ownership, the Company is benefiting from the operating leverage inherent in the lodging industry. Through its development of proprietary brands, the Company is positioning itself to generate additional revenue not dependent on investment in real estate.

     Prime's Portfolio is modern and well-maintained, with an average hotel age of approximately 11 years. Over the past three years, the Company has achieved rapid growth in the Portfolio, from 5,092 owned rooms at January 1, 1994 to 12,610 owned rooms at March 31, 1997. At the same time, the Company has focused on brand development, with the number of Owned Hotels operated under Prime's proprietary AmeriSuites and Wellesley Inns brands increasing from 19 of the 41 Owned Hotels at January 1, 1994 to 69 of the 94 Owned Hotels at March 31, 1997.

     The Company's hotels serve three major lodging industry segments: the all-suites segment, under the Company's proprietary AmeriSuites brand; the upscale full-service segment, under major national franchises; and the limited-service segment, primarily under the Company's proprietary Wellesley Inns brand.

     All-Suites: Prime owns and operates 41 all-suite hotels under the AmeriSuites brand name, and currently has another 45 AmeriSuites under development, including 27 under construction. AmeriSuites are upper mid-price, all-suite hotels containing approximately 128 suites and located primarily near suburban commercial centers, corporate office parks and other travel destinations, with close proximity to dining, shopping and entertainment amenities. Since January 1, 1995, AmeriSuites has been one of the fastest growing domestic hotel chains, expanding from 13 hotels to 41 hotels at March 31, 1997, an increase of 215%. In 1996, AmeriSuites contributed approximately $26.0 million, or 28.6%, of the Company's Hotel EBITDA, a percentage which the Company believes will increase significantly in 1997.

     Full-Service: Prime operates 31 upscale full-service hotels with food service and banquet facilities under franchise agreements with national hotel brands such as Marriott, Radisson, Sheraton, Crowne Plaza, Holiday Inn and Ramada. In 1996, the Company's full-service hotels contributed approximately $44.5 million, or 48.9%, of the Company's Hotel EBITDA.

     Limited-Service: Prime operates 35 limited-service hotels, 28 of which are Wellesley Inns. The Company owns all of the Wellesley Inns, which compete primarily in the mid-price segment with hotels such as Hampton Inns and La Quinta Inns. The remaining seven limited-service hotels are operated under franchise agreements with well-known national chains. In accordance with its brand development strategy, the Company expects to divest a number of these seven hotels within the next several years. In 1996, the Company's limited-service hotels contributed approximately $20.5 million, or 22.5%, of the Company's Hotel EBITDA.

OPERATING PERFORMANCE AND INTERNAL GROWTH

     Prime seeks to achieve internal growth through the use of sophisticated operating, marketing and financial systems at its hotels. Prime has demonstrated its ability to operate its hotels effectively in each of its three segments, achieving REVPAR increases in 1996 at its comparable AmeriSuites, full-service and limited-service hotels of 11.7%, 15.8% and 5.2%, respectively, versus 1995 results. Management believes that: (i) the AmeriSuites chain is positioned to benefit from increased critical mass and name recognition resulting from the chain's rapid growth, expanded marketing initiatives and product improvements;
(ii) the upscale full-service segment, located principally in the Northeast, is positioned to benefit from strong regional and segment fundamentals, including significant barriers to entry; and (iii) the Company's Wellesley Inns are positioned to benefit from a $9.0 million renovation and reimaging program which was completed in March 1997.

     The Company's emphasis on efficient operations has increased operating margins, thus translating its top-line REVPAR growth into increased earnings for each of its three industry segments. In 1996, gross operating profit increased by 17.0%, 25.9% and 10.4%, respectively, for comparable AmeriSuites, full-service and limited-service hotels, versus 1995 results. The Company expects to further improve its operating performance in 1997 through the implementation of a new proprietary yield management system, an enhanced central reservations system serving the AmeriSuites and Wellesley Inns chains, digital telecommunications conversions, improved telephone call accounting systems and significant increases in employee training programs.

AMERISUITES EXPANSION

     Prime's external growth focuses on the accelerated expansion of its AmeriSuites brand through the construction of new AmeriSuites hotels. The Company believes that AmeriSuites, which offers an excellent guest experience and desirable suite accommodations at mid-scale prices, is well-positioned to become a preeminent brand in the rapidly growing all-suites segment. Prime plans to have 69 AmeriSuites open by the end of 1997 and 100 AmeriSuites open by the end of 1998. At present, 41 AmeriSuites are open, with an additional 45 hotels under development, including 27 under construction. At these levels, the Company believes that it is approaching the critical mass necessary to begin development of franchising programs, which would further leverage the value of its proprietary brands.

     AmeriSuites are positioned in the upper mid-price segment of the lodging industry, competing predominantly with other mid-price and upscale brands such as Courtyard by Marriott and Holiday Inn. The Company markets AmeriSuites as "America's All-Suite Hotel," emphasizing superior price/value relative to traditional mid-price hotels by focusing on the chain's spacious suites, upscale facilities and attractive amenity package. The Company is committed to the expansion of the AmeriSuites brand for the following reasons:

     - ATTRACTIVE INVESTMENT RETURNS: AmeriSuites have generated strong investment returns, due to moderate development costs and high operating profit margins. In 1996, AmeriSuites which were in operation for at least one year generated an average EBITDA of $1.26 million, representing an average unleveraged 18.1% return on total invested capital. In approving new AmeriSuites for development, the Company seeks a projected unleveraged return on total invested capital of 14% to 16% per year (although actual results may vary significantly from projected results).

     - RAPID STABILIZATION: Due to the attractiveness of the AmeriSuites product, careful market analysis and extensive pre-opening sales and marketing efforts, new AmeriSuites have rapidly attained high revenue and profit levels. In 1996, the new AmeriSuites hotels which were open for at least three months but less than 18 months achieved REVPAR levels which were within 8% of the REVPAR levels achieved by stabilized AmeriSuites hotels which were in operation for more than 18 months.

     - BROAD CUSTOMER APPEAL: The AmeriSuites concept offers the benefits of an all-suite hotel at a price that appeals to a wide variety of customers. Business travelers are attracted to the specially designed business suites, fully-equipped business centers, meeting rooms, convenient locations and in-room features, including computer data ports and voice mail. Leisure travelers enjoy the exercise room, complimentary continental breakfast, living room sleeper sofa and heated swimming pool. In addition, the layout of the AmeriSuites room, each of which includes a kitchenette, appeals to the fast-growing extended-stay market segment. The Company believes AmeriSuites offers a level of amenities and services exceeding those typically found in extended-stay hotels.

     - FAST GROWING, FRAGMENTED MARKET: The all-suites segment has seen above-market demand growth in recent years. From 1992 through 1996, demand for all-suite hotels grew at more than triple the rate of demand growth experienced by the lodging industry as a whole, and exceeded all-suites supply growth by 17.7%. Given the fast-growing demand for all-suite accommodations and the absence of a dominant competitor in the mid-price all-suites market, Prime believes that it can establish AmeriSuites as a preeminent brand in this market while continuing to generate attractive returns.

     - FAVORABLE OPERATING OUTLOOK: Management expects the AmeriSuites chain to continue its strong performance, due principally to the following factors:

          Increased critical mass: AmeriSuites' historical performance improvements have been achieved despite the lack of an extensive chain infrastructure. With more than three times the number of hotels from January 1995 levels, 28 additional properties expected to be added during 1997 and the addition of an enhanced central reservations system, AmeriSuites' referral network, name recognition and marketing initiatives have continued to strengthen. In 1997, Prime plans to double its AmeriSuites national brand advertising expenditures to further enhance the chain's market profile.

          Upside opportunities vs. key competitors: The Company believes it is well-positioned to capitalize on the superior price/value characteristics of the AmeriSuites brand as the chain expands. Despite significant product advantages over its older, more established non-suite competitors, AmeriSuites, as a recently established brand in the early stages of development, has historically generated comparatively lower REVPAR levels. For example, in 1996 the 296-hotel Courtyard by Marriott chain, a principal competitor of AmeriSuites, generated an average REVPAR more than 20% higher than that of AmeriSuites, which management attributes to Courtyard's more fully developed marketing programs and brand recognition. Management believes that the growing AmeriSuites infrastructure, consisting of elements such as improved frequency programs, an enhanced central reservations system, increased advertising and marketing programs and the increased visibility from the doubling of the chain's number of hotels in the past year will permit AmeriSuites to achieve critical mass and outperform its older, more established competitors.

          Impact of product enhancements: Prime continually seeks to refine and enhance the AmeriSuites product to improve guest satisfaction and economic returns. In 1996, the Company introduced a larger, more upscale lobby and arrival area, standardized indoor pools in Northern climates and introduced a new concept for business travelers: Taking Care of Business Suites ("TCB Suites"). TCB Suites comprise approximately 20% of AmeriSuites rooms and are included in every hotel, offering guests a well equipped in-suite office environment with the residential atmosphere typical of the chain's suites. Management believes that these and other product improvements will continue to enhance operating performance.

     Prime believes that it will have access to sufficient resources to implement its planned expansion of the AmeriSuites brand, including capital from the following sources: (i) net proceeds from the Initial Offering; (ii) borrowings under the Company's $100 million Revolving Credit Facility; and (iii) internally generated free cash flow from hotel operations. With a significant hotel asset base, Prime also expects to seek additional debt or equity financing or enter into sale/leaseback agreements with respect to certain of its properties.

INDUSTRY OVERVIEW

     The lodging industry as a whole has experienced five consecutive years in which the growth in room demand has exceeded the growth in supply. In 1996, industry-wide percentage growth in demand for hotel rooms exceeded industry-wide percentage growth in supply of hotel rooms by 34.8% (3.1% versus 2.3%). The excess of demand growth over supply growth in the past several years has led to industry-wide increases in occupancy percentages and ADR, with occupancy rising to 65.7% in 1996 from 65.1% in 1995, and ADR increasing 6.7% in 1996 over 1995 levels. Historical industry performance, however, may not be indicative of future results.

     The following table was compiled from industry operating data as reported by Smith Travel Research and highlights industry data for the United States and the regions in which most of the Company's hotels are located: the Middle Atlantic region, which is comprised of New Jersey, New York and Pennsylvania; and the South Atlantic region, which is comprised of Florida, Georgia, South Carolina, North Carolina, Virginia, West Virginia, Maryland and Delaware. The table also includes operating data concerning the three price levels (of the five price levels classified by Smith Travel Research) in which the Company competes: upscale, mid-price and economy. REVPAR data was calculated by the Company based on occupancy and ADR data supplied by Smith Travel Research.

                                                                      % CHANGE IN:
                                 ---------------------------------------------------------------------------------------
                                         ROOM SUPPLY                   ROOM DEMAND                     REVPAR
                                 ---------------------------   ---------------------------   ---------------------------
                                 1994 V.   1995 V.   1996 V.   1994 V.   1995 V.   1996 V.   1994 V.   1995 V.   1996 V.
                                  1993      1994      1995      1993      1994      1995      1993      1994      1995
                                 -------   -------   -------   -------   -------   -------   -------   -------   -------
United States..................    1.4%      1.6%      2.3%      4.7%      3.0%      3.1%       7.3%     6.1%       7.8%
BY REGION:
Middle Atlantic................    0.4       1.1       1.0       4.0       1.2       3.3       10.5      5.8       10.1
South Atlantic.................    1.1       1.3       2.0       3.2       3.6       3.3        4.9      6.9        7.9
BY SERVICE (PRICE LEVEL):
Upscale........................    2.0       1.9       3.4       3.8       2.6       3.4        5.0      4.7        5.4
Mid-Price......................    2.0       2.4       3.3       4.2       3.8       3.3        5.5      5.9        6.7
Economy........................    1.1       2.0       2.3       2.6       3.0       2.4        5.0      6.2        6.7

PRIME'S LODGING OPERATIONS

     The following table sets forth information with respect to the Owned Hotels and Managed Hotels as of March 31, 1997:

                                                               MANAGED WITH
                                                                 FINANCIAL
                                              OWNED(1)          INTEREST(2)       OTHER MANAGED          TOTAL
                                          ----------------    ---------------    ---------------    ----------------
                                          HOTELS    ROOMS     HOTELS    ROOMS    HOTELS    ROOMS    HOTELS    ROOMS
                                          ------    ------    ------    -----    ------    -----    ------    ------
All-Suites:
  AmeriSuites...........................    41       5,140       0         0        0         0        41      5,140
Full-Service:
  Marriott..............................     1         517       0         0        1       525         2      1,042
  Radisson..............................     3         627       0         0        0         0         3        627
  Sheraton..............................     3         589       0         0        0         0         3        589
  Crowne Plaza..........................     3         717       0         0        0         0         3        717
  Holiday Inn...........................     2         390       3       690        0         0         5      1,080
  Ramada................................     8       1,256       3       672        1       125        12      2,053
  Howard Johnson........................     0           0       1       116        1       115         2        231
  Independent...........................     1         149       0         0        0         0         1        149
                                            --      ------      --      -----      --      -----      ---     ------
          Total Full-Service............    21       4,245       7      1,478       3       765        31      6,488
Limited-Service:
  Wellesley Inn.........................    28       2,817       0         0        0         0        28      2,817
  Howard Johnson........................     3         268       1       149        2       285         6        702
  Other.................................     1         140       0         0        0         0         1        140
                                            --      ------      --      -----      --      -----      ---     ------
          Total Limited-Service.........    32       3,225       1       149        2       285        35      3,659
                                            --      ------      --      -----      --      -----      ---     ------
               Total....................    94      12,610       8      1,627       5      1,050      107     15,287
                                            ==      ======      ==      =====      ==      =====      ===     ======

---------------
(1) Of the 94 Owned Hotels, 13 are operated under lease agreements. The leases covering the Company's leased hotels provide for fixed lease rents and, in most instances, additional percentage rents based on a percentage of room revenues. The leases also generally require the Company to pay the cost of repairs, insurance and real estate taxes. In addition, some of the Company's Owned Hotels are located on land subject to long-term leases, generally for terms in excess of the depreciable lives of the improvements.

(2) Eight Managed Hotels in which the Company holds a mortgage or profit participation on the property.

     The following table sets forth the location of the Company's hotels as of March 31, 1997:

                                                    MANAGED WITH
                                                     FINANCIAL
                                  OWNED               INTEREST          OTHER MANAGED             TOTAL
                            -----------------     ----------------     ----------------     -----------------
                            HOTELS     ROOMS      HOTELS     ROOMS     HOTELS     ROOMS     HOTELS     ROOMS
                            ------     ------     ------     -----     ------     -----     ------     ------
Arizona...................     1          118       --          --       --         --          1         118
Arkansas..................     1          130       --          --       --         --          1         130
California................    --           --       --          --        1         96          1          96
Connecticut...............     4          589       --          --       --         --          4         589
Florida...................    22        2,341       --          --        1        115         23       2,456
Georgia...................     6          803       --          --        1        189          7         992
Illinois..................     3          369       --          --       --         --          3         369
Indiana...................     1          126       --          --       --         --          1         126
Kansas....................     1          126       --          --       --         --          1         126
Kentucky..................     1          123       --          --       --         --          1         123
Maryland..................     1          128       --          --        1        525          2         653
Michigan..................     1          128       --          --       --         --          1         128
Minnesota.................     1          128       --          --       --         --          1         128
Nevada....................     2          350       --          --       --         --          2         350
New Jersey................    16        2,569        7       1,489        1        125         24       4,183
New York..................     8          938       --          --       --         --          8         938
North Carolina............     2          254       --          --       --         --          2         254
Ohio......................     4          508       --          --       --         --          4         508
Oklahoma..................     1          128       --          --       --         --          1         128
Oregon....................     1          161       --          --       --         --          1         161
Pennsylvania..............     2          376        1         138       --         --          3         514
South Carolina............     1          111       --          --       --         --          1         111
Tennessee.................     4          507       --          --       --         --          4         507
Texas.....................     5          640       --          --       --         --          5         640
U.S. Virgin Islands.......     1          517       --          --       --         --          1         517
Virginia..................     4          442       --          --       --         --          4         442
                              --       ------       --       -----       --       -----       ---      ------
          Total...........    94       12,610        8       1,627        5       1,050       107      15,287
                              ==       ======       ==       =====       ==       =====       ===      ======

     The following table sets forth for the five years ended December 31, 1996 operating data for the hotels in the Company's portfolio as of December 31, 1996. Operating data for the Owned Hotels built or acquired during the period are presented from the dates such hotels commenced operations or became Owned Hotels. For purposes of showing operating trends, the results of the Frenchman's Reef, which were impacted by hurricane damage, have been excluded from the table. For purposes of showing operating trends, the results of 25 Owned Hotels that were managed by the Company prior to their acquisition by the Company are presented as if they had been Owned Hotels from the dates the Company began managing the hotels.

                                                               MANAGED WITH
                                     OWNED                  FINANCIAL INTEREST               OTHER MANAGED            TOTAL
                          ---------------------------   ---------------------------   ---------------------------   ---------
                           HOTELS              ROOMS     HOTELS              ROOMS     HOTELS              ROOMS     HOTELS
                          ---------            ------   ---------            ------   ---------            ------   ---------
1992..................         55              7,087          9              1,747          2                650         66
1993..................         59              7,576          9              1,747          3                765         71
1994..................         66              8,642          9              1,747          5              1,050         80
1995..................         74              9,616          9              1,747          5              1,050         88
1996..................         90              11,645         9              1,747          5              1,050        104


                                 ROOMS
                                 ------
1992..................           9,484
1993..................           10,088
1994..................           11,439
1995..................           12,413
1996..................           14,442

                          OCCUPANCY    ADR     REVPAR   OCCUPANCY    ADR     REVPAR   OCCUPANCY    ADR     REVPAR   OCCUPANCY
                          ---------   ------   ------   ---------   ------   ------   ---------   ------   ------   ---------
1992..................       69.2%    $56.04   $38.75      70.7%    $58.50   $41.33      64.9%    $87.81   $56.96      69.2%
1993..................       71.4      57.11   40.77       72.9      60.72   44.26       64.9      86.91   56.41       71.2
1994..................       69.9      60.59   42.35       72.1      66.42   47.88       68.2      73.66   50.27       70.1
1995..................       69.6      64.26   44.70       73.5      69.55   51.09       70.5      77.58   54.71       70.2
1996..................       69.6      70.39   48.97       75.6      73.92   55.88       76.9      83.06   63.83       71.0

                         ADR     REVPAR
                        ------   ------
1992..................  $58.58   $40.51
1993..................   59.63   42.48
1994..................   62.84   44.05
1995..................   66.28   46.54
1996..................   71.99   51.08

  All-Suite Hotels

     The Company currently owns 41 AmeriSuites hotels and has 45 AmeriSuites hotels under development, including 27 under construction. Prime plans to have 69 AmeriSuites open by the end of 1997 and 100 AmeriSuites open by the end of 1998. AmeriSuites are all-suites, upper mid-price hotels which offer guests an attractively designed suite with a complimentary continental breakfast in a spacious lobby cafe, remote-control cable television, fully-equipped business centers, fitness centers and pool facilities. The hotels provide group meeting space, but do not include restaurant or lounge facilities. AmeriSuites attract customers principally because of the quality of the guest suites, which offer distinct living, sleeping and kitchen areas and the consistency of product quality. AmeriSuites hotels also offer business suites marketed under the name "TCB (Taking Care of Business) Suites." TCB Suites were developed specifically for the business traveler and feature a well-equipped in-suite office including an oversized desk with executive chair, dual phone lines, easy chair and ottoman, in addition to voice mail, data ports and other amenities. Each AmeriSuites contains approximately 128 suites, including 24 TCB Suites, and two to four meeting rooms. AmeriSuites are primarily located near suburban commercial centers, corporate office parks and other travel destinations, with close proximity to dining, shopping and entertainment amenities. The target customer is primarily the business traveler, with an average length of stay of two to three nights, and leisure or weekend travelers. AmeriSuites are marketed primarily through direct sales, national marketing programs and a central reservation system.

     On January 31, 1997, the Company converted its central reservation system for its AmeriSuites and Wellesley Inns brands to a new system developed and operated by Anasazi Travel Resources, Inc. The new reservation system will broaden access to travel agents through additional global distribution systems and immediately increased the number of agent terminals by 23%. Through a real-time interface connecting the hotels with the central reservation system and global distribution systems, the Company will be able to swiftly implement marketing and yield management strategies. Additionally, the system will provide the Company with detailed guest history data for new marketing initiatives such as frequent traveler programs. The system also has the capability to provide automatic linkage with other reservation systems which may facilitate new marketing alliances with strategic partners.

     The Company believes it has outlined a comprehensive strategy for the rapid development of the AmeriSuites brand while maintaining control of the development process.

     Detailed Site Selection. The Company undertakes an extensive review process in selecting sites for new AmeriSuites. Key factors in the selection of sites include close proximity to demand generators, superior visibility, ease of access and nearby guest amenities. Sites are initially identified with the assistance of a nationwide network of brokers. Once identified, the Company qualifies the sites before entering into a letter of intent. After a letter of intent is signed, the Company assesses the feasibility of the sites, which includes extensive reconnaissance by the Company's operations and sales and marketing staffs as well as independent consultants. Upon satisfactory completion of economic feasibility, the Company will enter into a contract for the site and commence legal, engineering and environmental due diligence. The entire process, from site selection to completion of construction and opening, takes approximately 18 months.

     Suburban Market Focus. The Company believes that suburban markets offer a number of features which permit the rapid expansion of AmeriSuites. As opposed to major metropolitan markets, suburban markets offer ample land to construct new hotels. More importantly, the Company believes that suburban locations appeal to multiple demand generators. In addition to the business traveler, who is the target customer for AmeriSuites, the weekend/leisure traveler is attracted by the close proximity to nearby dining, shopping and entertainment amenities.

     Cluster Strategy. The Company intends to expand into new regions by first developing hotels in cities which it has targeted as "key" cities. The Company will then add additional hotels in that region in cities which are logical destinations from the "key" cities. This strategy permits the Company to quickly build brand recognition of AmeriSuites in a particular region. Key cities where AmeriSuites are open or under development include Atlanta (7), Dallas/Ft. Worth
(7), Chicago (6), Miami/Ft. Lauderdale (4) and Denver (3).

     The following table sets forth for the five years ended December 31, 1996 certain data with respect to AmeriSuites hotels, all of which are owned by the Company. Operating data for the hotels built during the period are presented from the dates such hotels commenced operations. For purposes of showing operating trends, comparable data has also been presented for the AmeriSuites hotels which have been in operation for all of 1995 and 1996.

                                   COMPARABLE                             TOTAL
                         -------------------------------     -------------------------------
                          HOTELS                  ROOMS       HOTELS                  ROOMS
                         ---------                ------     ---------                ------
        1992.........          6                    749            6                    749
        1993.........          8                    993            8                    993
        1994.........         12                  1,494           12                  1,494
        1995.........         12                  1,494           19                  2,319
        1996.........         12                  1,494           35                  4,348

                         OCCUPANCY      ADR       REVPAR     OCCUPANCY      ADR       REVPAR
                         ---------     ------     ------     ---------     ------     ------
        1992.........       60.0%      $54.99     $32.97        60.0%      $54.99     $32.97
        1993.........       64.1        56.21     36.01         64.1        56.21     36.01
        1994.........       65.9        59.90     39.50         65.9        59.90     39.50
        1995.........       68.5        65.70     45.03         67.2        65.45     43.98
        1996.........       70.9        70.90     50.28         65.6        72.12     47.28

     The Company believes that the all-suites segment will continue to be a high growth segment of the industry. During the 1992-1996 period, demand for all-suites rooms grew at more than triple the rate of demand growth experienced by the lodging industry as a whole, and exceeded all-suites supply growth by 17.7%. The operating performance of the AmeriSuites hotels is benefiting from this favorable trend. For the 12 owned AmeriSuites hotels which were open for all of 1996 and 1995, REVPAR increased by 11.7% during 1996.

     The Company plans to develop the AmeriSuites brand primarily through new construction to assure product consistency and quality. The average age of the AmeriSuites hotels as of March 31, 1997 was approximately three years. The Company believes that AmeriSuites provide attractive investment returns due to their reasonable cost and rapid stabilization rate. In 1996, AmeriSuites which were in operation for at least one year generated an average EBITDA of $1.26 million, representing an average unleveraged 18.1% return on total invested capital. The Company believes that returns from AmeriSuites development have generally equaled or exceeded those prevalent in the hotel acquisition markets. Since January 1, 1996 the Company has opened 22 new AmeriSuites hotels, bringing the number of AmeriSuites owned and operated by the Company to 41.

  Full-Service Hotels

     The Company operates 31 upscale full-service hotels with food service and banquet facilities under franchise agreements with Marriott, Radisson, Sheraton, Crowne Plaza, Holiday Inn, Ramada and Howard Johnson. The full-service hotels are concentrated in the Northeast. The hotels are generally positioned along major highways within close proximity to corporate headquarters, office parks, airports, convention or trade centers and other major facilities. The customer base for full-service hotels consists primarily of business travelers. Consequently, the Company's sales force markets to companies which have a significant number of employees traveling in the Company's operating regions who consistently produce a high volume demand for hotel room nights. In addition, the Company's sales force actively markets meeting and banquet services to groups and individuals for seminars, business meetings, holiday parties and weddings. The hotels are also marketed through national franchisor programs and central reservation systems.

     The Company's full-service hotels generally have between 150 and 300 rooms and pool, restaurant, lounge, banquet and meeting facilities. Other amenities include fitness rooms, room service, remote-control cable television and facsimile services. In order to enhance guest satisfaction, the Company also has theme concept lounges in a number of its hotels. In recent years, the Company has received recognition from various franchisors and associations for its hotel quality and service.

     The Company owns and operates one resort hotel, the Frenchman's Reef in St. Thomas, U.S. Virgin Islands. The Frenchman's Reef is a 517-room resort hotel which includes a 421-room eight-story building and 96 rooms in the adjacent Morningstar Beach Resort. The Frenchman's Reef has seven restaurants, extensive convention facilities, complete sports and beach facilities and a self-contained total energy system. Certain of these facilities suffered hurricane damage as described in the following paragraph. The Frenchman's Reef is marketed directly through its own sales force in New York City and at the hotel, and through the Marriott reservation system. The Frenchman's Reef market includes tour groups, corporate meetings, conventions and individual vacationers.

     In September 1995, the Frenchman's Reef suffered hurricane damage when Hurricane Marilyn struck the U.S. Virgin Islands. In 1996, the Company and its insurance carrier settled the Company's property and business interruption insurance claim for $25.0 million. In addition, in July 1996, Hurricane Bertha struck the island and caused further damage to the island. The Company is currently reviewing its claim for property damage with its insurance carrier. The Company is currently underway with plans to refurbish and upgrade the Frenchman's Reef. In addition to hurricane-related renovations, the plan provides for structural enhancements, redesigned guestrooms, increased banquet and meeting space and new landscaping. The Company estimates that the cost of refurbishment will be approximately $30.0 million. The Company has continued to operate the hotel. However, due to the extent of the renovations and the additional damage caused by Hurricane Bertha, the Company closed the hotel in April 1997 and plans to reopen the hotel in December 1997, although there can be no assurance that the Frenchman's Reef will reopen at such time or that the cost of refurbishment will not exceed the Company's estimate. The Company does not believe that the closing of the Frenchman's Reef will have a material impact on its cash flow due to the seasonality of the hotel's operations and its business interruption insurance.

     The following table sets forth for the five years ended December 31, 1996, operating data for the full-service hotels in the Company's portfolio as of December 31, 1996. For purposes of showing operating trends, the results of the Frenchman's Reef, which were impacted by hurricane damage, have been excluded from the table. Operating data for the hotels built or acquired during the period are presented from the dates such hotels commenced operations or became Owned Hotels. For purposes of showing operating trends, the results of nine Owned Hotels that were managed by the Company prior to their acquisition by the Company during the five-year period are presented as if they had been Owned Hotels from the dates the Company began managing the hotels.

                                      OWNED                               TOTAL
                         -------------------------------     -------------------------------
                          HOTELS                  ROOMS       HOTELS                  ROOMS
                         ---------                ------     ---------                ------
        1992.........         18                  3,284           28                  5,532
        1993.........         18                  3,284           29                  5,647
        1994.........         19                  3,639           30                  6,002
        1995.........         20                  3,788           31                  6,151
        1996.........         20                  3,788           31                  6,151

                         OCCUPANCY      ADR       REVPAR     OCCUPANCY      ADR       REVPAR
                         ---------     ------     ------     ---------     ------     ------
        1992.........       66.1%      $67.58     $44.64        67.5%      $67.29     $45.45
        1993.........       68.0        69.57     47.29         69.4        69.04     47.90
        1994.........       67.2        75.31     50.64         69.0        74.31     51.27
        1995.........       65.9        78.06     51.46         68.7        77.49     53.21
        1996.........       69.9        85.74     59.93         72.4        83.89     60.77

     The Company has taken advantage of opportunities for acquisitions of full-service hotels at attractive multiples of cash flow or at significant discounts to replacement values. In 1996, the Company acquired the 151 room Ramada Plaza Suites in Secaucus, NJ and repositioned the hotel as a Radisson Suite hotel. In February 1997, the Company acquired the 150-room Holiday Inn in Monroe Township, NJ.

     The majority of the Company's repositioning efforts have been performed at the full-service hotels. Since 1994, the Company successfully completed the repositioning of 13 of its full-service hotels which included changing the franchise affiliations of 6 such hotels. The Company recently completed the repositioning of the Hasbrouck Heights, NJ Sheraton Hotel to a Crowne Plaza.

  Limited-Service Hotels

     The Company's limited-service hotels consist of 28 Wellesley Inns and seven other hotels operated under franchise agreements, primarily with Howard Johnson. On March 6, 1996, the Company acquired 18 hotels consisting of 16 Wellesley Inns and two other limited-service hotels for approximately $65.1 million in cash. The acquisition enabled the Company to establish full control over its proprietary Wellesley Inns brand with all 28 Wellesley Inns owned and operated by the Company. The acquisition provides the Company with significant new opportunities to maximize the value of its brand.

     Of the Company's 28 Wellesley Inns, 18 are located in Florida and the remainder in the Middle Atlantic and Northeast United States. The prototypical Wellesley Inn has 105 rooms and is distinguished by its classic stucco exterior, spacious lobby and amenities such as pool facilities, complimentary continental breakfast, remote control cable television and facsimile services. In connection with the acquisition of the 16 Wellesley Inns, the Company has refurbished five of these hotels and completed renovations on nine other hotels in March 1997 to ensure consistent product quality throughout the chain. Marketing efforts for the Wellesley Inns chain will continue to rely heavily on direct marketing and billboard advertising. In addition, the Wellesley Inns, along with the Company's AmeriSuites, are marketed under the new reservation system developed by Anasazi Travel Resources, Inc. In Florida, where the population has grown rapidly and development opportunities continue to exist, the Company has built a geographically concentrated group of Wellesley Inns, thereby developing regional brand name recognition in Florida. The majority of the Florida Wellesley Inns were constructed within the past five years.

     The Company's other limited-service hotels have an average of between 100 and 120 rooms and offer complimentary continental breakfast, remote control cable television, pool facilities and facsimile services, generally with restaurant facilities within a short distance of the hotel. They are designed to appeal primarily to business travelers. In accordance with its strategy, the Company expects to divest a number of these hotels within the next several years.

     The following table sets forth for the five years ended December 31, 1996 operating data for the limited-service hotels as of December 31, 1996. Operating data for the Owned Hotels built or acquired during the period are presented from the dates such hotels commenced operations or became Owned Hotels. For purposes of showing operating trends, the results of 16 Owned Hotels that were managed by the Company prior to their acquisition by the Company are presented as if they had been Owned Hotels from the dates the Company began managing the hotels.

                                      OWNED                               TOTAL
                         -------------------------------     -------------------------------
                          HOTELS                  ROOMS       HOTELS                  ROOMS
                         ---------                ------     ---------                ------
        1992.........         31                  3,054           32                  3,203
        1993.........         33                  3,299           34                  3,448
        1994.........         35                  3,509           38                  3,943
        1995.........         35                  3,509           38                  3,943
        1996.........         35                  3,509           38                  3,943

                         OCCUPANCY      ADR       REVPAR     OCCUPANCY      ADR       REVPAR
                         ---------     ------     ------     ---------     ------     ------
        1992.........       74.7%      $44.83     $33.49        74.0%      $44.86     $33.21
        1993.........       77.1        45.69     35.22         76.4        45.71     34.90
        1994.........       73.8        47.77     35.27         73.0        47.47     34.67
        1995.........       74.6        51.01     38.04         74.0        50.73     37.54
        1996.........       72.6        53.13     38.59         72.7        53.43     38.87

OPERATIONS

     As a leading domestic hotel operating company, the Company enjoys a number of operating advantages over other lodging companies. With 107 hotels covering a number of price points and broad geographic regions, the Company possesses the critical mass to support sophisticated operating, marketing and financial systems. The Company believes that its broad array of central services permits on-site hotel general managers to effectively focus on providing guest services, results in economies of scale and leads to above-market hotel profit margins. As a result of these operating strategies, the Company's hotels generated average operating profit margins that exceeded comparable industry averages for 1995, the most current data available from industry sources, by approximately 3% for all-suites hotels, 16% for full-service hotels and 4% for limited-service hotels.

     The Company's operating strategy combines operating service and guidance from its central management team with decentralized decision-making authority delegated to each hotel's on-site management. The on-site hotel management teams consist of a general manager and, depending on the hotel's size and market positioning, managers of sales and marketing, food and beverage, front desk services, housekeeping and engineering. The Company's operating objective is to exceed guest expectations by providing quality services and comfortable accommodations at a fair value. On-site hotel management is responsible for efficient expense controls and uses operating standards provided by the Company. Within parameters established in the operating and capital planning process, on-site management possesses broad decision-making authority on operating issues such as guest services, marketing strategies, hiring practices and incentive programs. Each hotel's management team is empowered to take all necessary steps to ensure guest satisfaction within established guidelines. Key on-site personnel participate in an incentive program based on hotel revenues and profits.

     The central management team is located in Fairfield, New Jersey, with an AmeriSuites office in Atlanta, Georgia. Central management provides four major categories of services: (i) operations management, (ii) sales and marketing management, (iii) financial reporting and control and (iv) hotel support services.

     Operations Management. Operations management consists of the development, implementation and monitoring of hotel operating standards and is provided by a network of regional operating officers who are each responsible for the operations of 10 to 30 hotels. They are supported by training, food and beverage and human resources departments, each staffed full-time by specialized professionals. The cornerstone of operations management is employee training, with a staff of professionals dedicated to training in sales, housekeeping, food service, front desk services and leadership. The Company believes these efforts increase employee effectiveness, reduce turnover and improve the level of guest services.

     The Company's cost-effective centralized management services benefit not only its existing operations but also provide additional opportunities for growth and development from acquisitions. In all of the recently acquired hotels, the Company's central management has assumed certain of the operational responsibilities which previously had been performed by the on-site hotel management. In addition, the Company believes it has improved operating efficiencies for each of the hotels that it has acquired.

     Sales and Marketing Management. Aggressive sales and marketing is a top operating priority. Sales and marketing management is directed by a corporate staff of 20 professionals, including regional marketing directors who are responsible for each hotel's sales and marketing strategies, and the Company's national sales group, Market Segments, Inc. ("MSI"). In cooperation with the regional marketing staff, on-site sales management develops and implements shortand intermediate-term marketing plans. The Company focuses on yield management techniques, which optimize the relationship between hotel rates and occupancies and seek to maximize profitability. The Company is in the process of initiating a new internally developed proprietary yield management system which will be implemented in all of the Company's hotels. In addition, the Company assumes prominent roles in franchise marketing associations to obtain maximum benefit from franchise affiliations. The Company's in-house creative department develops hotel advertising materials and programs at cost-effective rates.

     Complementing regional and on-site marketing efforts, MSI's marketing team targets specific hotel room demand generators including tour operators, major national corporate accounts, athletic teams, religious groups and others with segment-specialized sales initiatives. MSI's primary objective is to book hotel rooms at the Company's hotels and its secondary objective is to market its services on a commission basis to hotels throughout the industry. Sales activities on behalf of non-affiliated hotels increase the number of hotels where bookings can be made to support marketing efforts and defray the costs of the marketing organization.

     Financial Reporting and Control. The Company's system of centralized financial reporting and control permits management to closely monitor decentralized hotel operations without the cost of financial personnel on site. Centralized accounting personnel produce detailed financial and operating reports for each hotel. Additionally, central management directs budgeting and analysis, processes payroll, handles accounts payable, manages each hotel's cash, oversees credit and collection activities and conducts on-site hotel audits.

     Hotel Support Services. The Company's hotel support services combine a number of technical functions in central, specialized management teams to attain economies of scale and minimize costs. Central management handles purchasing, directs construction and maintenance and provides design services. Technical staff teams support each hotel's information and communication systems needs. The technical support staff is currently implementing digital telecommunications conversions and call accounting system upgrades in all of the Company's hotels. Additionally, the Company directs safety/risk management activities and provides central legal services.

REFURBISHMENT PROGRAM

     The Company continuously refurbishes its Owned Hotels in order to maintain consistent quality standards. The Company generally spends approximately 4% to 6% of hotel revenue on capital improvements at its Owned Hotels and typically refurbishes each hotel approximately every five years. The Company believes that its Owned Hotels are in generally good physical condition, with over half of the Owned Hotels being five years old or less. The Company recommends the refurbishment and repair projects on its Managed Hotels although spending amounts vary based on the plans of such hotels' owners and the significance of the Company's interest as a mortgagee.

     In addition to making normal capital improvements, the Company reviews on an on-going basis each hotel's competitive position in the local market in order to decide the types of product that will best meet the market's demand characteristics. During the past three years, the Company has implemented a program of repositioning its Owned Hotels. Repositioning a hotel generally requires renovation and refurbishment of the exterior and interior of the building and may result in a change of brand name. In 1994, 1995 and 1996, the Company spent $8.9 million, $13.7 million and $16.8 million respectively, on the repositioning of 34 of its Owned Hotels, which included changing the franchise affiliation of 12 of such hotels. In 1996, the Company completed the repositioning of the Hasbrouck Heights Crowne Plaza and five of the recently acquired Wellesley Inns. The Company intends to spend approximately $7.0 million in 1997 relating to the refurbishing of nine other recently acquired Wellesley Inns and the Monroe Township Holiday Inn.

MORTGAGES AND NOTES RECEIVABLE

     As of December 31, 1996, mortgages and notes receivable totaled $25.5 million (including the current portion) and consisted primarily of an aggregate principal amount of $8.6 million of mortgages and notes secured by Managed Hotels and $13.6 million of mortgages secured by hotels that are leased by the Company from third parties. The Company has pursued a strategy of converting its mortgage and notes receivable into cash or operating hotel assets and has received $54.8 million in cash and added five operating hotel assets through note settlements over the past three years. In 1996, the Company obtained control of the 210-room Howard Johnson Hotel in Cocoa Beach, FL and the 204-room Radisson Hotel in Fairfield, NJ by converting these mortgage notes receivable into operating hotel assets. See Note 6 to Consolidated Financial Statements.

MANAGEMENT AGREEMENTS

     As of March 31, 1997, the Company provided hotel management services to third party hotel owners of 13 Managed Hotels. Management fees are based on fixed percentages of the property's total revenues and incentive payments based on certain measures of hotel income. Additional fees are also generated from the rendering of specific services such as accounting services, construction services, design services and sales commissions. The Company's fixed management fee percentages range from 2.0% to 5.0% and average 3.5% of total revenues before giving consideration to performance related incentive payments. The base and incentive fees comprised 58.5%, or $3.9 million, of the total management and other fees for 1996. Terms of the management agreements vary but the majority are short-term and, therefore, there are risks associated with termination of these agreements. Although management agreements may be terminated in connection with a change in ownership of the underlying hotels, such risks may be limited due to the Company's other financial interests in these hotels. The Company holds financial interests in the form of mortgages or profit participations in 8 of the 13 Managed Hotels.

FRANCHISE AGREEMENTS

     The Company enters into non-exclusive franchise licensing agreements with franchisors, which agreements typically have a ten year term and allow the Company to benefit from franchise brand recognition and loyalty. The nonexclusive nature of the franchise agreement allows the Company the flexibility to continue to develop properties with the brands that have shown success in the past or to develop in conjunction with other brand names. This flexibility also plays an important role in the Company's repositioning strategy, which emphasizes proper positioning of its properties within their respective markets to maximize their return on investment. Over the past three years, the Company has repositioned several hotels. These repositionings include the Portland, Oregon Crowne Plaza (formerly Howard Johnson), the Las Vegas, Nevada Crowne Plaza (formerly Howard Johnson), the Fairfield, New Jersey Radisson (formerly Sheraton), the Orlando, Florida Shoney's Inn (formerly Howard Johnson), the Trevose, Pennsylvania Radisson (formerly Ramada), the Princeton, New Jersey Holiday Inn (formerly Ramada) and the Hasbrouck Heights Crowne Plaza (formerly Sheraton) and the Secaucus, New Jersey Radisson Suite hotel (formerly Ramada Plaza). The Company believes its relationships with numerous nationally recognized franchisors provides significant benefits for both its existing hotel portfolio and prospective hotel acquisitions. While the Company currently enjoys good relationships with its franchisors, there can be no assurance that a desirable replacement would be available if any of the franchise agreements were to be terminated.

     The franchise agreements require the Company to pay annual fees, to maintain certain standards and to implement certain programs which require additional expenditures by the Company such as remodeling or redecorating. The payment of annual fees, which typically total 7% to 8% of room revenues, cover royalties and the costs of marketing and reservation services provided by the franchisors. Franchise agreements, when initiated, generally provide for an initial fee in addition to annual fees payable to the franchisor.

LITIGATION

     The Company currently and from time to time is involved in litigation arising in the ordinary course of its business. The Company does not believe that it is involved in any litigation that will, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions of the directors and executive officers of the Company:

             NAME                AGE                           POSITIONS
  ---------------------------    ---     ------------------------------------------------------
  David A. Simon.............    44      President, Chief Executive Officer and Chairman of the
                                         Board of Directors
  John M. Elwood.............    42      Executive Vice President, Chief Financial Officer and
                                         Director
  Howard M. Lorber(1)........    48      Director
  Herbert Lust, II(1)........    70      Director
  Jack H. Nusbaum............    56      Director
  Allen J. Ostroff(1)........    60      Director
  A.F. Petrocelli(1).........    53      Director
  Paul H. Hower..............    62      Executive Vice President
  Timothy E. Aho.............    53      Senior Vice President/Development
  Denis W. Driscoll..........    52      Senior Vice President/Human Resources
  John H. Leavitt............    44      Senior Vice President/Sales and Marketing
  Joseph Bernadino...........    50      Senior Vice President, Secretary and General Counsel
  Richard T. Szymanski.......    39      Vice President and Corporate Controller
  Douglas W. Vicari..........    37      Vice President and Treasurer

---------------
(1) Member of the Compensation and Audit Committee.

     The following is a biographical summary of the experience of the directors and executive officers of the Company:

     David A. Simon has been President, Chief Executive Officer and a Director since 1992 and Chairman of the Board of Directors of the Company since 1993. Mr. Simon was Chief Executive Officer and a director of PMI during 1992.

     John M. Elwood has been a Director and Executive Vice President of the Company since 1992 and Chief Financial Officer since 1993. Mr. Elwood was the Director of Reorganization of PMI during 1992.

     Howard M. Lorber has been a Director and a member of the Compensation and Audit Committee since 1994. Mr. Lorber is Chairman of the Board of Directors of Nathan's Famous, Inc. and Hallman & Lorber Associates, Inc. and a director of New Valley Corporation, United Capital Corp. and Alpine Lace Brands, Inc. Mr. Lorber has been Chief Executive Officer of Hallman & Lorber Associates, Inc. for more than the past five years, President and Chief Operating Officer of New Valley Corporation since 1994 and Chief Executive Officer of Nathan's Famous, Inc. since 1993. Mr. Lorber has also been a general partner or shareholder of a corporate general partner of various limited partnerships organized to acquire and operate real estate properties.

     Herbert Lust, II has been a Director since 1992 and Chairman of the Compensation and Audit Committee of the Company since 1993. Mr. Lust was a member of the Committee of Unsecured Creditors of PMI through 1992. Mr. Lust has been a private investor and President of Private Water Supply Inc. for more than the past five years. Mr. Lust is a director of BRT Realty Trust.

     Jack H. Nusbaum has been a Director since 1994. Mr. Nusbaum is the Chairman of the law firm of Willkie Farr & Gallagher, where he has been a partner for more than the past twenty-five years. He also is a director of Pioneer Companies, Inc., W.R. Berkley Corporation, Strategic Distribution, Inc., The Topps Company, Inc. and Fine Host Corporation.

     Allen J. Ostroff has been a Director since 1992 and a member of the Compensation and Audit Committee since 1993. Mr. Ostroff has been a Managing Director of the Prudential Realty Group, a subsidiary of The Prudential Insurance Company of America, since June 1994 and was a Senior Vice President of the Prudential Realty Group from 1992 to June 1994.

     A.F. Petrocelli has been a Director since 1992 and a member of the Compensation and Audit Committee since 1993. Mr. Petrocelli has been the Chairman of the Board of Directors and Chief Executive Officer of United Capital Corp. for more than the past five years. He is also a director of Nathan's Famous, Inc.

     Paul H. Hower has been an Executive Vice President of the Company since 1993. Mr. Hower was President of Integrity Hospitality Services from 1991 to 1993 and prior to such time was Vice President and Hotel Division Manager of B.F. Saul Co.

     Timothy E. Aho has been a Senior Vice President of the Company since 1994. Mr. Aho was a Senior Vice President of Development for Boykin Management Company from 1993 to 1994 and Vice President of Development for Interstate Hotels Corporation from 1992 to 1993.

     Denis W. Driscoll has been a Senior Vice President of the Company since 1993. Mr. Driscoll was President of Driscoll Associates, a human resources consulting organization, from 1992 to 1993.

     John H. Leavitt has been a Senior Vice President of the Company since 1992. Mr. Leavitt was a Senior Vice President of PMI during 1992 and a Senior Vice President of Medallion Hotel corporation prior to such time.

     Joseph Bernadino has been Senior Vice President, Secretary and General Counsel of the Company since 1992. Mr. Bernadino was an Assistant Secretary and Assistant General Counsel of PMI during 1992.

     Richard T. Szymanski has been a Vice President and Corporate Controller of the Company since 1992. Mr. Szymanski was Corporate Controller of PMI during 1992.

     Douglas W. Vicari has been a Vice President and Treasurer of the Company since 1992 and was Vice President and Treasurer of PMI during 1992.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

REVOLVING CREDIT FACILITY

     On June 28, 1996, the Company established a Revolving Credit Facility with a group of financial institutions providing for availability of funds up to the lesser of $100.0 million or a borrowing base determined under the agreement. The Revolving Credit Facility is secured by certain of the Company's hotels with recourse to the Company. Additional hotels may be added or substituted subject to the approval of the lenders. The Revolving Credit Facility bears interest at LIBOR plus 2.25% and is available through June 2001. The Revolving Credit Facility contains covenants requiring the Company to maintain certain financial ratios and also contains covenants which limit the incurrence and payment of debt, liens, dividend payments, stock repurchases, certain investments, transactions with affiliates, asset sales, mergers and consolidations and any change of control of the Company. The aggregate amount of the Revolving Credit Facility will be reduced to $87.0 million on June 28, 1999 and $75.0 million on June 28, 2000. On June 28, 1996, the Company borrowed $40.0 million under the Revolving Credit Facility and the proceeds were used to retire $20.0 million of interim financing with the remainder utilized principally for the development of AmeriSuites hotels. On August 5, 1996, the Company repaid the full amount of this borrowing under the Revolving Credit Facility with the proceeds from the issuance of Common Stock. As of December 31, 1996, the Company had borrowed $12.5 million under the Revolving Credit Facility. The Company borrowed an additional $63.1 million through March 31, 1997 and subsequently retired all borrowings under the Revolving Credit Facility with a portion of the net proceeds from the Initial Offering. As of March 31, 1997, the Company had $100.0 million available under the Revolving Credit Facility.

9 1/4% FIRST MORTGAGE NOTES DUE 2006

     In January 1996, the Company issued $120.0 million of First Mortgage Notes due January 15, 2006. Under certain circumstances, the Company may issue up to an additional $80.0 million of First Mortgage Notes, although the Company has no present intention to do so. The First Mortgage Notes bear interest at 9.25% per annum with interest payment dates on January 15 and July 15. The First Mortgage Notes are secured by 15 of the Company's hotels and related real and personal property. The First Mortgage Notes are redeemable, in whole or in part, at the option of the Company on or after January 15, 2001 at redemption prices (expressed as a percentage of the principal amount) declining annually over a three-year period from 104.625% to 100.000%, together with accrued and unpaid interest, if any, to the redemption date. In addition, prior to January 15, 1999, the Company may redeem, on any one or more occasions, with the net cash proceeds of any public offering of its common stock, up to $30.0 million in aggregate principal amount of the First Mortgage Notes at a redemption price equal to 109.25% of the principal amount of such First Mortgage Notes plus accrued and unpaid interest thereon, if any, to the redemption date; provided, however, that at least $100.0 million in principal amount of the First Mortgage Notes must remain outstanding immediately following any such redemption. If a Change of Control (as defined in the indenture with respect to the First Mortgage Notes) occurs, the holder of a First Mortgage Note will have the right to require the Company to repurchase all outstanding First Mortgage Notes, in whole or in part, owned by such holder at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. The First Mortgage Notes rank pari passu in right of payment to all existing and future senior indebtedness of the Company and rank senior in right of payment to all subordinated indebtedness of the Company. The First Mortgage Notes are not guaranteed by any of the Company's subsidiaries. The indenture governing the First Mortgage Notes contains certain covenants, including limitations on the incurrence of debt, dividend payments, certain investments, transactions with affiliates, asset sales and mergers and consolidations.

OTHER SECURED DEBT

     As of March 31, 1997, as adjusted for the Initial Offering, the Company has mortgage notes payable of approximately $56.8 million that are secured by mortgage notes receivable and hotel properties with a book value of $87.3 million. Principal and interest on these mortgages and notes are generally paid monthly. At March 31, 1997 these notes bear interest at rates ranging from 6.40% to 10.50% per annum and mature from

1998 through 2008. Included in the Company's debt at March 31, 1997 is debt of the Company's subsidiaries of approximately $21.8 million at rates ranging from 10.20% to 10.50% and maturing from 2000 through 2004.

7% CONVERTIBLE SUBORDINATED NOTES DUE 2002

     In April 1995, the Company issued $86.3 million of 7% Convertible Subordinated Notes due April 15, 2002. The Convertible Notes bear interest at 7% per annum with interest payment dates on April 15 and October 15. The Convertible Notes are convertible into common stock of the Company at any time prior to maturity at a conversion price of $12.00 per share, subject to adjustment in certain events. The Convertible Notes are redeemable, in whole or in part, at the option of the Company on or after April 17, 1998 at redemption prices (expressed as a percentage of the principal amount) declining annually over a three-year period from 104.0% to 101.0%, together with accrued interest to the redemption date. If a Risk Event (as defined in the indenture with respect to the Convertible Notes) occurs, the holder of a Convertible Note will have the right to require the Company to offer to repurchase all outstanding Convertible Notes, in whole or in part, owned by such holder at 100% of their principal amount plus accrued interest, if any, to the date of repurchase. The Convertible Notes are subordinated to all existing and future senior indebtedness of the Company, including the Notes. The Convertible Notes are not guaranteed by any of the Company's subsidiaries. The indenture governing the Convertible Notes does not restrict the ability of the Company or its subsidiaries to incur additional indebtedness, including senior indebtedness.

                              DESCRIPTION OF NOTES

GENERAL

     The Original Notes were issued pursuant to an Indenture (the "Indenture") dated as of March 26, 1997 between the Company and First Bank National Association, as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. A copy of the Indenture and Registration Rights Agreement may be obtained from the Company. See
"-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" refer only to Prime Hospitality Corp. without including any of its Subsidiaries.

     The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company. See "-- Subordination." As of March 31, 1997, after giving effect to the Initial Offering and the application of the net proceeds therefrom, the Company had approximately $155.0 million of Senior Debt outstanding, and, in addition, Restricted Subsidiaries of the Company had approximately $21.8 million of Indebtedness. The Indenture permits the incurrence of additional Senior Debt in the future.

     For purposes of the Indenture, the Company's Subsidiaries are divided into two categories -- Restricted Subsidiaries, which generally are subject to the restrictive covenants set forth in the Indenture, and Unrestricted Subsidiaries, which generally are not. On the date of the Indenture, none of the Company's Subsidiaries were designated as an Unrestricted Subsidiary. None of the Company's Restricted Subsidiaries is presently required to guarantee the Notes, although under certain future circumstances the Company may be required to cause one or more Restricted Subsidiaries to guarantee the Notes on a subordinated basis. See "-- Subsidiary Guarantees." Subsidiaries that are properly designated and maintained as Unrestricted Subsidiaries by the Company will not be required to guarantee the Notes under any circumstances.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $200,000,000, and will mature on April 1, 2007. Interest on the Notes accrues from the respective date of issuance and is payable semi-annually in arrears in cash on April 1 and October 1 of each year, commencing on October 1, 1997, at the rate of 9 3/4% per annum to Holders of record on the immediately preceding March 15 and September
15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the respective date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holder of Notes; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Notes are issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option prior to April 1, 2002. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, at any time upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

                                      YEAR                      PERCENTAGE
                    ----------------------------------------    ----------
                    2002....................................      104.875%
                    2003....................................      103.250%
                    2004....................................      101.625%
                    2005 and thereafter.....................      100.000%

     Notwithstanding the foregoing, prior to April 1, 2000, the Company may redeem, on any one or more occasions, with the net cash proceeds of one or more public offerings of its common equity (a "Public Equity Offering") (within 60 days of the consummation of any such Public Equity Offering), up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 109.75% of the principal amount of such Notes plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date; provided, however, that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after any such redemption.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

SUBORDINATION

     The payment of all Obligations on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt, whether outstanding on the Issuance Date or thereafter incurred. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshalling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment shall be duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition by the Company or any of its Subsidiaries of any of the Notes for cash or property or otherwise, and, until all Obligations with respect to Senior Debt are paid in full in cash or Cash Equivalents, any distribution to which the Holders would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge").

     If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge"). In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any of its Subsidiaries shall (x) make any payment of any kind or character with respect to any Obligations on the Notes (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge") or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 365 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less ratably than holders of Senior Debt. As of March 31, 1997, after giving effect to the Offering and the application of the net proceeds therefrom, the Company had approximately $155.0 million of Senior Debt outstanding.

     None of the Company's Subsidiaries is presently required to guarantee the Notes, although under certain future circumstances the Company may be required to cause one or more Restricted Subsidiaries to guarantee the Notes on a subordinated basis. The Indebtedness represented by any such Guarantee (i.e., the payment of Obligations on the Notes) will be subordinated on the same basis to Senior Debt of the Guarantor as the Notes are subordinated to Senior Debt of the Company.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender or holder of Senior Debt which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below and the Company's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (iii) and not in clause (ii) under "-- Events of Default" below.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Trustee or Paying Agent, if any, at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The Credit Agreement prohibits the purchase of Notes by the Company in the event of a Change of Control, unless and until such time as the Indebtedness under the Credit Agreement is repaid in full, and the First Mortgage Notes indenture requires that the Company offer to repurchase the First Mortgage Notes in the event of a change of control (as defined therein). See "Risk Factors -- Change of Control." In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder s right to require purchase of its Notes upon a Change of Control and the Change of Control purchase feature of the Notes may not be amended or waived without the consent of at least 66 2/3% in principal amount of the Notes then outstanding. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or purchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or purchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another person may be uncertain.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, conduct an Asset Sale, unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (evidenced by a resolution of the Board of Directors set forth in an officers certificate delivered to the Trustee) and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the principal amount of the following shall be deemed to be cash for purposes of this provision: (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed or forgiven by the transferee of any such assets and (B) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of the closing of such Asset Sale (to the extent of the cash received). Notwithstanding the foregoing, the restriction in clause (y) above will not apply with respect to mortgages or other notes receivable received by the Company or any Restricted Subsidiary from a transferee of any assets to the extent such mortgages or other notes receivable are Restricted Investments permitted to be made by the Company or such Restricted Subsidiary under the covenant entitled "Restricted Payments."

     Within 365 days of any Asset Sale, the Company or such Restricted Subsidiary may (a) apply the Net Proceeds from such Asset Sale to prepay any Indebtedness that ranks by its terms senior to the Notes (or any Guarantee thereof) and, in the case of any Indebtedness under a revolving Credit Facility, to effect a permanent reduction in the amount of Indebtedness that may be incurred pursuant to clause (ii) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Certain Capital Stock," or
(b) invest the Net Proceeds from such Asset Sale in property or assets used in a Hospitality-Related Business; provided that the Company or such Restricted Subsidiary will have complied with this clause (b) if, within 365 days of such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an investment in compliance with this clause (b) and shall have segregated such Net Proceeds from the general funds of the Company and its Subsidiaries for that purpose and such Investment is substantially completed within 180 days after the first anniversary of such Asset Sale. Any Net Proceeds from an Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall make an offer, to all Holders of Notes and other Indebtedness that ranks by its terms pari passu in right of payment with the Notes and the terms of which contain substantially similar requirements with respect to the application of net proceeds from asset sales as are contained in the Indenture (an "Asset Sale Offer") to purchase on a pro rata basis the maximum principal amount of Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other such Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds available for purchase thereof, the Trustee shall select the Notes to be purchased in the manner described under the caption "-- Selection and Notice" below. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Pending the final application of any Net Proceeds from an Asset Sale pursuant to this paragraph, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness of the Company or a Restricted Subsidiary that is a Guarantor that ranks by its terms senior to the Notes (or any Guarantee thereof) or otherwise invest such Net Proceeds in Cash Equivalents. The Credit Agreement generally prohibits the purchase of Notes by the Company in the circumstances described above unless and until such time as the indebtedness under the Credit Agreement is repaid in full.

     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with any offer to purchase and the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

SELECTION AND NOTICE

     In the event that less than all of the Notes are to be purchased in an Asset Sale Offer or redeemed at any time, selection of Notes for purchase or redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of a principal amount of $1,000 or less shall be redeemed in part, provided, further, that if a partial redemption is made with the proceeds of a public offering by the Company of common equity securities, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of The Depository Trust Company), unless such method is otherwise prohibited.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes to be purchased or redeemed at its registered address. If any Note is to be purchased or redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be purchased or redeemed.

     A new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase or redemption date, interest ceases to accrue on Notes or portions thereof called for purchase or redemption as long as the Company has deposited with the Trustee funds in satisfaction of the applicable redemption price pursuant to the Indenture.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (other than:
(1) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company; or (2) dividends or distributions by a Restricted Subsidiary of the Company, provided that to the extent that a portion of such dividend or distribution is paid to a holder of Equity Interests of a Restricted Subsidiary other than the Company or a Restricted Subsidiary, such portion of such dividend or distribution is not greater than such holder's pro rata aggregate common equity interest in such Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than (A) any Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company and (B) pursuant to transactions otherwise constituting Permitted Investments hereunder); (iii) purchase, redeem or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated or junior in right of payment, by its terms, to the Notes or any Guarantee thereof prior to the scheduled final maturity or sinking fund payment dates for payment of principal and interest in accordance with the original documentation for such subordinated or junior Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted
Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Certain Capital"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (v) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 1996 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale, in either case, since January 23, 1996, of either (A) Equity Interests of the Company or of (B) debt securities of the Company that have been converted or exchanged into such Equity Interests (other than Equity Interests (or convertible or exchangeable debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock), plus (iii) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary and becomes a Guarantor pursuant to the terms of the Indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into, the Company or a Restricted Subsidiary that is a Guarantor, and provided that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the lesser of (A) the book value (determined in accordance with GAAP) at the date of such redesignation, combination or transfer of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of such Investment in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board and, in each case, after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or with the assets so transferred or conveyed, plus (iv) 100% of any dividends or interest actually received in cash by the Company or a Restricted Subsidiary that is a Guarantor after the Issuance Date from (A) a Restricted Subsidiary the Net Income of which has been excluded from the computation of Consolidated Net Income, (B) an Unrestricted Subsidiary, (C) a Person that is not a Subsidiary or (D) a Person that is accounted for on the equity method plus (v) $25.0 million, minus (vi) the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries from and after January 23, 1996 and on or before the Issuance Date. To the extent that any Restricted Investment made since January 23, 1996 is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash after the Issuance Date, the lesser of (A) the cash return of capital with respect to such Restricted Investment less the cost of disposition, if any, and (B) the aggregate amount of the Investment made by the Company or a Restricted Subsidiary in such Restricted Investment shall not, following such sale, liquidation or repayment, be counted in the calculation of the aggregate amount of Restricted Payments made by the Company or its Restricted Subsidiaries for purposes of this clause (c).

     The foregoing provisions will not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any proceeds that is utilized for such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph, (iii) the defeasance, redemption, repayment or purchase of Indebtedness of the Company or any Restricted Subsidiary that is subordinated or junior in right of payment, by its terms, to the Notes or any Guarantee thereof in a Permitted Refinancing; (iv) the defeasance, redemption, repayment or purchase of Indebtedness of the Company or any Restricted Subsidiary that is subordinated or junior in right of payment, by its terms, to the Notes or any Guarantee thereof with the proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any proceeds that is utilized for such defeasance, redemption, repayment or purchase shall be excluded from clause (c) (ii) of the preceding paragraph; and (v) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company pursuant to any management equity subscription agreement or stock option agreement in effect as of January 1, 1996; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests shall not exceed $1,000,000 per year on a cumulative basis since January 1, 1996; provided that, in the case of clauses (ii) through (v) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

     In determining whether any Restricted Payment is permitted by the foregoing covenant, the Company may allocate or reallocate all or any portion of such Restricted Payment among the clauses (i) through (v) of the preceding paragraph or among such clauses and the first paragraph of this covenant including clauses (a), (b) and (c), provided that at the time of such allocation or reallocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the foregoing covenant.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an officers certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or Event of Default. For purposes of making the determination as to whether such designation would cause a Default or Event of Default, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers certificate certifying that such designation complied with the foregoing conditions.

     Incurrence of Indebtedness and Issuance of Certain Capital Stock. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur" and correlatively, an "incurrence" of) any Indebtedness (including Acquired Debt), that the Company will not issue, and will not permit any of its Restricted Subsidiaries to issue, any shares of Disqualified Stock and that the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company or any of its Restricted Subsidiaries may incur Indebtedness or issue shares of Disqualified Stock and its Restricted Subsidiaries may issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The foregoing provisions will not apply to:

          (i) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Indebtedness; provided, however, that if any such Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

          (ii) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness pursuant to the Credit Agreement in an aggregate principal amount not to exceed $100.0 million at any one time outstanding, plus up to an additional $50.0 million in aggregate principal amount of Indebtedness at any one time outstanding that may be incurred from time to time, pursuant to one or more Credit Facilities, minus the aggregate amount of all proceeds of all sales or other dispositions of assets that have been applied to permanently reduce the outstanding amount of such Indebtedness pursuant to clause (a) of the second paragraph of the covenant described under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales;"

          (iii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

          (iv) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or required by the terms of the Credit Agreement to be outstanding;

          (v) the incurrence or the issuance by the Company of Refinancing Indebtedness or Refinancing Disqualified Stock of the Company or any Restricted Subsidiary or the incurrence or issuance by a Restricted Subsidiary of Refinancing Indebtedness or Refinancing Disqualified Stock of such Restricted Subsidiary, as the case may be; provided, however, that such Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, is a Permitted Refinancing;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that
     (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Restricted Subsidiary and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

          (vii) the incurrence of Indebtedness represented by the Notes and any Guarantee thereof;

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries, in the ordinary course of business and consistent with past practice, of Indebtedness to secure performance bonds not to exceed $15.0 million at any one time outstanding; or

          (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $10.0 million; provided that the net proceeds of such Indebtedness are used to finance the renovation or refurbishment of properties owned by the Company or a Restricted Subsidiary which are employed in a Hospitality-Related Business.

     In the event any Restricted Subsidiary of the Company becomes a guarantor of Indebtedness of the Company pursuant to any provisions of such Indebtedness causing such Guarantee to arise subsequent to incurrence of the underlying Indebtedness in a manner similar to that provided for in the Indenture, such Guarantee shall not be deemed a separate incurrence of the underlying Indebtedness, provided that the underlying Indebtedness is either (i) Existing Indebtedness or (ii) permitted to be incurred under the terms of the Indenture when first incurred.

     Dividend and Other Payment Restrictions Affecting Restricted
Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) (i) pay dividends or make any other consensual distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances or capital contributions to the Company or any of its Restricted Subsidiaries or (c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of (i) Existing Indebtedness as in effect on the Issuance Date, (ii) the Indenture and the Notes, (iii) applicable law, (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries or of any Person that becomes a Restricted Subsidiary as in effect at the time of such acquisition or such Person becoming a Restricted Subsidiary (except to the extent such Indebtedness was incurred in connection with or, if incurred within one year prior to such acquisition or such Person becoming a Restricted Subsidiary, in contemplation of such acquisition or such Person becoming a Restricted Subsidiary), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account (to the extent of such restriction) in determining whether such acquisition was permitted by the terms of the Indenture, (v) any instrument governing Indebtedness or Capital Stock of a Person who becomes a Guarantor as in effect at the time of becoming a Guarantor (except to the extent such Indebtedness was incurred in connection with or, if incurred within one year prior to the time of becoming a Guarantor, in contemplation of such Guarantee), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person who became a Guarantor, (vi) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in this clause (c) on the property so acquired, (viii) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (ix) customary restrictions in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages.

     Prohibition on Incurrence of Senior Subordinated Debt. The Indenture provides that (i) the Company will not incur, issue, assume or otherwise become liable for any Indebtedness that is senior in right of payment to the Notes and subordinate or junior in right of payment to any other Indebtedness of the Company and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is senior in right of payment to the Guarantee by such Guarantor of the Notes and subordinate or junior in right of payment to any other Indebtedness of the Guarantor.

     Merger, Consolidation or Sale of Assets. The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company pursuant to a supplemental indenture under the Notes and the Indenture; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Certain Capital Stock."

     Upon any such consolidation, merger, lease, conveyance or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

     Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary on an arm's length basis with an unrelated Person, (b) the Company delivers to the

Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an officers certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested nonemployee members of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $10.0 million (other than an Affiliate Transaction involving the acquisition or disposition of a hotel by the Company or a Restricted Subsidiary of the Company), an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued, at the option of the Company, by an investment banking firm of national standing or a Qualified Appraiser and (c) the Company delivers to the Trustee in the case of an Affiliate Transaction involving the acquisition or disposition of a hotel by the Company or a Restricted Subsidiary of the Company and (x) involving aggregate payments of less than $25.0 million, an appraisal by a Qualified Appraiser to the effect that the transaction is being undertaken at fair market value or (y) involving aggregate payments of $25.0 million or more, an opinion as to the fairness of the transaction to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing; provided, however, that the following shall not be deemed Affiliate Transactions: (A) any employment, deferred compensation, stock option, noncompetition, consulting or similar agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary,
(B) transactions between or among the Company and/or its Wholly Owned Restricted Subsidiaries or any Guarantor, (C) the incurrence of fees in connection with the provision of hotel management services, provided that such fees are paid in the ordinary course of business and are consistent with past practice and (D) Restricted Payments permitted by the provisions of the Indenture described above under the covenant described under the caption "-- Restricted Payments."

     Line of Business. The Indenture provides that for so long as any Notes are outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business or activity other than a Hospitality-Related Business.

     Payments for Consent. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SUBSIDIARY GUARANTEES

     As of the Issuance Date, no Subsidiary of the Company or business entity in which the Company owns an interest was required to act as a Guarantor in respect of the Notes. However, the Indenture provides that if (i) the Company or any Restricted Subsidiary shall transfer or cause to be transferred, in one or a series of related transactions, any assets (including cash or Cash Equivalents other than pursuant to clause (e) of the definition of Permitted Investments), businesses, divisions, real property or equipment having a book value or fair market value (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a resolution of such Board), in excess of $5.0 million to any Restricted Subsidiary that is not a Guarantor or (ii) if the Company or any of its Restricted Subsidiaries shall acquire or create after the Issuance Date another Restricted Subsidiary having total assets with a fair market value in excess of $5.0 million at the time of such acquisition or creation, the Company will cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee, on an unsecured senior subordinated basis, all of the obligations of the Company with respect to the Notes together with an opinion of counsel (which counsel may be an employee of the Company) to the effect that the supplemental indenture has been duly executed and delivered by such Restricted Subsidiary and is in compliance in all material respects with the terms of the Indenture. The Indebtedness represented by any such Guarantee (i.e., the payment of Obligations on the Notes) will be subordinated on the same basis to Senior Debt of the Guarantor as the Notes are subordinated to Senior Debt of the Company. The Credit Agreement generally prohibits the incurrence of any such Guarantee unless and until such time as the indebtedness under the Credit Agreement is repaid in full.

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity, whether or not affiliated with such Guarantor (other than the Company or another Guarantor), unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default exists and (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, (A) would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction and (B) would be permitted by virtue of the Company's Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio set forth in the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Certain Capital Stock."

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, which sale or other disposition is otherwise in compliance with the terms of the Indenture, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be automatically and unconditionally released and relieved of any obligations under its Subsidiary Guarantee.

     For purposes of a Guarantee with respect to the Notes, each Guarantor's liability will be that amount from time to time equal to the aggregate liability of such Guarantor thereunder, but shall be limited to the least of (i) the aggregate amount of the obligations of the Company under the Notes and the Indenture or (ii) the amount, if any, which would not have (A) rendered such Guarantor "insolvent" (as such term is defined in the Federal Bankruptcy Code and in the Debtor and Creditor Law of the State of New York) or (B) left it with unreasonably small capital at the time its Guarantee with respect to the Notes was entered into, after giving effect to the incurrence of existing Indebtedness immediately prior to such time; provided that, it shall be a presumption in any lawsuit or other proceeding in which a Guarantor is a party that the amount guaranteed pursuant to the Guarantee with respect to the Notes is the amount set forth in clause (i) above unless any creditor, or representative of creditors of such Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in such a lawsuit that the aggregate liability of the Guarantor is limited to the amount set forth in clause (ii). The Indenture provides that, in making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

REPORTS

     Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. In addition, whether or not required by the rules and regulations of the Commission, the Company will submit a copy of all such information with the Commission for public availability (unless the Commission will not accept such a submission) and file such information with the Trustee and make such information available to investors and securities analysts who request it in writing. In addition, for so long as the Notes are outstanding, the Company will continue to provide to Holders and to prospective purchasers of Notes the information required by Rule 144(d)(4).

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

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest or Liquidated Damages, if any, on the Notes (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any Restricted Subsidiary to comply with the covenants described under the captions "-- Repurchase at the Option of Holders -- Change of Control" (other than a default provided for in clause (ii) above), "-- Repurchase at the Option of Holders -- Asset Sales" (other than a default provided for in clause (ii) above), "-- Certain Covenants -- Restricted Payments," "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Certain Capital Stock," "-- Certain Covenants -- Prohibition on Incurrence of Senior Subordinated Debt" and "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and under the penultimate paragraph under the caption "Amendments, Supplements and Waiver," which failure continues for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee from Holders of at least 25% in principal amount of Notes then outstanding; (iv) failure by the Company or any Guarantor for 60 days in the performance of any other covenant, warranty or agreement in the Indenture or the Notes after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee from Holders of at least 25% in principal amount of the Notes then outstanding; (v) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of Non-Recourse Indebtedness of the Company or any of its Restricted Subsidiaries with an aggregate principal amount in excess of the lesser of (A) 10% of the total assets of the Company and its Restricted Subsidiaries measured as of the end of the Company's most recent fiscal quarter for which internal financial statements are available immediately prior to the date on which such default occurred, determined on a pro forma basis, and (B) $100 million, and such failure continues for a period of 10 days or more, or the acceleration of the final stated maturity of any such Non-Recourse Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 10 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration); (vi) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary of the Company and such failure continues for a period of 10 days or more, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 10 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 10-day period described above has passed, aggregates $10.0 million or more at any time; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments rendered against them (other than judgment liens without recourse to any assets or property of the Company or any of its Restricted Subsidiaries other than assets or property securing Non-Recourse Indebtedness) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 90 days (other than any judgments as to which a reputable insurance company has accepted full liability); (viii) except as permitted by the Indenture, any Guarantee with respect to the Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor (or its successors or assigns), or any Person acting on behalf of such Guarantor (or its successors or assigns), shall deny or disaffirm its obligations or shall fail to comply with any obligations under its Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any of the Company's Subsidiaries that would constitute a Significant Subsidiary or any group of the Company's Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any of its Subsidiary that would constitute a Significant Subsidiary or any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary or any Guarantor, all outstanding Notes will become due and payable without further action or notice. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any acceleration with respect to the Notes and its consequences. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Indenture provides that no Holder of a Note may pursue a remedy under the Indenture unless (i) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company; (ii) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue a remedy;
(iii) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and (v) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request; provided, however, that such provision does not affect the right of a Holder of a Note to sue for enforcement of any overdue payment thereon.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, including with respect to any Restricted Payments made during such year, the basis upon which the calculations required by the covenants described under the caption "-- Certain
Covenants -- Restricted Payments" were computed (which calculations may be based on the Company's latest available financial statements) and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default. The Company will also be required to deliver to the Trustee, forthwith upon any officer becoming aware of a Default or an Event of Default, an officers certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder, past, present or future of the Company, any successor Person or any Guarantor, as such, shall have any liability for any obligations of the Company under the Notes, any Guarantee thereof or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive or release liabilities under the federal securities laws and it is the view of the Commission that such a waiver or release is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations and the obligations of any Guarantor discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's and the Guarantors obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantors obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Notes; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company or any Subsidiary of the Company) reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issuance Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company or any Subsidiary of the Company) reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws insofar as those apply to the deposit by the Company); (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion, (A) the trust funds will not be subject to any rights of holders of Indebtedness other than the Notes and (B) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming no Holder of Notes is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effects of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally under any applicable United States or state law; (vii) the Company shall have delivered to the Trustee an officers certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the Trustee an officers certificate and an opinion of counsel (which counsel may be an employee of the Company), each stating, that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable by their terms or shall have been called for redemption and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount of money sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation or redemption, for the principal amount, premium and Liquidated Damages, if any, and accrued interest to the date of such deposit; (ii) the Company has paid all other sums payable by it under the Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be. In addition, the Company must deliver an officers' certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar (who will initially be the Trustee) and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next three succeeding paragraphs of this subsection, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes;
(iii) reduce the rate of or change the time for payment of interest on any Note;
(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; (vii) waive a redemption payment with respect to any Note; (viii) make any change in the foregoing amendment and waiver provisions; or (ix) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee thereof in a manner which adversely affects the Holders in any material respect. In addition, without the consent of at least 66 2/3% in principal amount of the Notes then outstanding, an amendment or waiver may not make any change to the covenants described under the caption "-- Repurchase at the Option of Holders -- Change of Control" or "Repurchase at the Option of Holders -- Asset Sales."

     The Indenture provides that, without the consent of at least 75% in aggregate principal amount of Notes outstanding, the Company will not amend, modify or alter the Convertible Note Indenture in any way that will (i) increase the rate of or change the time for payment of interest on any Convertible Notes,
(ii) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Convertible Notes, (iii) alter the redemption provision or the price or terms at which the Company is required to offer to purchase such Convertible Notes or (iv) amend the provisions of Article Twelve of the Indenture governing the Convertible Notes which relate to subordination.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of the Notes in the case of a merger, consolidation or sale of assets, to release a Guarantor in accordance with the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes (including providing for Guarantees with respect to the Notes pursuant to the covenant described under the caption "-- Subsidiary Guarantees") or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who received this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to Prime Hospitality Corp., 700 Route 46 East, P.O. Box 2700, Fairfield, New Jersey 07007-2700,
Attention: Joseph Bernadino, Esq., Senior Vice President, Secretary and General Counsel, (201) 882-1010.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease (other than operating leases in respect of facilities which are ancillary to the operation of the Company s or a Restricted Subsidiary s hotel properties), conveyance or other disposition of any property or assets of the Company or any Restricted Subsidiary (including by way of a sale and leaseback transaction and including a disposition by the Company or a Restricted Subsidiary of Equity

Interests in an Unrestricted Subsidiary), (ii) the issuance or sale of Equity Interests of any of the Company's Restricted Subsidiaries or (iii) any Event of Loss, other than, with respect to clauses (i), (ii) and (iii) above, the following: (1) the sale or disposition of personal property held for sale in the ordinary course of business, (2) the sale or disposal of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Restricted Subsidiary, as applicable, (3) the transfer of assets by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company, (4) the exchange of assets held by the Company or a Restricted Subsidiary of the Company for one or more hotels and/or one or more Hospitality-Related Businesses of any person or entity owning one or more hotels and/or one or more Hospitality-Related Businesses; provided, that the Board of Directors of the Company has determined that the terms of any exchange are fair and reasonable and that the fair market value of the assets received by the Company, as set forth in an opinion of a Qualified Appraiser, are equal to or greater than the fair market value of the assets exchanged by the Company or a Restricted Subsidiary of the Company, (5) any Restricted Payment, dividend or purchase or retirement of Equity Interests permitted under the covenant described under the caption "-- Certain Covenants -- Restricted Payments," (6) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company in compliance with the provisions of the Indenture described above under the captions "-- Repurchase at the Option of Holders -- Change of Control" and "-- Certain Covenants -- Merger, Consolidation or Sale of Assets," (7) the conversion of or foreclosure on any mortgage or note, provided that the Company or a Restricted Subsidiary receives the real property underlying any such mortgage or note or (8) any transaction or series of related transactions that would otherwise be an Asset Sale where the fair market value of the assets, sold, leased, conveyed or otherwise disposed of was less than $5.0 million or an Event of Loss or related series of Events of Loss pursuant to which the aggregate value of property or assets involved in such Event of Loss or Events of Loss is less than $5.0 million.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

     "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above,
(iv) commercial paper or commercial paper Master Notes having a rating of P-2 or the equivalent thereof by Moody's Investors Service, Inc. or A-2 or the equivalent thereof by Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition, (v) money market mutual funds that provide daily purchase and redemption features, and (vi) corporate debt with maturities of not greater than six months and with a rating of A or the equivalent thereof by Standard & Poor's Corporation and a rating of A2 or the equivalent thereof by Moody's Investors Service, Inc.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to a Wholly Owned Restricted Subsidiary that is a Guarantor, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of a direct or indirect interest in more than 50% of the ownership of the Company or the voting power of the voting stock of the Company by way of purchase, merger or consolidation or otherwise (other than a creation of a holding company that does not involve a change in the beneficial ownership of the Company as a result of such transaction), (iv) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers, or trustees of the Person surviving such merger or consolidation or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus: (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing Consolidated Net Income, plus (b) provision for taxes based on income or profits of such Person for such period, to the extent such provision for taxes was included in computing Consolidated Net Income, plus (c) Consolidated Interest Expense of such Person for such period to the extent such expense was deducted in computing Consolidated Net Income, plus (d) Consolidated Depreciation and Amortization Expense of such Person for such period, to the extent deducted in computing Consolidated Net Income in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP, less (e) other income as reflected on such Person's consolidated financial statements, as prepared in accordance with GAAP, to the extent such other income was included in computing Consolidated Net Income. Notwithstanding the foregoing, the provision for taxes on the income or profits of, the depreciation and amortization of and the interest expense of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders. Any calculation of the Consolidated Cash Flow of an individual hotel property shall be calculated in a manner consistent with the foregoing.

     "Consolidated Depreciation and Amortization Expense" means, with respect to any Person for any period, the total amount of depreciation and amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and the total amount of non-cash charges (other than non-cash charges that represent an accrual or reserve for cash charges in future periods or which involved a cash expenditure in a prior period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (a) interest expense, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capital Lease Obligations, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of deferred financing fees), (b) commissions, discounts and other fees and charges paid or accrued with respect to letters of credit and bankers acceptance financing and
(c) interest for which such Person or its Restricted Subsidiaries is liable, whether or not actually paid, pursuant to Indebtedness or under a Guarantee of Indebtedness of any other Person; in each case, calculated for such Person and its Restricted Subsidiaries for such period on a consolidated basis as determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that the following shall be excluded: (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, (ii) the Net Income of any Person that is a Restricted Subsidiary and that is restricted from declaring or paying dividends or other distributions, directly or indirectly, by operation of the terms of its charter, any applicable agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or otherwise shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Restricted Subsidiary, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (vi) the cumulative effect of change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person, as of any date of determination, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issuance Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all Investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments) and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issuance Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means the revolving credit facility dated June 26, 1996 entered into between and among the Company and the lenders party thereto, Credit Lyonnais New York branch, as documentation agent, and Bankers Trust Company, as agent, including any related notes, security documentation, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, modified, supplemental, restructured, renewed, restated, refunded, replaced or refinanced or extended from time to time on one or more occasions.

     "Credit Facility" means the Credit Agreement and one or more borrowing arrangements, to be entered into, by and between the Company and/or one or more Restricted Subsidiaries and a commercial bank or other institutional lender, including any related notes, security documentation, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, modified, supplemented, restructured, renewed, restated, refunded, replaced or refinanced or extended from time to time on one or more occasions.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) Indebtedness under or in respect of a Credit Facility (ii) Indebtedness under or in respect of the Company's 9 1/4% First Mortgage Notes due 2006, and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to April 1, 2007.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

     "Event of Loss" means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (A) any loss, destruction or damage of such property or asset or (B) any actual condemnation, seizure or taking by the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset.

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issuance Date (after giving effect to the use of proceeds of the Initial Offering), excluding, for this purpose, amounts committed for under the Credit Agreement as in effect on the Issuance Date.

     "Existing Real Estate" means any real estate owned, leased or optioned by the Company or any of its Subsidiaries on the Issuance Date, or any real estate on which the Company or any of its Subsidiaries holds a mortgage on the Issuance Date.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings that provide working capital in the ordinary course of business) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, acquisitions, dispositions and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries, including all mergers, consolidations and dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, discontinued operations, mergers, consolidations (and the reduction of any associated fixed charge obligations resulting therefrom) had occurred on the first day of the four-quarter reference period.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (a) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income and (b) the product of
(i) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than Preferred Stock owned by such Person or its Restricted Subsidiaries), times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or otherwise incurring, assuming or becoming liable for the payment of any principal, premium or interest, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means such Persons that become a guarantor of the Notes pursuant to the terms of the Indenture, and each of their respective successors.

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

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Hospitality-Related Business" means the hotel business and other businesses necessary for, incident to, in support of, connected with or arising out of the hotel business, including, without limitation, (i) developing, managing, operating, improving or acquiring lodging facilities, restaurants and other food-service facilities, sports or entertainment facilities, and convention or meeting facilities, and marketing services related thereto, (ii) acquiring, developing, operating, managing or improving the Existing Real Estate, any real estate taken in foreclosure (or similar settlement) by the Company or any of its Restricted Subsidiaries, or any real estate ancillary or connected to any hotel owned, managed or operated by the Company or any of its Restricted Subsidiaries, (iii) owning and managing mortgages in, or other Indebtedness secured by Liens on hotels and real estate related or ancillary to hotels or (iv) other related activities thereto.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of any Indebtedness of such Person or any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issuance Date" means the closing date for the sale and issuance of the Original Notes.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale, and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

     "Non-Recourse Indebtedness" means Indebtedness (a) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support (other than in the form of a Lien on an asset serving as security for Non-Recourse Indebtedness) pursuant to any undertaking, agreement or instrument that would constitute Indebtedness, (ii) is directly or indirectly liable (other than in the form of a Lien on an asset serving as security for Non-Recourse Indebtedness) or (iii) constitutes the lender and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Junior Securities" means Equity Interest in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to
Article 10 of the Indenture.

     "Permitted Investments" means (a) any Investments in the Company or any Guarantor, (b) Investments in any Restricted Subsidiary that is not a Guarantor not to exceed an aggregate of $5.0 million per Restricted Subsidiary; (c) any Investments in Cash Equivalents; (d) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or any Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company or any Guarantor, and (e) net cash advances to Restricted Subsidiaries in the ordinary course of business and consistent with the Company's past cash management practices in an amount not to exceed $10.0 million at any one time outstanding.

     "Permitted Refinancing" means Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, to the extent (a) the principal amount of Refinancing Indebtedness or the liquidation preference amount of Refinancing Disqualified Stock, as the case may be, does not exceed the principal amount of Indebtedness or the liquidation preference amount of Disqualified Stock, as the case may be, so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premiums and reasonable expenses incurred in connection therewith); (b) such Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, is scheduled to mature or is redeemable at the option of the holder, as the case may be, no earlier than the Indebtedness or Disqualified Stock, as the case may be, being refinanced; (c) in the case of Refinancing Indebtedness, the Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (d) in the case of Refinancing Disqualified Stock, the Disqualified Stock has a Weighted Average Life to Mandatory Redemption equal to or greater than the Weighted Average Life to Mandatory Redemption of the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; (e) if the Indebtedness or the Disqualified Stock, as the case may be, being extended, refinanced, renewed, replaced, defeased or refunded is subordinated or junior in right of payment to the Notes, the Refinancing Indebtedness or Refinancing Disqualified Stock, as the case may be, is subordinated or junior in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness or the Disqualified Stock, as the case may be, being extended, refinanced, renewed, replaced, defeased or refunded or is payable solely in Equity Interests of the Person whose Indebtedness is being purchased, redeemed or otherwise acquired or retired for value.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Equity Interest with preferential right in the payment of dividends or liquidation or any Disqualified Stock.

     "Refinancing Disqualified Stock" means Disqualified Stock issued in exchange for, or the proceeds of which are used, to extend, refinance, renew, replace, defease or refund Disqualified Stock or Indebtedness permitted to be issued pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Certain Capital Stock" or Indebtedness referred to in clauses (iii), (v), (vii) and (ix) of the second paragraph of such covenant.

     "Refinancing Indebtedness" means Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness permitted to be incurred pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Certain Capital Stock" or Indebtedness referred to in clauses (iii), (v), (vii) and (ix) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Certain Capital Stock."

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of Designated Senior Debt; provided, that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Debt" means, in the case of the Company or any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issuance Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all Obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, whether outstanding on the Issuance Date or thereafter incurred, (y) all Hedging Obligations (including Guarantees thereof), whether outstanding on the Issuance Date or thereafter incurred and (z) the Company's
9 1/4% First Mortgage Notes due 2006. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company or any Guarantor to a Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company or any Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor, (v) that portion of Indebtedness incurred in violation of the Indenture provisions set forth under "-- Certain

Covenants -- Incurrence of Indebtedness and Issuance of Certain Capital Stock," and (vi) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company or any Guarantor.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an officers certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Certain Capital Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Certain Capital Stock," and (ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Mandatory Redemption" means, when applied to any Disqualified Stock at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding liquidation preference amount of such Disqualified Stock.

     Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                       ORIGINAL NOTES REGISTRATION RIGHTS

     The Company and the Initial Purchasers entered into the Registration Rights Agreement on the Closing Date of the Initial Offering. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities (as defined below) pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Original Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Original Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Original Note until (i) the date on which such Original Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Original Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Original Note may be sold pursuant to Rule 144(k) under the Act.

     The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 135 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement is declared effective by the Commission, Exchange Notes in exchange for all Original Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 135 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then Liquidated Damages shall accrue on the principal amount of the Original Notes at a rate of 0.50% per annum with respect to the first 90-day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum aggregate amount of Liquidated Damages of 1.0% per annum on the principal amount of the Original Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date in the manner set forth in

"Book-Entry, Delivery and Form." Following the cure of all Registration Defaults with respect to any Original Notes, the accrual of Liquidated Damages on such Original Notes will cease.

     Holders of Original Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Original Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Company or (iii) broker-dealers who acquired Original Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Original Notes to the Initial Purchasers) with the prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company has agreed that, for a period not to exceed 180 days after the Exchange Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

     Each holder of the Original Notes who wishes to exchange its Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such brokerdealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                         BOOK-ENTRY, DELIVERY AND FORM

     The Exchange Notes initially will be represented by a single permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     The Global Note. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Exchange Notes of the individual beneficial interests represented by such Global Note to the respective accounts of persons who have accounts with such depositary and
(ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

     So long as DTC, or its nominee, is the registered owner or holder of the Exchange Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium (if any), and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the Global Note, will credit participants accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell Exchange Notes to persons in states which require physical delivery of the Exchange Notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for certificated securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, certificated securities will be issued in exchange for the Global Note.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Exchange Notes offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Jack H. Nusbaum, a Director of the Company who beneficially owns 10,000 shares of Common Stock and an additional 55,000 shares of Common Stock underlying stock options, is a partner in the law firm of Willkie Farr & Gallagher.

                                    EXPERTS

     The consolidated financial statements included and incorporated by reference in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy materials and other information with the Commission. The reports, proxy materials and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Company's Common Stock, par value $.01 per share, 9 1/4% First Mortgage Notes due 2006 and 7% Convertible Subordinated Notes due 2002 are listed on the New York Stock Exchange. Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Indenture requires the Company to file with the Commission and provide to holders of the Notes the reports and other information required to be filed with the Commission by the Exchange Act, whether or not the Company is then subject to such requirements. See "Description of Notes -- Reports."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Prime Hospitality Corp., 700 Route 46 East, P.O. Box 2700, Fairfield, New Jersey 07007-2700, Attention: Joseph Bernadino, Esq., Senior Vice President, Secretary and General Counsel, (201) 882-1010. In order to ensure timely delivery of the
documents, any request should be made by            , 1997 [five business days
prior to Expiration Date].

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Company's Current Report on Form 8-K dated March 7, 1997, previously filed by the Company with the Commission, are incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the Exchange Offering shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the request of any such person, a copy of any or all of the above documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests should be directed to Prime Hospitality Corp., 700 Route 46 East, P.O. Box 2700, Fairfield, New Jersey 07007-2700, Attention: Joseph Bernadino, Esq., Senior Vice President, Secretary and General Counsel, (201) 882-1010.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................  F-2
Consolidated Financial Statements:
  Balance Sheets at December 31, 1995 and 1996........................................  F-3
  Statements of Income for the Years Ended December 31, 1994, 1995 and 1996...........  F-4
  Statements of Stockholders' Equity for the Years Ended December 31, 1994, 1995 and
     1996.............................................................................  F-5
  Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996.......  F-6
Notes to Consolidated Financial Statements............................................  F-7

     Other schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the consolidated financial statements or notes thereto.

     Separate financial statements of 50% or less owned entities accounted for by the equity method have been omitted because such entities considered in the aggregate as a single subsidiary would not constitute a significant subsidiary.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
  Stockholders of Prime Hospitality Corp.:

     We have audited the accompanying consolidated balance sheets of Prime Hospitality Corp. (a Delaware corporation) and subsidiaries ("the Company") as of December 31, 1995 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Hospitality Corp. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
January 28, 1997

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           1995         1996
                                                                         --------     --------
                                            ASSETS
Current assets:
  Cash and cash equivalents............................................  $ 49,533     $ 15,997
  Marketable securities available for sale.............................    11,929          238
  Restricted cash......................................................     8,973        2,637
  Accounts receivable, net of reserves of $213 and $420
     in 1995 and 1996, respectively....................................    13,139       12,653
  Current portion of mortgages and notes receivable....................     1,533        1,338
  Other current assets.................................................     8,070       11,228
                                                                         --------     --------
     Total current assets..............................................    93,177       44,091
Property, equipment and leasehold improvements, net of accumulated
  depreciation and amortization........................................   398,201      695,253
Mortgages and notes receivable, net of current portion.................    64,962       24,195
Other assets...........................................................    16,901       22,559
                                                                         --------     --------
     Total Assets......................................................  $573,241     $786,098
                                                                         ========     ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of debt..............................................  $  5,731     $  3,419
  Other current liabilities............................................    38,961       45,887
                                                                         --------     --------
     Total current liabilities.........................................    44,692       49,306
Long-term debt, net of current portion.................................   276,920      298,875
Other liabilities......................................................    18,713       18,022
                                                                         --------     --------
     Total liabilities.................................................   340,325      366,203
                                                                         --------     --------
Commitments and contingencies..........................................        --           --
Stockholders' equity:
  Preferred stock, par value $.10 per share; 20,000,000 shares
     authorized; none issued...........................................        --           --
  Common stock, par value $.01 per share; 75,000,000 shares authorized
     31,004,499 and 39,804,917 shares issued and outstanding in 1995
     and 1996, respectively............................................       310          398
  Capital in excess of par value.......................................   183,050      338,825
  Retained earnings....................................................    49,556       80,672
                                                                         --------     --------
     Total stockholders' equity........................................   232,916      419,895
                                                                         --------     --------
          Total Liabilities and Stockholders' Equity...................  $573,241     $786,098
                                                                         ========     ========

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
Revenues:
  Lodging..................................................  $88,753..    $146,184     $198,947
  Food and beverage........................................    18,090       37,955       41,437
  Management and other fees................................    10,021        8,115        6,729
  Interest on mortgages and notes receivable...............    15,867       11,895        6,090
  Business interruption insurance..........................        --           --       13,562
  Rental and other.........................................     1,572        1,479        2,103
                                                             --------     --------     --------
          Total revenues...................................   134,303      205,628      268,868
                                                             --------     --------     --------
Costs and expenses:
  Direct hotel operating expenses:
     Lodging...............................................    25,490       38,383       51,577
     Food and beverage.....................................    13,886       28,429       32,053
     Selling and general...................................    27,244       49,753       61,789
  Occupancy and other operating............................     9,799       11,763       16,833
  General and administrative...............................    15,089       15,515       17,813
  Depreciation and amortization............................     9,427       15,974       25,884
  Other expense............................................        --        2,200           --
                                                             --------     --------     --------
          Total costs and expenses.........................   100,935      162,017      205,949
                                                             --------     --------     --------
Operating income...........................................    33,368       43,611       62,919

Investment income..........................................     1,966        4,861        4,610
Interest expense...........................................   (13,993)     (21,603)     (20,312)
Other income...............................................     9,089        2,239        4,306
                                                             --------     --------     --------
Income before income taxes and extraordinary items.........    30,430       29,108       51,523
Provision for income taxes.................................    12,172       11,643       20,609
                                                             --------     --------     --------
Income before extraordinary items..........................    18,258       17,465       30,914
Extraordinary items -- gains on discharges of indebtedness
  (net of income taxes of $120, $70 and $135 in 1994, 1995
  and 1996, respectively)..................................       172          104          202
                                                             --------     --------     --------
Net income.................................................  $ 18,430     $ 17,569     $ 31,116
                                                             ========     ========     ========
Earnings per common share:
Primary:
  Income before extraordinary items........................  $    .57     $    .54     $    .85
  Extraordinary items......................................       .01           --           --
                                                             --------     --------     --------
Earnings per common share..................................  $    .58     $    .54     $    .85
                                                             ========     ========     ========
Fully diluted:
  Income before extraordinary items........................  $    .57     $    .54     $    .80
  Extraordinary items......................................       .01           --           --
                                                             --------     --------     --------
Earnings per common share..................................  $    .58     $    .54     $    .80
                                                             ========     ========     ========

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   COMMON STOCK       CAPITAL IN
                                                -------------------   EXCESS OF    RETAINED
                                                  SHARES     AMOUNT   PAR VALUE    EARNINGS    TOTAL
                                                ----------   ------   ----------   --------   --------
Balance December 31, 1993.....................  29,988,674    $300     $ 157,507   $ 13,557   $171,364
Net income....................................          --      --            --     18,430     18,430
Utilization of net operating loss
  carryforwards...............................          --      --         5,861         --      5,861
Amortization of pre-fresh start tax basis
  differences.................................          --      --         6,954         --      6,954
Federal income tax refund.....................          --      --           200         --        200
Compensation expense related to stock option
  plan........................................          --      --            60         --         60
Proceeds and tax benefits from exercise of
  stock options...............................     216,080       2           640         --        642
Proceeds from exercise of stock warrants......     204,617       2           552         --        554
                                                ----------    ----      --------    -------   --------
Balance December 31, 1994.....................  30,409,371     304       171,774     31,987    204,065
Net income....................................          --      --            --     17,569     17,569
Utilization of net operating loss
  carryforwards...............................          --      --         3,370         --      3,370
Amortization of pre-fresh start tax basis
  differences.................................          --      --         6,167         --      6,167
Compensation expense related to stock option
  plan........................................          --      --            16         --         16
Proceeds and tax benefits from exercise of
  stock options...............................     220,159       2           705         --        707
Proceeds from exercise of stock warrants......     374,969       4         1,018         --      1,022
                                                ----------    ----      --------    -------   --------
Balance December 31, 1995.....................  31,004,499     310       183,050     49,556    232,916
Net income....................................          --      --            --     31,116     31,116
Utilization of net operating loss
  carryforwards...............................          --      --        10,590         --     10,590
Amortization of pre-fresh start tax basis
  differences.................................          --      --         1,243         --      1,243
Compensation expense related to stock option
  plan........................................          --      --             5         --          5
Proceeds from issuance of stock...............   8,250,000      83       141,337         --    141,420
Proceeds and tax benefits from exercise of
  stock options...............................     148,492       1         1,516         --      1,517
Proceeds from exercise of stock warrants......     401,926       4         1,084         --      1,088
                                                ----------    ----      --------    -------   --------
Balance December 31, 1996.....................  39,804,917    $398     $ 338,825   $ 80,672   $419,895
                                                ==========    ====      ========    =======   ========

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
Cash flows from operating activities:
  Net income...............................................  $ 18,430     $ 17,569     $ 31,116
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization.........................     9,427       15,974       25,884
     Utilization of net operating loss carryforwards.......     5,861        3,370       10,590
     Gains on settlements of notes receivable..............    (6,224)        (822)      (1,774)
     Gains on discharges of indebtedness...................      (292)        (174)        (337)
     Gains on sales of assets..............................    (1,099)      (1,957)      (4,349)
     Amortization of pre-fresh start tax basis
       differences.........................................     6,954        6,167        1,243
     Deferred income taxes.................................      (205)       1,557        1,386
     Compensation expense related to stock options.........        60           16            5
  Increase (decrease) from changes in other operating
     assets and liabilities:
     Accounts receivable...................................    (1,945)      (5,320)         486
     Other current assets..................................       127         (887)      (3,158)
     Other liabilities.....................................    (2,760)       3,135        4,844
                                                              -------     --------     ---------
     Net cash provided by operating activities.............    28,334       38,628       65,936
                                                              -------     --------     ---------
Cash flows from investing activities:
  Net proceeds from mortgages and other notes receivable...    36,198       27,603        8,933
  Disbursements for mortgages and notes receivable.........    (1,100)     (12,704)        (800)
  Proceeds from sales of property, equipment and leasehold
     improvements..........................................     1,480        8,167       12,962
  Purchases of property, equipment and leasehold
     improvements..........................................   (48,473)     (74,758)    (101,891)
  Construction of new hotels...............................   (14,549)     (37,518)    (184,566)
  Decrease in restricted cash..............................     1,268          752        6,336
  Proceeds from insurance settlement.......................        --        7,500        1,500
  Proceeds from sales of marketable securities.............     1,116        2,928       15,023
  Purchase of marketable securities........................    (5,885)     (11,520)          --
  Other....................................................    (3,965)         846        1,546
                                                              -------     --------     ---------
     Net cash used in investing activities.................   (33,910)     (88,704)    (240,957)
                                                              -------     --------     ---------
Cash flows from financing activities:
  Net proceeds from issuance of debt.......................    19,026      119,360      182,196
  Payments of debt.........................................   (43,771)     (33,961)    (184,740)
  Proceeds from the exercise of stock options and
     warrants..............................................     1,196        1,729        2,605
  Proceeds from issuance of common stock...................        --           --      141,420
  Other....................................................        80          (43)           4
                                                              -------     --------     ---------
     Net cash provided by (used in) financing activities...   (23,469)      87,085      141,485
                                                              -------     --------     ---------
Net increase (decrease) in cash and cash equivalents.......   (29,045)      37,009      (33,536)
Cash and cash equivalents at beginning of period...........    41,569       12,524       49,533
                                                              -------     --------     ---------
Cash and cash equivalents at end of period.................  $ 12,524     $ 49,533     $ 15,997
                                                              =======     ========     =========

          See Accompanying Notes to Consolidated Financial Statements.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1994, 1995 AND 1996

NOTE 1 -- BUSINESS OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITIES

     Prime Hospitality Corp. (the "Company") is a hotel owner/operator with a
portfolio of      hotels, as of March 21, 1997, located in 25 states and the U.
S. Virgin Islands. The Company owns and operates   hotels and manages the
remaining   hotels for third parties. The Company operates its hotels under its proprietary AmeriSuites and Wellesley Inns brand names and under franchise agreements with national hotel chains including Marriott, Radisson, Sheraton, Crowne Plaza, Holiday Inn, Ramada and Howard Johnson.

BASIS OF PRESENTATION

     The Company emerged from the Chapter 11 reorganization proceeding of its predecessor, Prime Motor Inns, Inc. and certain of its subsidiaries ("PMI"), which consummated its Plan of Reorganization ("the Plan") on July 31, 1992.

     Pursuant to the American Institute of Certified Public Accountant's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company adopted fresh start reporting as of July 31, 1992. Under fresh start reporting, the reorganization value of the entity was allocated to the reorganized Company's assets on the basis of the purchase method of accounting. The reorganization value (the approximate fair value) of the assets of the emerging entity was determined by consideration of many factors and various valuation methods, including discounted cash flows and price/earnings and other applicable ratios believed by management to be representative of the Company's business and industry. Liabilities were recorded at face values, which approximate the present values of amounts to be paid determined at appropriate interest rates. Under fresh start reporting, the consolidated balance sheet as of July 31, 1992 became the opening consolidated balance sheet of the emerging Company.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     Cash equivalents are highly liquid unrestricted investments with a maturity of three months or less when acquired.

MARKETABLE SECURITIES

     Marketable securities consist primarily of commercial paper and other corporate debt and equity securities which mature or are available for sale within one year. Marketable securities are valued at current market value, which approximates cost.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

RESTRICTED CASH

     Restricted cash consists primarily of highly liquid investments that serve as collateral for debt obligations due within one year.

MORTGAGES AND NOTES RECEIVABLE

     Mortgages and notes receivable are reflected at their fair value as of July 31, 1992, adjusted for payments and other advances since that date. The amount of interest income recognized on mortgages and notes receivable is generally based on the stated interest rate and the carrying value of the notes. The Company has a number of subordinated or junior mortgages which remit payment based on hotel cash flow. Because there was substantial doubt that the Company would recover any value, these mortgages were assigned no value in the Company's consolidated financial statements when the Company adopted fresh-start reporting on July 31, 1992. Interest on cash flow mortgages and delinquent loans is generally recognized when cash is received.

     In 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") 114, "Accounting by Creditors for Impairment of a Loan (SFAS 114)" and SFAS 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures (SFAS 118)." Following these standards, the Company measures impairment of a loan based on the present value of expected future cash flows (net of estimated costs to sell) discounted at the loan's effective interest rate. Impairment can also be measured based on a loan's observable market price or the fair value of collateral, if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company will establish a valuation allowance, or adjust existing valuation allowances, with a corresponding charge or credit to operations. Based upon its evaluation, the Company determined that no impairment had occurred as of December 31, 1996.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements that the Company intends to continue to operate are stated at their fair market value as of July 31, 1992 plus the cost of acquisitions subsequent to that date less accumulated depreciation and amortization from August 1, 1992. Provision is made for depreciation and amortization using the straight-line method over the estimated useful lives of the assets. Properties identified for disposal are stated at their estimated net realizable value.

     During 1995, the Company adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS 121)". Following this standard, the Company evaluates whether impairment has occurred at each of its properties based upon the future cash flows (undiscounted and before interest charges) as compared to the carrying value of the property. Based upon its evaluation as of December 31, 1996, the Company has determined that no impairment has occurred.

OTHER ASSETS

     Other assets consist primarily of deferred issuance costs related to the Company's debt obligations. Deferred issuance costs are amortized over the respective terms of the loans using the effective interest method.

SELF-INSURANCE PROGRAMS

     The Company uses an incurred loss retrospective insurance plan for general and auto liability and workers' compensation. Predetermined loss limits have been arranged with insurance companies to limit the Company's per occurrence and aggregate cash outlay.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     The Company maintains a self-insurance program for major medical and hospitalization coverage for employees and dependents which is partially funded by payroll deductions. Payments for major medical and hospitalization below specified aggregate annual amounts are self-insured by the Company. Claims for benefits in excess of these amounts are covered by insurance purchased by the Company.

     Provisions have been made in the consolidated financial statements which represent the expected future payments based on the estimated ultimate cost for incidents incurred through the balance sheet date.

INCOME TAXES

     The Company and its subsidiaries file a consolidated Federal income tax return. For financial reporting purposes, the Company follows SFAS No. 109 "Accounting for Income Taxes". In accordance with SFAS 109, as well as SOP 90-7, income taxes have been provided at statutory rates in effect during the period. Tax benefits associated with net operating loss carryforwards and other temporary differences that existed at the time fresh start reporting was adopted are reflected as a contribution to stockholders' equity in the period in which they are realized.

EARNINGS PER COMMON SHARE

     Primary earnings per share is computed based on the weighted average number of common shares and common share equivalents (dilutive stock options and warrants) outstanding during each year. The weighted average number of common shares used in computing primary earnings per share was 32,022,000, 32,461,000 and 36,501,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     Fully diluted earnings per share, in addition to the adjustments for primary earnings per share, reflects the elimination of interest expense and the issuance of additional common shares from the assumed conversion of the 7% Convertible Subordinated Notes from their issuance in April 1995. The weighted average number of common shares used in computing fully diluted earnings per share was 37,423,000 and 43,794,000 for the years ended December 31, 1995 and 1996, respectively.

PRE-OPENING COSTS

     Non-capital expenditures incurred prior to opening new or renovated hotels such as payroll and operating supplies are deferred and expensed within one year after opening. Pre-opening costs charged to expense were $86,000, $364,000 and $1.3 million for the years ended December 31, 1994, 1995 and 1996. As of December 31, 1996, $2.1 million of pre-opening costs are included in other current assets.

INTEREST RATE AGREEMENTS

     The Company has an interest rate swap agreement with a major financial institution which reduces the Company's exposure to interest rate fluctuations on its variable rate debt. The accounting treatment for this agreement is to accrue net interest to be received or to be paid as an adjustment to interest expense as incurred.

     The Company has an interest rate hedge agreement with a major financial institution which terminates in April 1997 to reduce its interest rate exposure on the anticipated financing of its development program in 1997. Gains or losses resulting from this hedge will be deferred and amortized to interest expense over the life of the anticipated obligation.

RECLASSIFICATIONS

     Certain reclassifications have been made to the December 31, 1994 and 1995 consolidated financial statements to conform them to the December 31, 1996 presentation.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

NOTE 2 -- HOTEL ACQUISITIONS

     On March 6, 1996, the Company acquired 18 hotels consisting of 16 Wellesley Inns and two other limited-service hotels for approximately $65.1 million in cash. The acquisition enabled the Company to establish full control over its proprietary Wellesley Inns brand, with all 28 Wellesley Inns now owned and operated by the Company. The acquisition price was comprised of approximately $60.4 million to purchase the first mortgages on the 18 hotels, with a face value of approximately $70.5 million, and $4.7 million to purchase the interests of the three partnerships which owned the hotels. Approximately $1.9 million of the total purchase price was paid to a partnership in which a general partner is a related party. In connection with the transaction, the Company also terminated its management agreements and junior subordinated mortgages related to the 18 hotels. In September 1996, the Company acquired the Ramada Plaza Suite in Secaucus, NJ and repositioned the hotel as a Radisson Suite Hotel. The acquisition price was $16.5 million, which included the assumption of $12.2 million of debt.

     The 1996 acquisitions have been accounted for as purchases and, accordingly, the revenues and expenses of those hotels have been included in reported results from the date of acquisition. If these operations had been included in the consolidated financial statements since January 1, 1996, reported results would not have been materially different.

     In March 1995, the Company acquired the option of ShoLodge, Inc. ("ShoLodge") to purchase a 50% interest in eleven of the Company's AmeriSuites hotels and also acquired the remaining AmeriSuites hotel not already owned by the Company. In 1993, the Company and its wholly-owned subsidiary, Suites of America, Inc. ("SOA") entered into agreements with ShoLodge, a company controlled by a former director, designed to further the growth of its AmeriSuites hotels from the six hotels owned by the Company at that time. Pursuant to these agreements, (I) ShoLodge agreed to build and finance six additional AmeriSuites hotels and received an option to purchase a 50% interest in SOA and (ii) the Company received an option pursuant to which it could require ShoLodge to purchase a 50% interest in SOA. The exercise of the option by ShoLodge was scheduled to occur in January 1995, when the Company and ShoLodge began to negotiate the Company's buyout of ShoLodge's option. The consideration payable by the Company was based upon the fair market value of the properties. The consideration totaled $19.7 million and was comprised of (I) $16.1 million in cash, which was paid in 1995, plus (ii) $18.5 million in notes maturing in 1997, less (iii) $14.9 million of existing debt on five hotels, which was forgiven at face value. The transaction resulted in a net increase of approximately $3.6 million of long-term debt. No gain or loss was recorded on the forgiveness of debt. As a result of this transaction, the Company assumed management of these hotels.

     In August 1995, the Company entered into an agreement to purchase four Bradbury Suites hotels for $18.7 million. The hotels, comprising 447 rooms, were subsequently converted to the Company's proprietary AmeriSuites brand. In August 1995, the Company also purchased the 149 room all-suite St. Tropez Hotel and Shopping Center in Las Vegas for $15.2 million. Revenues and expenses from these transactions have been included in reported results from the date of acquisition. If these operations had been included in the consolidated financial statements for the full year, reported results would not have been materially different.

NOTE 3 -- CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are comprised of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1996
                                                                   -------     -------
        Cash.....................................................  $ 4,312     $ 5,079
        Commercial paper and other cash equivalents..............   45,221      10,918
                                                                   -------     -------
                  Totals.........................................  $49,533     $15,997
                                                                   =======     =======

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

NOTE 4 -- MARKETABLE SECURITIES

     Marketable securities are comprised of the following (in thousands):

                                                                       DECEMBER 31,
                                                                     ----------------
                                                                      1995       1996
                                                                     -------     ----
        Equity securities..........................................  $ 3,796     $238
        Corporate debt securities..................................    8,133       --
                                                                     -------     ----
                  Totals...........................................  $11,929     $238
                                                                     =======     ====

     During 1996, the Company realized $1.8 million in gains on sales of marketable securities which is included in investment income.

NOTE 5 -- OTHER CURRENT ASSETS/LIABILITIES

     Other current assets consist of the following (in thousands):

                                                                       DECEMBER 31,
                                                                    ------------------
                                                                     1995       1996
                                                                    ------     -------
        Hotel inventories.........................................  $2,686     $ 4,762
        Pre-opening expense.......................................     261       2,088
        Accrued interest receivable...............................   2,803       2,082
        Prepaid expense...........................................   1,616       1,868
        Other.....................................................     704         428
                                                                    ------     -------
                  Totals..........................................  $8,070     $11,228
                                                                    ======     =======

     Other current liabilities consist of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1996
                                                                   -------     -------
        Accounts payable.........................................  $ 4,717     $ 5,990
        Construction payables....................................    2,223       6,643
        Interest.................................................    3,616       7,734
        Accrued payroll and related benefits.....................    3,151       4,590
        Accrued expenses.........................................    4,303       4,944
        Insurance reserves.......................................    6,007       7,146
        Hurricane damage reserve.................................    8,718       2,438
        Other....................................................    6,226       6,402
                                                                   -------     -------
                  Totals.........................................  $38,961     $45,887
                                                                   =======     =======

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

NOTE 6 -- MORTGAGES AND NOTES RECEIVABLE

     Mortgages and notes receivable are comprised of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1996
                                                                   -------     -------
        Properties operated by the Company(a)....................  $57,171     $22,194
        Other(b).................................................    9,324       3,339
                                                                   -------     -------
                  Total..........................................   66,495      25,533
        Less current portion.....................................   (1,533)     (1,338)
                                                                   -------     -------
        Long-term portion........................................  $64,962     $24,195
                                                                   =======     =======

---------------
(a) At December 31, 1996, the Company is the holder of mortgage notes receivable with a book value of $8.6 million secured primarily by two hotel properties operated by the Company under management agreements and $13.6 million in mortgages secured primarily by four properties operated under lease agreements. These notes bear interest at rates ranging from 8.0% to 13.5% and mature through 2015. The mortgages were derived from the sales of hotel properties.

    The loans secured by hotel properties operated under management agreements pay interest and principal based upon available cash and include a participation in the future excess cash flow of such hotel properties. One of these mortgages has been structured to include a "senior portion" featuring defined payment terms, and a "junior portion" payable annually based on cash flow.

    In addition to the mortgage positions referred to above, the Company holds junior or cash flow mortgages and subordinated interests on six other hotel properties operated by the Company under management agreements. Pursuant to these mortgage agreements, the Company is entitled to receive the majority of excess cash flow generated by these hotel properties and to participate in any future sales proceeds. With regard to these properties, third parties hold significant senior mortgages. The junior mortgages mature on various dates from 1999 through 2002.

    In accordance with the adoption of fresh start reporting under SOP 90-7, no value was assigned to the junior portions of the notes or the junior mortgages and subordinated interests on the other hotels as there was substantial doubt at the time of valuation that the Company would recover any of their value. As a result, interest income on these junior or cash flow mortgages is recognized when cash is received. During 1994, 1995 and 1996, the Company recognized $2.0 million, $2.0 million and $2.9 million, respectively, of interest income related to these mortgages. Future recognition of interest income on these mortgages is dependent primarily upon the net cash flow of the underlying hotels after debt service, which is senior to the Company's junior positions.

(b) Other notes receivable currently bear interest at effective rates ranging from 4.0% to 10.0%, mature through 2011 and are secured primarily by hotel properties not currently managed by the Company.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

NOTE 7 -- PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consist of the following (in thousands):

                                                             DECEMBER 31,
                                                         ---------------------      YEARS OF
                                                           1995         1996       USEFUL LIFE
                                                         --------     --------     -----------
    Land and land leased to others(a)..................  $ 69,765     $119,654
    Hotels.............................................   246,278      387,631       20 to 40
    Furniture, fixtures and autos......................    67,001      103,899        3 to 10
    Leasehold improvements.............................    26,038       58,340        3 to 40
    Construction in progress...........................    22,667       78,266
                                                         --------     --------
         Sub-total.....................................   431,749      747,790
    Less accumulated depreciation and amortization.....   (33,548)     (52,537)
                                                         --------     --------
              Totals...................................  $398,201     $695,253
                                                         ========     ========

---------------
(a) Included in land at December 31, 1995 and 1996 was $8.9 million and $32.7 million, respectively, of land associated with hotels under construction.

     At December 31, 1996, the Company was the lessor of land and certain restaurant facilities in Company-owned hotels with an approximate aggregate book value of $5.4 million pursuant to noncancelable operating leases expiring on various dates through 2013. Minimum future rentals under such leases are $7.4 million, of which $3.7 million is scheduled to be received in the aggregate during the five-year period ending December 31, 2001.

     Depreciation and amortization expense on property, equipment and leasehold improvements was $9.3 million, $14.8 million and $22.0 million for the years ended December 31, 1994, 1995 and 1996, respectively.

     During the years ended December 31, 1994, 1995 and 1996, the Company capitalized $.8 million, $2.6 million and $7.5 million, respectively, of interest related to borrowings used to finance hotel construction.

NOTE 8 -- DEBT

     Debt consists of the following (in thousands):

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1995         1996
                                                                 --------     --------
        9.25% First Mortgage Notes(a)..........................  $     --     $120,000
        Revolving Credit Facility(b)...........................        --       12,500
        7% Convertible Subordinated Notes(c)...................    86,250       86,250
        Mortgages and other notes payable(d)...................   158,904       71,414
        10% Senior Secured Notes(e)............................    30,374       10,867
        Capitalized lease obligations(f).......................     7,123        1,263
                                                                 --------     --------
        Total debt.............................................   282,651      302,294
        Less current maturities................................    (5,731)      (3,419)
                                                                 --------     --------
        Long-Term debt, net of current portion.................  $276,920     $298,875
                                                                 ========     ========

---------------
(a) On January 23, 1996, the Company issued $120 million of 9.25% First Mortgage Notes due 2006. Interest on the notes is payable semi-annually on January 15 and July 15. The notes are secured by 15 hotels and contain certain covenants including limitations on the incurrence of debt, dividend payments, certain

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES investments, transactions with affiliates, asset sales and mergers and consolidations. These notes are redeemable, in whole or in part, at the option of the Company after January 15, 2001 at premiums to principal which decline on each anniversary date. The Company utilized a portion of the proceeds to pay down $51.6 million of debt.

(b) On June 28, 1996, the Company established a revolving credit facility (the "Revolving Credit Facility") with a group of financial institutions providing for availability of funds up to the lesser of $100 million or a borrowing base determined under the agreement. The Revolving Credit Facility is secured by certain of the Company's hotels with recourse to the Company. The Revolving Credit Facility bears interest at LIBOR plus 2.25% and is available for five years. The Revolving Credit Facility contains covenants requiring the Company to maintain certain financial ratios and also contains certain covenants which limit the incurrence of debt, liens, dividend payments, stock repurchases, certain investments, transactions with affiliates, asset sales, mergers and consolidations and any change of control of the Company. The aggregate amount of the Revolving Credit Facility will be reduced to $87.0 million on June 28, 1999 and $75.0 million on June 28, 2000. On June 28, 1996, the Company borrowed $40 million under the Revolving Credit Facility and proceeds were used to retire $20 million of interim financing with the remainder utilized principally for development of AmeriSuites hotels. On August 5, 1996, the Company repaid the full amount of this borrowing under the Revolving Credit Facility with proceeds from the issuance of Common Stock (see Note 15). As of December 31, 1996, the Company had borrowed $12.5 million under this facility and had additional borrowing capacity of $87.5 million.

(c) In 1995, the Company sold $86.3 million of 7% Convertible Subordinated Notes due 2002. The notes are convertible into common stock at a price of $12 per share at the option of the holder and mature on April 15, 2002. The notes are redeemable, in whole or in part, at the option of the Company after April 17, 1998 at premiums to principal which decline on each anniversary date.

(d) The Company has mortgage and other notes payable of approximately $71.4 million that are secured by mortgage notes receivable and hotel properties with a book value of $137.7 million. Principal and interest on these mortgages and notes are generally paid monthly. At December 31, 1996 these notes bear interest at rates ranging from 6.4% to 10.5%, with a weighted average interest rate of 8.4%, and mature from 1998 through 2008.

    The Company has $13.9 million of debt secured by the Marriott's Frenchman's Reef Hotel (the "Frenchman's Reef") in St. Thomas, U.S. Virgin Islands which was originally scheduled to mature in December 1996. The Company and the lender have entered into an agreement to extend the maturity of the loan to January 1998. The loan continues to bear interest at the same rate and principal payments are waived until maturity. All other terms and conditions of the loan remain in effect.

    Additionally, the Company's debt related to the Frenchman's Reef is further secured by an assignment of property insurance proceeds related to the hurricane damage (See Note 11). The Company utilized the net insurance proceeds of $22.8 million to reduce the Frenchman's Reef mortgage loan to $13.9 million. The Company is currently in negotiation to obtain new financing in connection with the refurbishment plans at the Frenchman's Reef.

    On August 2, 1996, the Company prepaid in full $26.7 million of debt secured by 10 hotels with the proceeds from the issuance of Common Stock (See Note
    15). The loans were due in February 2000 and bore interest at LIBOR plus 4.25%. The hotels formerly used as collateral for this loan are now part of the collateral securing the Revolving Credit Facility described in (b) above.

(e) The 10% Senior Secured Notes were issued pursuant to the Plan, and mature on July 31, 1999. The collateral for the 10% Senior Secured Notes consists primarily of mortgages and notes receivable and real property, net of related liabilities (the "10% Senior Secured Note Collateral"), with a book value of $62.2 million as of December 31, 1996.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

    Interest on the 10% Senior Secured Notes is payable semi-annually. The 10% Senior Secured Notes require that 85% of the cash proceeds from the 10% Senior Secured Note Collateral be applied first to interest then to prepayment of principal. Aggregate principal payments on the 10% Senior Secured Notes are required in order that one-third of the principal balance outstanding on December 31, 1996 is paid by July 31, 1998 and all of the balance is paid by July 31, 1999. To the extent the cash proceeds from the 10% Senior Secured Note Collateral are insufficient to pay interest or required principal payments on the 10% Senior Secured Notes, the Company will be obligated to pay any deficiency out of its general corporate funds.

    The 10% Senior Secured Notes contain covenants which, among other things, require the Company to maintain a net worth of at least $100 million, and preclude cash distributions to stockholders, including dividends and redemptions, until the 10% Senior Secured Notes have been paid in full. As of December 31, 1996, the Company was in compliance with all covenants applicable to the 10% Senior Secured Notes.

    The Company has $1.4 million of its 10% Senior Secured Notes which it repurchased but did not retire due to certain restrictions under the note agreement. These notes are currently held by a third party agent and are recorded as investments on the Company's balance sheet. As of December 31, 1996, the Company had unrecognized holding gains of approximately $26,000 related to these securities.

(f) At December 31, 1996, the Company had a capital lease obligation in the amount of $1.3 million. Principal and interest on this obligation is paid monthly. This lease matures in 2000 and bears interest at Prime plus 3%.

     In August 1995, the Company entered into an interest rate protection agreement with a major financial institution which reduces the Company's exposure to fluctuations in interest rates by effectively fixing interest rates on $40.0 million of variable interest rate debt. Under the agreement, on a monthly basis the Company pays a fixed rate of interest of 6.18% and receives a floating interest rate payment equal to the 30 day LIBOR rate on a $40.0 million notional principal amount. The agreement commenced in October 1995 and expires in 1999.

     In October 1996, the Company entered into a six month interest rate hedge agreement with a major financial institution to reduce its interest rate exposure on the anticipated financing of its development program in 1997. Under the agreement, the Company effectively fixed interest rates at a Treasury yield of 6.4% for approximately seven years on a $98.4 million notional principal amount.

     Maturities of long-term debt for the next five years ending December 31 are as follows (in thousands):

            1997......................................................  $  3,419
            1998......................................................    17,645
            1999......................................................    25,052
            2000......................................................    12,289
            2001......................................................    14,138
            Thereafter................................................   229,751
                                                                        --------
                      Total...........................................  $302,294
                                                                        ========

NOTE 9 -- LEASE COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases various hotels under lease agreements with initial terms expiring at various dates from 1998 through 2061. The Company has options to renew certain of the leases for periods ranging from 1 to 99 years. Rental payments are based on minimum rentals plus a percentage of the hotel properties' revenues in excess of stipulated amounts.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     The following is a schedule, by year, of future minimum lease payments required under the remaining operating leases that have terms in excess of one year as of December 31, 1996 (in thousands):

        1997...............................................................  $  4,833
        1998...............................................................     4,787
        1999...............................................................     4,828
        2000...............................................................     4,717
        2001...............................................................     4,326
        Thereafter.........................................................    47,023
                                                                              -------
             Total.........................................................  $ 70,514
                                                                              =======

     Rental expense for all operating leases, including those with terms of less than one year, consist of the following for the years ended December 31, 1994, 1995 and 1996 (in thousands):

                                                                   DECEMBER 31,
                                                           ----------------------------
                                                            1994       1995       1996
                                                           ------     ------     ------
        Rentals..........................................  $4,654     $4,630     $6,652
        Contingent rentals...............................     823        745      1,250
                                                           ------     ------     ------
             Rental expense..............................  $5,477     $5,375     $7,902
                                                           ======     ======     ======

  Employee Benefits

     The Company does not provide any material post employment benefits to its current or former employees.

NOTE 10 -- INCOME TAXES

     The provision for income taxes (including amounts applicable to extraordinary items) consisted of the following for the years ended December 31, 1994, 1995 and 1996 (in thousands):

                                                                 DECEMBER 31,
                                                        -------------------------------
                                                         1994        1995        1996
                                                        -------     -------     -------
        Current:
          Federal.....................................  $   970     $   320     $ 5,147
          State.......................................       28         299         563
                                                        -------     -------     -------
                                                            998         619       5,710
        Deferred:
          Federal.....................................    9,780       9,929      13,005
          State.......................................    1,514       1,165       2,029
                                                        -------     -------     -------
                                                         11,294      11,094      15,034
                                                        -------     -------     -------
                  Total...............................  $12,292     $11,713     $20,744
                                                        =======     =======     =======

     Income taxes are provided at the applicable federal and state statutory rates.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     The tax effects of the temporary differences in the areas listed below resulted in deferred income tax provisions for the years ended December 31, 1994, 1995 and 1996 (in thousands):

                                                                         DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1995        1996
                                                                -------     -------     -------
Utilization of net operating loss.............................  $ 5,861     $ 3,370     $11,714
Amortization of pre-fresh start basis
  differences -- properties and notes.........................    5,632       6,167       1,243
Depreciation..................................................      200       1,400         830
Compensation expense..........................................       --         604         691
Other.........................................................     (399)       (447)        556
                                                                -------     -------     -------
          Total...............................................  $11,294     $11,094     $15,034
                                                                =======     =======     =======

     At December 31, 1996, the Company had available federal net operating loss carryforwards of approximately $90.7 million which will expire beginning in 2005 and continuing through 2007. Of this amount, $87.3 million is subject to an annual limitation of $8.7 million under the Internal Revenue Code due to a change in ownership of the Company upon consummation of the Plan. The Company also has potential state income tax benefits relating to net operating loss carryforwards of approximately $5.9 million which will expire during various periods from 1997 to 2006. Certain of these potential benefits are subject to annual limitations similar to federal requirements due to factors such as the level of business conducted in each state and the amount of income subject to tax within each state's carryforward period.

     In accordance with SFAS 109, the Company has not recognized the future tax benefits associated with the net operating loss carryforwards or with other temporary differences. Accordingly, the Company has provided a valuation allowance of approximately $31.7 million against the deferred tax asset as of December 31, 1996. To the extent any available carryforwards or other tax benefits are utilized, the amount of tax benefit realized will be treated as a contribution to stockholders' equity and will have no effect on the income tax provision for financial reporting purposes. For the years ended December 31, 1994, 1995 and 1996, the Company recognized $5.9 million, $3.4 million and $10.6 million, respectively, of such benefits as a contribution to stockholders' equity.

     Additionally, the Company recognized $7.0 million, $6.2 million and $1.2 million as a contribution to stockholders' equity for the years ended December 31, 1994, 1995 and 1996, respectively, which represents the amortization of pre-fresh start tax basis differences related to properties and notes receivable. As a result of reflecting substantially all of the deferred tax provisions as a contribution to stockholders' equity, the Company had no material deferred tax assets or liabilities as of December 31, 1995 and 1996.

NOTE 11 -- BUSINESS INTERRUPTION INSURANCE

     In September 1995, the Frenchman's Reef suffered damages when Hurricane Marilyn struck the U.S. Virgin Islands. The Company and its insurance carrier settled the Company's property and business interruption insurance claim with respect to the Frenchman's Reef for $25.0 million. In July 1996, the Company received the final installment under its settlement, bringing the net proceeds to $22.8 million, net of deductibles, for which the Company provided a reserve of $2.2 million in 1995. In addition, in July 1996, Hurricane Bertha struck the island and caused further damage to the hotel. The Company is currently reviewing its claim for property damage with its insurance carrier and is in the process of preparing a claim under its business interruption insurance.

     Although the Company has continued to operate the hotel, the impact of the hurricanes has caused operating profits to decline from prior year levels. In 1996 and 1995, the Company continued to record the operating revenues and expenses of the Frenchman's Reef. In addition, the Company recorded business

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES interruption insurance revenue of $13.6 million in 1996 based on the claim settlement which is included in operating revenues. The Company is currently underway with plans to refurbish and upgrade the Frenchman's Reef. In addition to the hurricane-related renovations, the plan provides for structural enhancements, redesigned guestrooms, increased banquet and meeting space and new landscaping.

     Other expense of $2.2 million for the year ended December 31, 1995 consists of a reserve for insurance deductibles related to hurricane damage caused by Hurricane Marilyn at the Frenchman's Reef.

NOTE 12 -- OTHER INCOME

     Other income consists of items which are not considered part of the Company's recurring operations and is composed of the following as of December 31, 1994, 1995 and 1996 (in thousands):

                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                1994       1995       1996
                                                               ------     ------     ------
    Gains on settlements of notes receivable.................  $6,355     $  822     $1,774
    Gains on sales of properties.............................   1,099      1,417      2,532
    Rebates of prior years' insurance premiums...............   1,579         --         --
    Other....................................................      56         --         --
                                                               ------     ------     ------
              Total..........................................  $9,089     $2,239     $4,306
                                                               ======     ======     ======

NOTE 13 -- FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The fair values of non-current financial assets and liabilities and other financial instruments are shown below (in thousands). The fair values of current assets and current liabilities are assumed to be equal to their reported carrying amounts.

                                                DECEMBER 31, 1995         DECEMBER 31, 1996
                                              ---------------------     ---------------------
                                              CARRYING       FAIR       CARRYING       FAIR
                                               AMOUNT       VALUE        AMOUNT       VALUE
                                              --------     --------     --------     --------
    Mortgage and notes receivable...........  $ 64,962     $ 76,058     $ 24,195     $ 38,928
    Long-term debt..........................   276,920      278,899      298,875      343,039
    Interest rate swap agreement............        --          (15)          --         (173)
    Interest rate hedge agreement...........        --           --           --         (620)

     The fair value for mortgages and notes receivable is based on the valuation of the underlying collateral utilizing discounted cash flows and other methods applicable to the industry. Valuations for long-term debt are based on quoted market prices or at current rates available to the Company for debt of the same maturities. The fair values of the interest rate swap and hedge agreements are based on the estimated amounts the Company would pay to terminate the agreements.

     The Company's mortgages and other notes receivable (See Note 6) are derived primarily from and are secured by hotel properties, which constitutes a concentration of credit risk. These notes are subject to many of the same risks as the Company's operating hotel assets. A significant portion of the collateral is located in the Northeastern United States.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

NOTE 14 -- RELATED PARTY TRANSACTIONS

     The following summarizes significant financial information with respect to transactions with present and former officers, directors, their relatives and certain entities they control or in which they have a beneficial interest for the years ended December 31, 1994, 1995 and 1996 (in thousands):

                                                                       DECEMBER 31,
                                                               -----------------------------
                                                                1994       1995       1996
                                                               -------    -------    -------
    Management and other fee income(a).......................  $ 1,165    $ 1,427    $ 1,040
    Interest income(a).......................................    1,283        518        582
    Management fee expense(b)................................      679         --         --
    Interest expense(b)......................................      461         --         --
    Reservation fee expense(b)...............................      317         --         --

---------------
(a) At December 31, 1996, the Company managed six hotels for partnerships in which related parties own various interests. The income amounts shown above primarily include transactions related to these hotel properties. On March 6, 1996, the Company acquired nine hotels owned by related parties. (See
    Note 2).

(b) In 1991, the Company entered into an agreement with ShoLodge, a company controlled by a former director, whereby ShoLodge was appointed the exclusive agent to develop and manage certain hotel properties.

     In March 1995, the Company acquired ShoLodge's option to purchase the remaining 50% interest in all eleven hotels developed by ShoLodge and also acquired the ownership interest of the remaining AmeriSuites hotel not already owned by the Company (See Note 2).

NOTE 15 -- COMMON STOCK AND COMMON STOCK EQUIVALENTS

COMMON STOCK

     On August 2, 1996, the Company sold 8.3 million shares of Common Stock at a price of $18 per share. The Company utilized the proceeds from the offering of approximately $141.4 million (net of underwriting discounts and expenses of $7.2 million) to fund AmeriSuites development, to reduce indebtedness of $40.0 million under the Revolving Credit Facility and to repay certain other indebtedness of $26.7 million, thereby increasing availability for further AmeriSuites development.

STOCK OPTIONS

     The Company has adopted various stock option and performance incentive plans under which options to purchase shares of common stock may be granted to directors, officers or key employees under terms determined by the Board of Directors. A total of 200,000 options were reserved under these plans (net of amounts granted to date) as of December 31, 1996.

     Under the 1995 Employee Stock Option Plan, options to purchase shares of common stock may be granted at the fair market value of the common stock at the date of grant. Options can generally be exercised during a participant's employment with the Company in equal annual installments over a three-year period and expire ten years from the date of grant. During 1995 and 1996, respectively, options to purchase 648,000 and 595,000 shares of common stock were granted under this plan.

     Under the 1995 Non-Employee Director Stock Option Plan, options to purchase 10,000 shares of common stock are automatically granted to each non-employee director at the fair market value of the common stock at the date of grant. All options will be fully vested and exercisable one year after the date of grant and will expire ten years after the date of grant, or earlier if the non-employee director ceases to be a director. Options to purchase 50,000 shares of common stock were granted under this plan in both 1995 and 1996.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     Under the Company's 1992 Stock Option and Performance Incentive Plans, options to purchase 367,000 and 15,000 shares of common stock were issued to employees in 1994 and 1995, respectively. The options were granted at prices which approximate fair market value at the date of grant. Generally, these options can be exercised during a participant's employment in equal annual installments over a three year period and expire six years from the date of grant.

     Options to purchase 30,000 and 60,000 shares of common stock were issued to non-employee directors of the Company in 1994 and 1995, respectively, under the Company's 1992 Stock Option Plan. The options were granted at prices which approximate fair market value at the date of grant. Generally, one-third of these options were exercisable at the date of grant and the remaining options vest in equal annual installments over a two-year period. The options expire six years after the date of grant.

     During 1992, options to purchase 350,000 shares were granted to employee officers and directors under the Company's 1992 Stock Option Plan. All 350,000 shares are currently exercisable at December 31, 1996. In addition, options to purchase 330,000 shares were granted to a former officer in 1992, all of which were exercised. The exercise prices of the remaining exercisable options are based on the average market price one year from the date of grant which was determined to be $2.71 per share with respect to 330,000 shares and $3.81 per share with respect to the other 20,000 shares. Based on this exercise price, the amount of compensation expense attributable to these options was $60,000, $16,000 and $5,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     Effective January 1, 1996, the Company adopted the provisions of SFAS 123, Accounting for Stock-Based Compensation. As permitted by the Statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based awards, which was not significant. Had the fair value method of accounting been applied to the Company's stock plans, which requires recognition of compensation cost ratably over the vesting period of the underlying equity instruments, net income would have been reduced by $1.3 million, or $.03 per share in 1995 and $2.3 million, or $.05 per share in 1996. This pro forma impact only takes into account options granted since January 1, 1995 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period. The average fair value of options granted during 1995 and 1996 was $4.46 and $7.33, respectively.

     The fair value was estimated using the Black-Scholes option-pricing model based on the weighted average market price at grant date of $9.59 in 1995 and $16.51 in 1996 and the following weighted average assumptions: risk-free interest rate of 6.22% for 1995 and 6.43% in 1996, volatility of 42.39% for 1995 and 38.64% for 1996, and dividend yield of 0.0% for 1995 and 1996.

                    PRIME HOSPITALITY CORP. AND SUBSIDIARIES

     The following is a summary of the various stock option plans:

                                                                      NUMBER       OPTION PRICE
                                                                    OF SHARES       PER SHARE
                                                                    ----------    --------------
Outstanding at December 31, 1994..................................   1,442,000
Granted...........................................................     773,000     $ 9.25-$10.88
Exercised.........................................................   (222,000)     $ 2.71-$ 7.63
Canceled..........................................................   (165,000)     $ 3.63-$ 9.63
                                                                     ---------
Outstanding at December 31, 1995..................................   1,828,000
                                                                     ---------
Granted...........................................................     646,000     $14.75-$18.00
Exercised.........................................................   (149,000)     $ 3.63-$10.81
Canceled..........................................................    (59,000)     $ 3.63-$16.63
                                                                     ---------
Outstanding at December 31, 1996..................................   2,266,000
                                                                     =========
Exercisable at December 31, 1996..................................   1,101,000     $ 2.71-$10.88
                                                                     =========

WARRANTS

     Pursuant to the Plan, warrants to purchase 2,053,583 shares of the Company's common stock were issued to former shareholders of the Company's predecessor, PMI, in partial settlement of their bankruptcy interests. The warrants became exercisable on August 31, 1993 at an exercise price of $2.71 per share and expire five years after the date of grant. The exercise price was determined from the average per share daily closing price of the Company's common stock during the year following its reorganization on July 31, 1992. As of December 31, 1996 warrants to purchase 1,027,392 shares have been exercised and 1,026,191 remain outstanding.

NOTE 16 -- SUPPLEMENTAL CASH FLOW INFORMATION

     The following summarizes non-cash investing and financing activities for the years ended December 31, 1994, 1995 and 1996 (in thousands):

                                                                          DECEMBER 31,
                                                                 -------------------------------
                                                                   1994       1995        1996
                                                                 --------    -------    --------
Assumption of mortgages and notes payable in connection with
  the acquisitions of hotels...................................  $ 18,718    $ 5,120    $ 12,222
Hotels received in settlements of mortgage notes receivable....    54,521      2,702      35,306
Note receivable received in exchange for the sale of a hotel...  $  1,497    $    --    $     --

     Cash paid for interest was $15.5 million, $22.4 million and $22.4 million for the years ended December 31, 1994, 1995 and 1996, respectively.

     Cash paid for income taxes was $1.9 million, $1.2 million and $8.0 million for the years ended December 31, 1994, 1995 and 1996, respectively.

                            PRIME HOSPITALITY CORP.

     All tendered Original Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                               The Exchange Agent
                           for the Exchange Offer is

                        FIRST BANK NATIONAL ASSOCIATION

                                 By Facsimile:
                                 (612) 244-1537
                            Attention: David Haugen

                             Confirm by telephone:
                                 (612) 244-8162

                        By Registered or Certified Mail:
                        First Bank National Association
                               First Trust Center
                             180 East Fifth Street
                          Saint Paul, Minnesota 55101

                                    By Hand:
                        First Bank National Association
                               First Trust Center
                              180 East 5th Street
                         4th Floor -- Bond Drop Window
                             180 East Fifth Street
                          Saint Paul, Minnesota 55101

                             By Overnight Courier:
                        First Bank National Association
                               First Trust Center
                             180 East Fifth Street
                          Saint Paul, Minnesota 55101
                                 (612) 762-3813

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

     In accordance with Section 145 of the DGCL, Article 8 of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and the Company's By-Laws (the "By-Laws") provide that the Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided by the Restated Certificate and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any other contract or agreement between the Company and any officer, director, employee or agent of the Company. Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Company) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Subparagraph (d) of Article 8 of the Restated Certificate provides that neither the amendment or repeal of, nor the adoption of any provision inconsistent with, the above-referenced provisions of the Restated Certificate shall eliminate or reduce the effect of such provisions in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to such provisions if any such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted. Subparagraph (e) of Article 8 of the Restated Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT NO.                                         DESCRIPTION
-----------       --------------------------------------------------------------------------------
     2.1     --   Reference is made to the Disclosure Statement for Debtor's Second Amended Joint
                  Plan of Reorganization, dated January 16, 1992, which includes the Debtors'
                  Second Amended Plan of Reorganization as an exhibit thereto, filed as an Exhibit to the Company's Form 10-K dated September 25, 1992, which is incorporated herein by reference.
     2.2     --   Reference is made to the Contract of Purchase and Sale between Hillsborough
                  Associates, Meriden Hotel Associates, L.P., Wellesley I, L.P., Multi-Wellesley
                  Limited Partnership and the Company, dated March 6, 1996, filed as an Exhibit to the Company's 8-K dated March 21, 1996, which is incorporated herein by reference.
     2.3     --   Reference is made to Consent of the Holders Thereof to the Purchase by the
                  Company of the Outstanding First Mortgage Notes, filed as an Exhibit to the
                  Company's 8-K, dated March 21, 1996, which is incorporated herein by reference.
     3.1     --   Reference is made to the Restated Certificate of Incorporation of the Company,
                  dated June 5, 1992, filed as an Exhibit to the Company's Form 10-K dated
                  September 25, 1992, which is incorporated herein by reference.
     3.2     --   Reference is made to the Restated Certificate of Incorporation, As Amended,
                  filed as an Exhibit to the Company's Form 10-Q/A, dated April 30, 1996, which is incorporated herein by reference.
     3.3     --   Reference is made to the Restated Bylaws of the Company, filed as an Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
     4.1     --   Reference is made to the form of 9.20% Junior Secured Note of the Company, filed as an Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
     4.2     --   Reference is made to the Form of 8.20% Tax Note of the Company, filed as an
                  Exhibit to the Company's Form 10-K , dated September 25, 1992, which is incorporated herein by reference.
     4.3     --   Reference is made to the Form of 10.20% Secured UND Restructured Note of the
                  Company, filed as an Exhibit to the Company's Form 10-K, dated September 25,
                  1992, which is incorporated herein by reference.
     4.4     --   Reference is made to the Form of 8% Secured UND Restructured Note of the
                  Company, filed as an Exhibit to the Company's Form 10-K, dated September 25,
                  1992, which is incorporated herein by reference.

EXHIBIT NO.                                         DESCRIPTION
-----------       --------------------------------------------------------------------------------
     4.5     --   Reference is made to the Form of 9.20% OVR Restructured Note of the Company,
                  filed as an Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
     4.6     --   Reference is made to the Collateral Agency Agreement among the Company, U.S.
                  Trust and the Secured Parties, dated as of July 31, 1992, filed as an Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
     4.6     --   Reference is made to the Security Agreement between the Company and U.S. Trust, dated as of July 31, 1992, filed as an Exhibit to the Company's Form 10-K, dated
                  September 25, 1992, which is incorporated herein by reference.
     4.8     --   Reference is made to the Subsidiary Guaranty from FR Delaware, Inc. to United
                  States Trust Company of New York, dated as of July 31, 1992, filed as an Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
     4.9     --   Reference is made to the Security Agreement between FR Delaware, Inc. and United
                  States Trust Company of New York, dated as of July 31, 1992, filed as an Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
    4.10     --   Reference is made to the Subsidiary Guaranty from Prime Note Collections
                  Company, Inc. to United States Trust Company of New York, dated as of July 31,
                  1992, filed as an Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
    4.11     --   Reference is made to the Security Agreement between Prime Note Collections
                  Company, Inc. and United States Trust Company of New York, dated as of July 31,
                  1992, filed as an Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
    4.12     --   Reference is made to Form 8-A of the Company as filed on June 5, 1992 with the
                  Securities and Exchange Commission, as amended by Amendment No. 1 and Amendment
                  No. 2, which is incorporated herein by reference.
    4.13     --   Reference is made to an Indenture, dated April 26, 1995, between the Company and the Trustee related to the issuance of 7% Convertible Subordinated Notes due
                  2002, filed as an Exhibit to the Company's Form 10-K, dated March 21, 1996, which is incorporated herein by reference.
    4.14     --   Reference is made to an Indenture, dated January 23, 1996, between the Company and the Trustee related to 9 1/4% First Mortgage Notes due 2006, filed as an
                  Exhibit to the Company's Form 10-K, dated March 21, 1996, which is incorporated herein by reference.
    4.15     --   Reference is made to the Senior Secured Revolving Credit Agreement, dated as of
                  June 26, 1996, among the Company and the Lenders Party hereto, and Credit
                  Lyonnais New York Branch, as Documentation Agent, and Bankers Trust Company, as
                  Agent, filed as an Exhibit to the Company's Amendment No. 1 to Form S-3, dated
                  July 26, 1996, which is incorporated herein by reference.
    4.16     --   Reference is made to the Master Repurchase Agreement, dated as of October 23,
                  1996, between BT Securities Corporation and Prime Hospitality Corp., filed as an
                  Exhibit to the Company's Form 10-K, dated February 28, 1997, which is incorporated herein by reference.
    4.17     --   Indenture, dated as of March 26, 1997, between Prime Hospitality Corp. and First
                  Bank National Association, as trustee.
    4.18     --   Registration Rights Agreement, dated as of March 26, 1997, between Prime
                  Hospitality Corp. and the Initial Purchasers.
       5     --   Opinion of Willkie Farr & Gallagher.

EXHIBIT NO.                                         DESCRIPTION
-----------       --------------------------------------------------------------------------------
    10.1     --   Reference is made to the Agreement of Purchase and Sale between Flamboyant
                  Investment Company, Ltd. and VMS Realty, Inc., dated June 3, 1985, and its related agreements, each of which was included as an Exhibit to the Form 8-K, dated August 14, 1985, of PMI, which are incorporated herein by reference.
    10.2     --   Reference is made to PMI's Flexible Benefit Plan, filed as an Exhibit to the
                  Form 10-Q, dated February 12, 1988, of PMI, which is incorporated herein by reference.
    10.3     --   Reference is made to the 1992 Performance Incentive Stock Option Plan of the
                  Company, dated as of July 31, 1992, filed as an Exhibit to the Company's Form
                  10- K, dated September 25, 1992, which is incorporated herein by reference.
    10.4     --   Reference is made to the 1992 Stock Option Plan of the Company filed as an
                  Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
    10.5     --   Reference is made to the 1992 Non-Qualified Stock Option Agreement between the
                  Company and David A. Simon, filed as an Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
    10.6     --   Reference is made to the 1992 Non-Qualified Stock Option Agreement between the
                  Company and John Elwood, filed as an Exhibit to the Company's Form 10-K, dated
                  March 26, 1993, which is incorporated herein by reference.
    10.7     --   Reference is made to the Employment Agreement, dated as of May 18, 1993, between
                  Paul Hower and the Company, filed as an Exhibit to the Company's Form 10-K, dated March 25, 1994, which is incorporated herein by reference.
    10.8     --   Reference is made to the Consolidated and Amended Settlement Agreement, dated as of October 12, 1993, between Allan V. Rose and the Company, filed as an Exhibit to the Company's Form 10-K, dated March 25, 1994, which is incorporated herein by reference.
    10.9     --   Reference is made to the Consent and Amendment to Prime Hospitality Corp. 9.20%
                  Junior Secured Notes, filed as an Exhibit to the Company's Form 10-K, dated
                  March 10, 1995, which is incorporated herein by reference.
   10.10     --   Reference is made to the Agreement, dated February 6, 1995, among Suites of
                  America, Inc., ShoLodge, Inc. and the Company, filed as an Exhibit to the
                  Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.11     --   Reference is made to the Change of Control Agreement, dated February 15, 1995, between David A. Simon and the Company, filed as an Exhibit to the Company's
                  Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.12     --   References is made to the Change of Control Agreement, dated February 15, 1995, between John M. Elwood and the Company, filed as an Exhibit to the Company's
                  Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.13     --   Reference is made to the Change of Control Agreement, dated February 15, 1995, between Paul H. Hower and the Company, filed as an Exhibit to the Company's Form
                  10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.14     --   Reference is made to the Change of Control Agreement, dated February 15, 1995, between John H. Leavitt and the Company, filed as an Exhibit to the Company's
                  Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.15     --   Reference is made to the Change of Control Agreement, dated February 15, 1995, between Denis W. Driscoll and the Company, filed as an Exhibit to the Company's
                  Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.16     --   Reference is made to the Change of Control Agreement, dated February 15, 1995, between Timothy E. Aho and the Company, filed as an Exhibit to the Company's
                  Form 10-K, dated March 10, 1995, which is incorporated herein by reference.

EXHIBIT NO.                                         DESCRIPTION
-----------       --------------------------------------------------------------------------------
   10.17     --   Reference is made to the Change of Control Agreement, dated February 15, 1995, between Joseph Bernadino and the Company, filed as an Exhibit to the Company's
                  Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.18     --   Reference is made to the Change of Control Agreement, dated February 15, 1995, between Richard T. Szymanski and the Company, filed as an Exhibit to the
                  Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.19     --   Reference is made to the Change of Control Agreement, dated February 15, 1995, between Douglas W. Vicari and the Company, filed as an Exhibit to the Company's
                  Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.20     --   Reference is made to the Change of Control Agreement, dated February 15, 1995, between Richard Moskal and the Company, filed as an Exhibit to the Company's
                  Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.21     --   Reference is made to the Employment Agreement, dated May 15, 1995, between John
                  Elwood and the Company, filed as an Exhibit to the Company's Form 10-K, dated
                  March 21, 1996, which is incorporated herein by reference.
   10.22     --   Reference is made to the Employment Agreement, dated August 1, 1995, between
                  David Simon and the Company, filed as an Exhibit to the Company's Form 10-K, dated March 21, 1996, which is incorporated herein by reference.
      11     --   Reference is made to the Statement regarding computation of per share earnings, filed as an Exhibit to the Company's Form 10-K, dated February 28, 1997, which is incorporated herein by reference.
      12     --   Statement regarding computation of ratio of earnings to fixed charges.
      21     --   Reference is made to the Subsidiaries of the Company, filed as an Exhibit to the
                  Company's Form 10-K, dated February 28, 1997, which is incorporated herein by reference.
    23.1     --   Consent of Arthur Andersen LLP.
    23.2     --   Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit
                  5).
      24     --   Power of Attorney (included on the signature page hereto).
      25     --   Statement on Form T-1 of Eligibility of Trustee.
    99.1     --   Form of Letter of Transmittal.
    99.2     --   Form of Notice of Guaranteed Delivery.
    99.3     --   Form of Letter to Clients.
    99.4     --   Form of Letter to Nominees.

---------------

     Certain instruments defining the rights of holders of long-term debt of the Company and its subsidiaries have not been filed in accordance with Item 601(b)(4)(iii) of Regulation S-K. The Company hereby agrees to furnish a copy of such instruments to the Commission upon request.

     (b) Financial Statement Schedules:

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 2 day of April, 1997.

                                          PRIME HOSPITALITY CORP.

                                          By: /s/       DAVID A. SIMON
                                            ------------------------------------
                                            David A. Simon,
                                            Chairman of the Board,
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     The undersigned officers and directors of Prime Hospitality Corp., hereby severally constitute and appoint David A. Simon and John M. Elwood, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

                   NAME                                    TITLE                       DATE
------------------------------------------   ----------------------------------   ---------------

            /s/ DAVID A. SIMON               Chairman of the Board,                 April 2, 1997
------------------------------------------   President, Chief Executive
              David A. Simon                 Officer and Director
                                             (principal executive officer)

            /s/ JOHN M. ELWOOD               Chief Financial Officer, Executive     April 2, 1997
------------------------------------------   Vice President and Director
              John M. Elwood                 (principal financial and
                                             accounting officer)

           /s/ HERBERT LUST, II              Director                               April 2, 1997
------------------------------------------
             Herbert Lust, II

           /s/ JACK H. NUSBAUM               Director                               April 2, 1997
------------------------------------------
             Jack H. Nusbaum

           /s/ ALLEN J. OSTROFF              Director                               April 2, 1997
------------------------------------------
             Allen J. Ostroff

           /s/ A.F. PETROCELLI               Director                               April 2, 1997
------------------------------------------
             A.F. Petrocelli

           /s/ HOWARD M. LORBER              Director                               April 2, 1997
------------------------------------------
             Howard M. Lorber

                                 EXHIBIT INDEX

                                                                                         SEQUENTIALLY
                                                                                           NUMBERED
EXHIBIT NO.                                    DESCRIPTION                                   PAGE
-----------       ---------------------------------------------------------------------  ------------
     2.1     --   Reference is made to the Disclosure Statement for Debtor's Second
                  Amended Joint Plan of Reorganization, dated January 16, 1992, which includes the Debtors' Second Amended Plan of Reorganization as an
                  exhibit thereto, filed as an Exhibit to the Company's Form 10-K dated
                  September 25, 1992, which is incorporated herein by reference.
     2.2     --   Reference is made to the Contract of Purchase and Sale between
                  Hillsborough Associates, Meriden Hotel Associates, L.P., Wellesley I,
                  L.P., Multi-Wellesley Limited Partnership and the Company, dated
                  March 6, 1996, filed as an Exhibit to the Company's 8-K dated March
                  21, 1996, which is incorporated herein by reference.
     2.3     --   Reference is made to Consent of the Holders Thereof to the Purchase by the Company of the Outstanding First Mortgage Notes, filed as an
                  Exhibit to the Company's 8-K, dated March 21, 1996, which is incorporated herein by reference.
     3.1     --   Reference is made to the Restated Certificate of Incorporation of the
                  Company, dated June 5, 1992, filed as an Exhibit to the Company's
                  Form 10-K dated September 25, 1992, which is incorporated herein by reference.
     3.2     --   Reference is made to the Restated Certificate of Incorporation, As
                  Amended, filed as an Exhibit to the Company's Form 10-Q/A, dated
                  April 30, 1996, which is incorporated herein by reference.
     3.3     --   Reference is made to the Restated Bylaws of the Company, filed as an
                  Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
     4.1     --   Reference is made to the form of 9.20% Junior Secured Note of the
                  Company, filed as an Exhibit to the Company's Form 10-K, dated
                  September 25, 1992, which is incorporated herein by reference.
     4.2     --   Reference is made to the Form of 8.20% Tax Note of the Company, filed as an Exhibit to the Company's Form 10-K , dated September 25, 1992, which is incorporated herein by reference.
     4.3     --   Reference is made to the Form of 10.20% Secured UND Restructured Note of the Company, filed as an Exhibit to the Company's Form 10-K, dated
                  September 25, 1992, which is incorporated herein by reference.
     4.4     --   Reference is made to the Form of 8% Secured UND Restructured Note of the Company, filed as an Exhibit to the Company's Form 10-K, dated
                  September 25, 1992, which is incorporated herein by reference.
     4.5     --   Reference is made to the Form of 9.20% OVR Restructured Note of the
                  Company, filed as an Exhibit to the Company's Form 10-K, dated
                  September 25, 1992, which is incorporated herein by reference.
     4.6     --   Reference is made to the Collateral Agency Agreement among the
                  Company, U.S. Trust and the Secured Parties, dated as of July 31,
                  1992, filed as an Exhibit to the Company's Form 10-K, dated September
                  25, 1992, which is incorporated herein by reference.
     4.6     --   Reference is made to the Security Agreement between the Company and
                  U.S. Trust, dated as of July 31, 1992, filed as an Exhibit to the
                  Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
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     4.8     --   Reference is made to the Subsidiary Guaranty from FR Delaware, Inc.
                  to United States Trust Company of New York, dated as of July 31,
                  1992, filed as an Exhibit to the Company's Form 10-K, dated September
                  25, 1992, which is incorporated herein by reference.
     4.9     --   Reference is made to the Security Agreement between FR Delaware, Inc.
                  and United States Trust Company of New York, dated as of July 31,
                  1992, filed as an Exhibit to the Company's Form 10-K, dated September
                  25, 1992, which is incorporated herein by reference.
    4.10     --   Reference is made to the Subsidiary Guaranty from Prime Note
                  Collections Company, Inc. to United States Trust Company of New York,
                  dated as of July 31, 1992, filed as an Exhibit to the Company's Form
                  10-K, dated September 25, 1992, which is incorporated herein by reference.
    4.11     --   Reference is made to the Security Agreement between Prime Note
                  Collections Company, Inc. and United States Trust Company of New
                  York, dated as of July 31, 1992, filed as an Exhibit to the Company's
                  Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
    4.12     --   Reference is made to Form 8-A of the Company as filed on June 5, 1992 with the Securities and Exchange Commission, as amended by Amendment
                  No. 1 and Amendment No. 2, which is incorporated herein by reference.
    4.13     --   Reference is made to an Indenture, dated April 26, 1995, between the
                  Company and the Trustee related to the issuance of 7% Convertible
                  Subordinated Notes due 2002, filed as an Exhibit to the Company's
                  Form 10-K, dated March 21, 1996, which is incorporated herein by reference.
    4.14     --   Reference is made to an Indenture, dated January 23, 1996, between the Company and the Trustee related to 9 1/4% First Mortgage Notes due 2006, filed as an Exhibit to the Company's Form 10-K, dated March
                  21, 1996, which is incorporated herein by reference.
    4.15     --   Reference is made to the Senior Secured Revolving Credit Agreement, dated as of June 26, 1996, among the Company and the Lenders Party hereto, and Credit Lyonnais New York Branch, as Documentation Agent,
                  and Bankers Trust Company, as Agent, filed as an Exhibit to the
                  Company's Amendment No. 1 to Form S-3, dated July 26, 1996, which is incorporated herein by reference.
    4.16     --   Reference is made to the Master Repurchase Agreement, dated as of
                  October 23, 1996, between BT Securities Corporation and Prime
                  Hospitality Corp., filed as an Exhibit to the Company's Form 10-K, dated February 28, 1997, which is incorporated herein by reference.
    4.17     --   Indenture, dated as of March 26, 1997, between Prime Hospitality
                  Corp. and First Bank National Association, as trustee.
    4.18     --   Registration Rights Agreement, dated as of March 26, 1997, between
                  Prime Hospitality Corp. and the Initial Purchasers.
       5     --   Opinion of Willkie Farr & Gallagher.
    10.1     --   Reference is made to the Agreement of Purchase and Sale between
                  Flamboyant Investment Company, Ltd. and VMS Realty, Inc., dated June
                  3, 1985, and its related agreements, each of which was included as an
                  Exhibit to the Form 8-K, dated August 14, 1985, of PMI, which are incorporated herein by reference.
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    10.2     --   Reference is made to PMI's Flexible Benefit Plan, filed as an Exhibit to the Form 10-Q, dated February 12, 1988, of PMI, which is incorporated herein by reference.
    10.3     --   Reference is made to the 1992 Performance Incentive Stock Option Plan of the Company, dated as of July 31, 1992, filed as an Exhibit to the
                  Company's Form 10- K, dated September 25, 1992, which is incorporated herein by reference.
    10.4     --   Reference is made to the 1992 Stock Option Plan of the Company filed as an Exhibit to the Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
    10.5     --   Reference is made to the 1992 Non-Qualified Stock Option Agreement between the Company and David A. Simon, filed as an Exhibit to the
                  Company's Form 10-K, dated September 25, 1992, which is incorporated herein by reference.
    10.6     --   Reference is made to the 1992 Non-Qualified Stock Option Agreement between the Company and John Elwood, filed as an Exhibit to the
                  Company's Form 10-K, dated March 26, 1993, which is incorporated herein by reference.
    10.7     --   Reference is made to the Employment Agreement, dated as of May 18,
                  1993, between Paul Hower and the Company, filed as an Exhibit to the
                  Company's Form 10-K, dated March 25, 1994, which is incorporated herein by reference.
    10.8     --   Reference is made to the Consolidated and Amended Settlement
                  Agreement, dated as of October 12, 1993, between Allan V. Rose and the Company, filed as an Exhibit to the Company's Form 10-K, dated
                  March 25, 1994, which is incorporated herein by reference.
    10.9     --   Reference is made to the Consent and Amendment to Prime Hospitality
                  Corp. 9.20% Junior Secured Notes, filed as an Exhibit to the
                  Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.10     --   Reference is made to the Agreement, dated February 6, 1995, among
                  Suites of America, Inc., ShoLodge, Inc. and the Company, filed as an
                  Exhibit to the Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.11     --   Reference is made to the Change of Control Agreement, dated February
                  15, 1995, between David A. Simon and the Company, filed as an Exhibit to the Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.12     --   References is made to the Change of Control Agreement, dated February
                  15, 1995, between John M. Elwood and the Company, filed as an Exhibit to the Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.13     --   Reference is made to the Change of Control Agreement, dated February
                  15, 1995, between Paul H. Hower and the Company, filed as an Exhibit to the Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.14     --   Reference is made to the Change of Control Agreement, dated February
                  15, 1995, between John H. Leavitt and the Company, filed as an
                  Exhibit to the Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
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   10.15     --   Reference is made to the Change of Control Agreement, dated February
                  15, 1995, between Denis W. Driscoll and the Company, filed as an
                  Exhibit to the Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.16     --   Reference is made to the Change of Control Agreement, dated February
                  15, 1995, between Timothy E. Aho and the Company, filed as an Exhibit to the Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.17     --   Reference is made to the Change of Control Agreement, dated February
                  15, 1995, between Joseph Bernadino and the Company, filed as an
                  Exhibit to the Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.18     --   Reference is made to the Change of Control Agreement, dated February
                  15, 1995, between Richard T. Szymanski and the Company, filed as an
                  Exhibit to the Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.19     --   Reference is made to the Change of Control Agreement, dated February
                  15, 1995, between Douglas W. Vicari and the Company, filed as an
                  Exhibit to the Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.20     --   Reference is made to the Change of Control Agreement, dated February
                  15, 1995, between Richard Moskal and the Company, filed as an Exhibit to the Company's Form 10-K, dated March 10, 1995, which is incorporated herein by reference.
   10.21     --   Reference is made to the Employment Agreement, dated May 15, 1995, between John Elwood and the Company, filed as an Exhibit to the
                  Company's Form 10-K, dated March 21, 1996, which is incorporated herein by reference.
   10.22     --   Reference is made to the Employment Agreement, dated August 1, 1995, between David Simon and the Company, filed as an Exhibit to the
                  Company's Form 10-K, dated March 21, 1996, which is incorporated herein by reference.
      11     --   Reference is made to the Statement regarding computation of per share earnings, filed as an Exhibit to the Company's Form 10-K, dated
                  February 28, 1997, which is incorporated herein by reference.
      12     --   Statement regarding computation of ratio of earnings to fixed charges.
      21     --   Reference is made to the Subsidiaries of the Company, filed as an
                  Exhibit to the Company's Form 10-K, dated February 28, 1997, which is incorporated herein by reference.
    23.1     --   Consent of Arthur Andersen LLP.
    23.2     --   Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5).
      24     --   Power of Attorney (included on the signature page hereto).
      25     --   Statement on Form T-1 of Eligibility of Trustee.
    99.1     --   Form of Letter of Transmittal.
    99.2     --   Form of Notice of Guaranteed Delivery.
    99.3     --   Form of Letter to Clients.
    99.4     --   Form of Letter to Nominees.
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